Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, but has not yet become effective.
 Exhibit 99.1
Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Preliminary Information Statement
(Subject to Completion, Dated October 23, 2025)
INFORMATION STATEMENT
S&P Global Mobility Holding Company
Common Stock
(Par Value $0.01 Per Share)
S&P Global Inc. (“S&P Global”) is furnishing this information statement in connection with the separation of its mobility business, S&P Global Mobility, from its remaining businesses and the creation of an independent, publicly traded company. S&P Global Mobility Holding Company (“Mobility”), directly or indirectly through its subsidiaries, will hold certain assets, liabilities and legal entities comprising the S&P Global Mobility business after certain restructuring transactions are completed (the “Restructuring Transactions”).
Mobility is currently a wholly owned subsidiary of S&P Global. To effect the separation, S&P Global will distribute at least 80.1% of the shares of Mobility common stock to the stockholders of S&P Global (the “Distribution” and, together with the Restructuring Transactions, the “Separation”). Immediately after the Separation, S&P Global will own up to 19.9% of the outstanding shares of Mobility common stock.
Each holder of S&P Global common stock will receive      shares of Mobility common stock for every      shares of S&P Global common stock held as of the close of business on            , 2026, the record date for the Distribution.
The Distribution is expected to be completed after the New York Stock Exchange (the “NYSE”) market close on            , 2026. Immediately after S&P Global completes the Distribution, Mobility will be an independent, publicly traded company. We expect that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income in connection with the Distribution, except to the extent of any cash you receive in lieu of fractional shares.
No vote or other action is required by you to receive shares of Mobility common stock in the Separation. You will not be required to pay anything for the new shares or to surrender any of your shares of S&P Global common stock. We are not asking you for a proxy and you should not send us a proxy or your share certificates.
There currently is no trading market for Mobility common stock. We intend to apply to have Mobility’s shares of common stock listed on the NYSE under the ticker symbol “       .” Assuming that the NYSE authorizes Mobility’s common stock for listing, we anticipate that a limited market, commonly known as a “when-issued” trading market, for Mobility’s common stock will commence on            , 2026 and will continue up to and including the Distribution Date (as defined herein). We expect that the “regular-way” trading of Mobility’s common stock will begin on the first trading day following the Distribution Date.
In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 26.
Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is            , 2026.

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A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access the information statement was first made available to S&P Global stockholders on or about       , 2026.

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i

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
NOTE REGARDING THE USE OF CERTAIN TERMS
We use the following terms to refer to the items indicated:
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“We,” “us,” “our,” “Company” and “Mobility,” unless the context otherwise requires, refer to S&P Global Mobility Holding Company, the entity that at the time of the Distribution will hold, directly or indirectly through its subsidiaries, certain assets and liabilities associated with the Spin Business, as defined below. Where appropriate in the context, the foregoing terms also include the subsidiaries of this entity; these terms may be used to describe the Spin Business prior to completion of the Separation.

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The “Spin Business” refers to the business, operations, products, services and activities of the S&P Global Mobility business. See “Business” for more information.

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Except where the context otherwise requires, the term “S&P Global” refers to S&P Global Inc., the entity that owns Mobility prior to the Separation and that after the Separation will be a separately traded public company consisting of its remaining operations.

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The term “Distribution” refers to the transaction in which S&P Global will distribute at least 80.1% of the shares of Mobility common stock owned by S&P Global to stockholders of S&P Global as of the record date.

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The term “Restructuring Transactions” refers to the series of transactions which will result in certain assets, liabilities and legal entities comprising the Spin Business being owned directly, or indirectly through its subsidiaries, by Mobility.

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Except where the context otherwise requires, the term “Separation” refers to the separation of the Spin Business from S&P Global and the creation of an independent, publicly traded company, Mobility, through (1) the Restructuring Transactions and (2) the Distribution.

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The term “Distribution Date” means the date on which the Distribution occurs.

Trademarks and Trade Names
We own and license various trademark registrations, trademark applications and unregistered trademarks. All other trade names, trademarks and service marks of other companies appearing in this information statement are the property of their respective holders. Solely for convenience, the trademarks and trade names in this information statement may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Market and Industry Data
This information statement includes industry and market data that we obtained from industry publications, third-party studies and surveys, as well as internal analysis. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Each publication, study and report speaks as of its original publication date (and not as of the date of this information statement). While we are not aware of any misstatements regarding the industry or market data presented herein, such data and estimates, particularly as they relate to market size, market growth and our general expectations, involve important risks, uncertainties and assumptions and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement. These and other factors could cause results to differ materially from those expressed in the estimates and beliefs made by third parties and by us.
Historical Financial Information
The historical financial information included in this information statement has been prepared on a stand-alone basis for the Spin Business and are derived from the consolidated financial statements and accounting

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records of S&P Global. The historical financial information of Mobility has not been included in this information statement as, from its formation on September 26, 2025 to the date of this information statement, Mobility has had no material assets, liabilities, operations, business transactions or activities other than those taken in contemplation of the Separation and those incidental to the preparation of this information statement and the registration statement on Form 10 to which this information statement is filed as an exhibit.
Non-GAAP Financial Measures
In addition to our results provided throughout this information statement that are in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we use Adjusted operating profit, Adjusted operating profit margin and Free cash flow, which are non-GAAP financial measures, in this information statement. Adjusted operating profit, Adjusted operating profit margin and Free cash flow should not be considered in isolation, or as substitutes for our results as reported under U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Non-GAAP Financial Measures” for a discussion on how we define and calculate Adjusted operating profit, Adjusted operating profit margin and Free cash flow, why we believe these measures are important and reconciliations of the most directly comparable U.S. GAAP measures. Adjusted operating profit, Adjusted operating profit margin and Free cash flow should be read in conjunction with our audited combined financial statements and accompanying notes included elsewhere in this information statement, “Summary — Summary Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Rounding
Numerical information in this report is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We have made statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this information statement that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections, forecasts or assumptions of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the numerous risks discussed under the caption entitled “Risk Factors.”
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by law, neither S&P Global nor we are under any duty to update any of these forward-looking statements after the date of this information statement to conform our prior statements to actual results or revised expectations.

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SUMMARY
This summary highlights information contained elsewhere in this information statement. This summary does not contain all of the information that you should consider. You should read this entire information statement carefully, especially the risks of owning our common stock discussed under “Risk Factors” and our audited combined financial statements, our unaudited pro forma condensed combined financial statements and the respective notes to those statements appearing elsewhere in this information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the Separation.
Our Company
We are a globally recognized pioneer and leader in automotive data, solutions and insights. We provide mission-critical offerings that span the entire vehicle and consumer purchasing lifecycles, enabling our original equipment manufacturer (“OEM”) and dealer customers to anticipate change and make informed decisions in a large, complex and dynamic industry. With more than 100 years of data stewardship and a contributory network of more than 175,000 sources as of September 30, 2025, we believe we have built an unrivaled data estate that powers critical decisions for suppliers, OEMs, dealers, finance & insurance (“F&I”) firms and consumers in a global automotive market valued at approximately $8.0 trillion in 2025 according to management estimates.
We source, cleanse and incorporate thousands of datasets to generate unique, predictive insights at scale that are deeply embedded in client workflows, supporting the top 40 global automakers that cover 96% of global production as of December 31, 2024 according to internal data and more than 40,000 dealer customers across a global footprint spanning North America, Europe, the Middle East and Africa (“EMEA”) and Asia-Pacific (“APAC”) as of September 30, 2025. We believe we are uniquely positioned to assist our customers in navigating the rapidly evolving automotive landscape, which includes more complex vehicles (e.g., electric and software-defined), growing consumer demand for data and personalization, increasing regulatory complexity and tighter production schedules. We offer essential data and analytical tools that enable quick and informed decision-making throughout the vehicle and consumer lifecycle.
We offer critical insights at every stage of the automotive value chain. Our CARFAX segment provides consumers, dealers, service shops and F&I firms with trusted vehicle history, valuations, listings and service reminders. CARFAX uses a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty. Our business-to-business (“B2B”) segment delivers mission-critical data, forecasts and marketing & sales solutions to OEMs, suppliers, dealers and F&I firms. B2B powers product planning, supply-chain and technology decisions, market analytics, pricing and incentives and targeted customer activation.
For the year ended December 31, 2024, our revenue totaled $1.6 billion, with revenue increasing 9% over the prior year period.
Our Marquee Brands
We organize our comprehensive offerings across two core segments, CARFAX and B2B, each providing specialized data, solutions and insights to distinct facets of the automotive ecosystem. We deliver a comprehensive view and tailored outcomes across the entire vehicle lifecycle to meet the specific needs of our clients. We believe our portfolio of trusted brands define their respective categories across the automotive industry. These include:
CARFAX
CARFAX is a premier consumer brand in automotive data and vehicle history, with a strong reputation for trust, scale and innovation. According to a survey of in-market consumers, we have achieved an average of 96% in-market awareness and an average of 85% mascot recognition (Car Fox), making us the most relied-upon brand among third-party automotive providers.

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The fundamental mission of CARFAX is to provide trusted information that helps millions of people shop, buy, service and sell vehicles with more confidence. This mission addresses critical market inefficiencies and information gaps that have historically characterized the automotive marketplace, particularly in the used vehicle segment where information asymmetries can have significant negative impacts on transaction outcomes and customer satisfaction.
To this end, CARFAX has established and continues to expand a superior data estate comprised of more than 37 billion vehicle history records from more than 175,000 sources through symbiotic data partnerships with automotive industry participants including more than 91,000 dealers and service shops, 6,200 police agencies and 36 OEMs as of September 30, 2025.
CARFAX invests in technology, including generative artificial intelligence (“AI”) and machine learning (“ML”), to cleanse, synchronize and harmonize raw data sets to derive must-have insights that are delivered at scale through our branded product portfolio. In addition, through our strategic brand investments and industry partnership efforts, we have developed a more than 51 million Car Care consumer audience as of September 30, 2025, who receive personalized alerts and information regarding the vehicles they own. We also have a high degree of consumer engagement with over 23 million monthly average unique visitors to the CARFAX U.S. website and apps and more than 31 million monthly average CARFAX vehicle history report views for the twelve month period ended September 30, 2025.
Our data and analytics help us answer critical questions that industry participants have and reduce the information asymmetries inherent in the vehicle buying, selling and maintenance process. The breadth, depth and quality of our data built through decades of industry partnerships and technology investments along with our consumer branding efforts directly contribute to the value proposition we deliver to our customers.
As a result, CARFAX solutions are deeply integrated into dealer and consumer workflows, powering more than 91,000 dealers and service shops, including over 40,000 dealer customers as of September 30, 2025. We monetize the value we create primarily through a business-to-business-to-consumer (“B2B2C”) business model, with strong recurring revenues.
CARFAX’s core products include:
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Advantage:   A dealer subscription product that provides CARFAX Vehicle History Reports and related insights (e.g., accident, service/maintenance, ownership, valuations and recalls) that dealers use to acquire the right inventory, price accurately with history-based valuation and build buyer confidence at point of sale.

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Car Listings:   A dealer subscription product that lets dealers post vehicles for sale on CARFAX’s high-traffic website and apps. Every vehicle listing includes a free CARFAX report, history-based value and verified reviews. Dealers use Car Listings to generate qualified leads out of more than 23 million monthly average unique visitors to the CARFAX U.S. website and apps for the twelve month period ended September 30, 2025 and to convert shoppers.

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CARFAX For Life:   A dealer subscription product that drives service retention and loyalty by providing their customers with access to CARFAX Car Care. Consumers receive maintenance reminders and alerts specific to their vehicle identification number (“VIN”). Dealers use CARFAX For Life to bring vehicles back for service, build reputation through verified consumer ratings and reviews and strengthen loyalty over time.

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Banking & Insurance Group (“BIG”):   Our data and analytics products for lenders and insurers that customers integrate into their workflows.

Our network is a virtuous circle, where consumer demand drives dealer adoption and vice versa, enabling us to achieve sustained growth, high retention and strong pricing power. We believe our strategic investments in data leadership, brand, dealer growth and geographic expansion, as well as new products (such as Premium Listings and Sell My Car) will further accelerate our growth and deepen market penetration.
CARFAX has a well established market presence in the U.S. and Canada and a consumer-led growth strategy in Europe, where the brand recently launched in Spain and Italy. CARFAX currently holds an approximately 35% stake in New General Company (“NGC”).

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B2B
Our B2B segment comprises two business lines: Marketing & Sales and Strategy & Planning. B2B is characterized by long-standing relationships, low revenue concentration and a clear roadmap for growth through geographic expansion, the upselling and cross-selling of new modules and deepening penetration with mass-market dealerships and OEMs. Our capabilities are underpinned by advanced predictive analytics, ML and AI, which transform raw information into actionable intelligence for agile planning and competitive differentiation.
Marketing & Sales
Our Marketing & Sales business line provides market analytics and consumer purchasing predictions to enhance new vehicle sales and optimize dealer network performance. We offer comprehensive solutions enabling OEMs and dealers to assess performance, understand market dynamics, evaluate competition, identify opportunities, optimize incentive spending, improve consumer loyalty, manage inventory, and refine pricing strategies.
We maintain deep integration with top global North American automakers, empowering their sales and marketing decisions by identifying target consumers, informing optimal offers, and executing effective outreach campaigns. A key initiative is our Data Studio platform, which enables deep consumer insights, unified analytics, and streamlined data sharing between OEMs and dealers.
Marketing & Sales core products include:
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automotiveMastermind:   A specialized sales and marketing platform for automotive dealers and OEM programs utilizing advanced predictive analytics and proprietary “Behavior Prediction Scores” (“BPS”). The platform integrates comprehensive Customer Relationship Management (“CRM”) and Dealer Management Systems (“DMS”) data to identify in-market buyers, anticipate consumer behavior, personalize outreach, and optimize private offers. It empowers dealers to prioritize prospects, execute omnichannel campaigns, and enhance customer loyalty and conversion rates. The platform includes Enterprise EyeQ (“EEQ”), a private incentive optimization tool enabling OEMs and captive lenders to maximize incremental sales through turn-key marketing and incentive management solutions.

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Polk Auto Marketing Solutions:   Provides industry key performance indicators (“KPIs”) and insights including market share, volume, loyalty, and defection data for automakers and dealers. Our data integrates seamlessly with OEM workflows, matching their territories, dealer networks, and competitive segments. The data is used daily across OEMs from product planners to sales operations. Our audience and measurement solutions provide closed-loop attribution for OEMs, dealers, media platforms, and lenders, enabling marketing campaign effectiveness assessment. Consumer targeting solutions utilize modeled household data to identify in-market consumers with specific vehicle affinities, built on billions of detailed vehicle transaction records collected over decades.

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Market Scan Pricing Solutions:   A leading provider of real-time vehicle pricing and payment solutions delivered through Application Programming Interfaces (“APIs”) and dealer software. As of September 30, 2025, approximately 10,500 dealerships utilized this pricing engine which integrates with major dealer software providers and online shopping marketplaces. Our data asset is also used to develop analytical pricing solutions that aggregate detailed pricing and incentive data, creating powerful optimization tools helping clients understand competitive positioning and model pricing change impacts on market share and profitability.

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Data Studio:   Data Studio is a unified data platform securely connecting OEM and dealer first-party data with our proprietary third-party datasets, delivering AI-ready data services, advanced analytics, and audience activation. It resolves OEM-dealer data misalignment through a clean-room environment, automating data onboarding from mission-critical systems and supporting modular use cases. Solutions include Data as a Service and EEQ, enabling OEMs and dealers to maximize incentive spend efficiency through personalized offers for customer retention and acquisition. Early deployments with large OEMs and dealer groups demonstrated 98% participation, improved marketing effectiveness, and materially better incentive efficiency.

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VIN Solutions:   Our data services are delivered primarily through real-time API integration with customers including government Departments of Motor Vehicles (“DMVs”), aftermarket parts retailers, insurance carriers, and channel partners. These integrations support vehicle verification, record enrichment by decoding VINs with detailed trim and options and pairing with ownership records for verification. Users include insurers, OEMs, dealers, parts providers, tolling agencies, and government entities for risk assessment, policy quoting and binding, parts fitment identification, vehicle registration, and compliant identity workflows.

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Recall:   A strategic offering supporting U.S. automakers and dealers in maximizing safety recall completion rates. This end-to-end solution leverages proprietary datasets and advanced analytics to identify current vehicle owners, execute multi-channel outreach campaigns, and continuously optimize performance. Key differentiators include a daily-updated VIN database with over 13 billion vehicle owner records as of September 30, 2025, vehicle filtering to exclude non-service vehicles, and comprehensive analytics for campaign effectiveness. The Recall Dealer Outreach program targets vehicle owners within dealership territories, providing recall remedy capabilities while improving customer retention and brand loyalty.

Strategy & Planning
Our Strategy & Planning business line delivers mission-critical data, insights and tools that empower strategic planning decisions for the global automotive industry. As an independent provider of comprehensive forecasts, we offer trusted vehicle and supply chain forecasting, sophisticated scenario planning capabilities, robust supply chain risk management solutions and seamlessly embedded workflow tools.
We serve 100% of the top 40 global carmakers (based on production volume), 98% of the top 100 automotive suppliers (based on revenue), and 100% of the top 10 investment banks (based on revenue) as of September 30, 2025, according to internal data. Our data estate covers virtually all global vehicle production with over 75 million rows of actively updated data and more than 2,000 data attributes per vehicle as of September 30, 2025. We believe our solutions are indispensable for high-stakes decisions in product planning, supply chain management, and regulatory compliance, particularly as the industry faces increasing complexity from electrification, software-defined vehicles (“SDVs”), supply chain pressure, and geopolitical volatility.
Strategy & Planning core products include:
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Vehicle & Supply Chain Forecasting:   Provides forward-looking intelligence on global light and medium/heavy vehicle sales and production, extending to component and technology levels. Built by a 195-expert global analyst team and powered by AI-enabled forecasting systems, coverage includes over 145 sales country markets, over 90,000 vehicle variants, approximately 990 production plants across over 50 countries, and over 2,900 supplier plant locations across more than 80 countries as of September 30, 2025. It integrates proprietary datasets including vehicle cycle plans, powertrain and sustainability outlooks, and comprehensive supply chain mapping spanning over 650 technologies and over 4,400 suppliers as of September 30, 2025.

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Global Reporting:   Delivers comprehensive, consistent volume data reporting for new and used vehicles, tracking data across 100 countries as of September 30, 2025, at model/nameplate level and linking actualized sales and registration data into the broader Planning Solutions ecosystem. Through trusted relationships with governments, agencies, and industry bodies, it provides national and sub-national registration data, Vehicles-in-Operation insights, and aftermarket management views, harmonized for reliable cross-country comparisons.

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Forecast Adjustment and Simulation Tool (“FAST”):   A scenario and simulation capability enabling OEMs to model market shocks and test alternative product, price, feature, powertrain, and timing assumptions against our forecasts. Customers use FAST for executive-ready, data-driven scenarios, incentive and product plan optimization, and cross-functional planning alignment.

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Procurement IQ (“PIQ”):   A supplier scouting, benchmarking, risk management, and spend optimization solution built on our supply chain and technology datasets covering 60% of vehicle value. It enables OEM procurement teams to evaluate supplier footprints, competitiveness, quality/cost/

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risk exposure, and tariff/regulatory impacts for identifying sourcing options, assessing dual-sourcing strategies, and quantifying savings opportunities.
We maintain a strategic partnership with Digital Automotive (“DA”), a Germany-based SaaS platform embedding our Planning Solutions data into supplier workflows for strategic planning, pricing, and cost recovery. We currently own approximately 25% of DA with rights of first refusal on the remaining 75%. DA is expected to deepen supplier adoption, drive Planning Solutions suite upsell, and contribute meaningful revenue growth.
Our Industry
We serve a vast and dynamic global automotive industry, which is estimated to be approximately $8.0 trillion annually according to management estimates, including approximately $3.2 trillion in new light vehicle car sales, approximately $2.8 trillion in used light vehicle car sales, approximately $1.3 trillion in light vehicle maintenance and repair, and approximately $0.7 trillion in the medium and heavy commercial vehicle market.
This market is undergoing profound transformations, driving an increasing need for our advanced data and decisioning tools. Key dynamics include a growing consumer demand for comprehensive vehicle information, the accelerating shift towards electrification and SDVs, the emergence of direct-to-consumer retail models and persistent supply chain disruptions.
Our Total Addressable Market (“TAM”) is estimated to be between $75 and $81 billion in 2025 according to an independent third-party consulting firm. The methodology for calculating this TAM involves segmenting the market into three distinct categories:
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Core Market:   This component represents the addressable opportunities for markets we are currently in with our current services and also services that are in progress and expect to launch within 12 months. It is estimated at $13 – 15 billion in 2025 with significant room for growth, driven by factors such as the increasing importance of data and pricing growth. At CARFAX, this includes vehicle history (Advantage, Pay-Per-VIN (“PPV”), Consumer), service loyalty marketing (CARFAX For Life), car listings (used, new, and Premium Listings), and F&I. For Marketing & Sales, this includes OEM & dealer marketing solutions. For Strategy & Planning, this includes vehicle forecasting, powertrain & sustainability, supply chain & technology, international market reporting, aftermarket management, and dealer network development.

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Extended Core Opportunities:   This component represents incremental opportunities that we are actively pursuing as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. This portion of the TAM represents an additional $25 – 27 billion in 2025, with planned growth initiatives like Sell My Car and Digital Advertising for CARFAX and Data Studio for Marketing & Sales. Extended core opportunities include new products and growing current products in international markets. At CARFAX, these opportunities include digital advertisements (enabled by co-op), Sell My Car (full-service cash offers) and international expansion of current products. For Marketing & Sales, these opportunities include international expansion of current products and tierless enterprise data solutions. For Strategy & Planning, these opportunities include Procurement Intelligence and scenario modelling capabilities.

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Adjacencies:   This component represents additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies add a significant $37-39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Marketing & Sales. Adjacencies include future growth opportunities beyond Mobility’s immediate roadmap. For CARFAX, these adjacencies include the aftermarket service marketplace, P&C claims and repair software, shop management software, and finance and insurance marketing. For Marketing & Sales, these adjacencies include dealer management software, customer data platform (“CDP”) / CRM, and AI workflow tools for dealers. For Strategy & Planning, these adjacencies include engineering and cost solutions.

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Key Trends
Several critical trends are shaping the automotive industry and driving demand for our solutions:
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Increasing Vehicle Complexity and Technology:   There is rapid growth in vehicle technology and a rise of new powertrains such as Electric Vehicles (“EVs”) and SDVs, with the number of EV and SDV players forecasted to grow at a 6% CAGR from 2024 through 2030 according to an independent third-party consulting firm. This is generating demand for the kind of sophisticated data our Vehicle & Supply Chain Forecasting solutions provide OEMs and suppliers. Increasing vehicle complexity also drives consumer demand for trusted CARFAX information during the shopping and ownership stages of the vehicle lifecycle.

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Consumer Personalization and Digitization:   Consumers increasingly prefer omnichannel, brand-oriented and personalized purchasing experiences. We believe the data-driven marketing that automotiveMastermind, Polk Auto Solutions and Market Scan provide are critical to gathering granular insights online, in-person and through social commerce to inform tailored offerings. Millions of consumers depend on CARFAX vehicle history information while shopping for used vehicles and personalized, accurate and timely alerts to help them maintain their owned vehicles both online (via the CARFAX website and apps) and in-person at dealerships and aftermarket service shops (via workflow integrations).

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Compression of Production Planning Cycles:   A significant shift towards agile planning processes is reducing lead times from traditional four-to-five-year cycles to two to three years among leading OEMs. This acceleration, partly driven by competitive pressures from new entrants like Chinese OEMs, requires faster, more dynamic decision-making and real-time data across the supply chain. This is specifically affecting supplier sourcing and dual-sourcing decisions, component and technology content planning (e.g., batteries, semiconductors and SDV features), volume and capacity commitments with Tier 1 – N suppliers, plant and tooling readiness, logistics and parts flow routing and cost/risk monitoring tied to tariffs and regulatory changes. FAST lets OEMs and suppliers run rapid, executive-ready scenarios on product, price, feature, powertrain and timing against our forecasts to support agile decision-making. Tier 1 – N suppliers refer to all supplier tiers in the automotive supply chain: Tier 1 supplies parts/modules directly to the OEM; Tier 2 supplies Tier 1; Tier 3 supplies Tier 2; and so on down the chain.

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Supply Chain Disruption and Geopolitics:   Heightened geopolitical tensions and disruptions, including significant tariff policies, increase market complexity. These factors dampen new car demand and necessitate robust supply chain mapping, risk management tools and scenario planning to anticipate and respond to changes, often shifting consumer focus to used vehicles. PIQ and the Supply Chain & Technology suite support supplier scouting, risk/dual-sourcing and tariff scenario planning, while CARFAX’s used-vehicle ecosystem (VHR, Listings, CARFAX For Life) benefits when demand shifts from new to used vehicles.

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Rise of AI:   AI is becoming a crucial priority as OEMs, suppliers, dealers, and consumers increasingly need real-time, predictive insights to make faster, more integrated decisions across planning, marketing, and the used vehicle lifecycle. Mobility is actively embedding AI and ML in its products and operations, using AI to automate data ingest and enrichment, power behavior prediction scores and pricing analytics in Marketing & Sales, and enable scenario simulation and procurement intelligence in Planning Solutions. Internally, S&P Global Mobility is also deploying AI to drive efficiency in engineering, data operations, and go-to-market, supporting both cost savings and product velocity.

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Focus on Forecasting, Planning and Technology:   The automotive industry requires precise, independent forecasts for vehicle sales, production, powertrains, components and technology across the entire vehicle lifecycle. This includes detailed analysis of EV trends and sustainable mobility initiatives, all of which support critical product planning, marketing and sales operations and inform multi-billion-dollar capital allocation decisions. Our Vehicle & Supply Chain Forecasting and Global Reporting products cater to this demand.

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Average Age of Vehicles on the Road Is Increasing:   Consumers are owning their vehicles for longer resulting in more demand for trusted CARFAX information on how to maintain their vehicles and keep them reliably running for as long as possible.

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Our Competitive Strengths
We have several compelling competitive strengths that position us as a leader in the automotive data and technology industry.
Trusted Provider of Automotive Intelligence with More than 100 Years of History & Recognized Brands
We are a pioneering, global provider of automotive data and technology backed by more than a century of heritage, dating back to Polk’s origins in 1870. Our portfolio comprises category-defining brands that the industry relies on every day: CARFAX (the most recognized consumer brand in the category with an average of 96% in‑market awareness and an average of 50% unaided awareness according to a survey of in-market consumers), automotiveMastermind (a highly respected dealer brand), Polk Automotive Solutions (demonstrating more than 100 years of trusted data stewardship) and Market Scan (the reference for real-time payments and incentive data). Together, these trusted brands anchor our role as an independent, authoritative source for mission-critical automotive intelligence across the vehicle and consumer lifecycles.
Differentiated Data Sets (Scale and Timeframe)
We hold a differentiated data estate, distinguished by both its vast scale and extensive historical depth. This includes more than 37 billion vehicle history records, approximately 13 billion transaction records and approximately 824 million unique VINs tracked as of September 30, 2025. Our data includes more than 2,000 data attributes per vehicle and comprises more than 75 million rows of actively updated information as of September 30, 2025. With more than 100 years of data stewardship, including our proprietary Polk, CARFAX and Market Scan datasets, and more than 30 years of ownership data, we believe we offer a comprehensive and hard-to-replicate foundation. Our vast contributing network of more than 175,000 sources, including dealers, service shops, police agencies and governments as of September 30, 2025, ensures our access, often on an exclusive basis, to critical purchase, incident and service data. This extensive and deep data is continuously curated and enhanced by AI, enabling us to provide highly accurate and VIN-level predictive analytics and insights.
Wide Network of Relationships and Large Customer Base
We believe our leading position in the sector is reinforced by decades-long, reciprocal relationships with an extensive and loyal customer base and a uniquely scaled customer footprint. CARFAX had more than 40,000 dealer customers and more than 51 million CARFAX Car Care consumer audience members as of September 30, 2025. Within B2B, our Marketing & Sales business line had 100% penetration for the top 30 OEMs operating in North America, and our Strategy & Planning business line served 100% of the top 40 automotive suppliers, 100% of the top 40 global carmakers and 100% of the top 10 investment banks as of September 30, 2025, based on internal data. These deep, durable relationships create continuous feedback loops that strengthen data quality, embed solutions in customer workflows and sustain industry-leading retention across OEMs, suppliers, dealers and adjacent stakeholders.
Deep Expertise in Market, Vehicle and Consumer Information, Forecasts and Analysis Tools
We maintain profound expertise across the automotive ecosystem, supported by our substantial workforce comprised of over 3,400 full-time equivalent employees (“FTEs”) globally as of September 30, 2025. We offer advanced forecasting, planning and analysis tools that cover every brand, model and vehicle lifecycle stage. Our solutions include comprehensive, globally consistent market data across 100 countries, covering more than 990 vehicle production plants, more than 90,000 vehicle variants and more than 400 sales brands as of September 30, 2025, and approximately 99% of global vehicle production as of December 31, 2024. This extensive network and deep analytical capabilities enable us to provide precise insights and support strategic decision-making.
Demonstrated Resilience Through Business Cycles
We have a proven track record of robust margins and consistent growth, showcasing our resilience across economic fluctuations. We operate a resilient business model with limited cyclicality, attributed to our balanced portfolio spanning both new and used car markets. This strategic mix acts as a natural hedge

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
against macroeconomic shifts, as evidenced by our strong performance during periods of higher used car volumes, such as 2023 and 2024. From 2023 to 2024, our total revenue grew 9% and we maintained strong margins, underscoring our capacity for sustained profitability and stability.
Scaled, Recurring, High-Margin Growth with Robust Cash Flow
We have demonstrated durable growth, healthy profitability and strong free cash flows underpinned by a subscription revenue model, sticky customer relationships and strong operating margins. In 2024, we generated approximately $1.6 billion of revenue, converting that into strong free cash flow. We operate primarily via a recurring revenue model across all segments. Revenue retention is consistently high, reflecting the mission-critical nature of our data and the breadth of our embedded workflows.
Our Growth Strategies
Our strategy is crafted to drive significant near and long-term growth, harnessing the power of advanced technology and data science to deliver unparalleled insights. We are committed to expanding our influence and capabilities across both the automotive ecosystem and geographies.
Enhancement of Existing Products through Technology
We are continuously enhancing our capabilities in predictive analytics, ML and AI across both our segments, which continue to magnify our competitive advantage to drive revenue and customer retention. This technology allows us to enhance and enrich our existing data to glean more valuable insights. Specifically, we apply ML to decode and standardize complex inputs (e.g., VIN specifications, accident and service narratives), use image-to-text and AI to ingest unstructured content (PDFs, images) and deploy AI agents to automate processing and delivery workflows. Together, these strategies improve our coverage, speed and quality.
CARFAX
Our technology investments over the past several years have increased the share of usable records and make content-rich, structured datasets easier to consume by automatically summarizing and harmonizing them for users. As CARFAX acquires more data, AI compresses long-form vehicle history content into concise, consumer-ready summaries (e.g., turning multi-page vehicle history records into 30- to 40-second highlights) and powers new formats like the “Talking Car Fox” (an AI-generated Car Fox summarizing vehicle history insights), alongside history-based reliability and cost-of-ownership predictions. These technological enhancements boost shopper confidence while increasing owner engagement and dealer return on investment, helping to enhance retention and product adoption.
B2B
Within the B2B reportable segment, as discussed below, we have enhanced our capabilities in our business lines:
•
Marketing & Sales:   At automotiveMastermind, we are introducing AI-driven consumer interactions and seller enablement, including on-brand, compliant marketing content generation (e.g., emails and outbound communications) and core talk tracks that guide business development centers and sales reps in dealer workflows, to reduce manual effort and improve personalization at scale. The Data Studio platform delivers AI-ready data services, robust analytics and advanced audience activation capabilities, ultimately optimizing marketing spend for our clients and enabling truly personalized consumer experiences. Using ML and AI and our expanding data set, we are continuously evolving and improving our consumer models, such as the BPS, for identifying which consumers are likely in market, for what product at what price which is a core capability and differentiator that underpins our Marketing & Sales products. Leveraging AI, we are introducing natural language query features in our largest data repositories so users can navigate and extract insights from the data more efficiently. We believe these initiatives help drive retention and product adoption by improving the quality of our products and improving the customer experience.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
Strategy & Planning:   For our Strategy & Planning business line, technology serves as the core driver of innovation. We are making ongoing improvements in predictive analytics, ML and AI to continually advance our offerings. New capabilities such as PIQ, scenario capabilities (FAST) and DA are transforming raw information into intelligent, predictive insights, empowering OEMs and suppliers to make agile, data-driven decisions on product planning, supply chain optimization and critical technology investments. Our long-term strategy is to enable comprehensive decision-making within an interactive data ecosystem, utilizing sophisticated AI-enabled systems for dynamic forecasts and simulations.

Expanding Our Data Network
We intend to continue leveraging technology and data for unique insights, forecasts and advisory services across the automotive value chain. The foundation of our strategy is built upon our ability to capitalize on our vast data estate, advanced technological infrastructure and deep data science capabilities. This powerful combination enables us to deliver critical insights, precise forecasts and invaluable advisory services across the entire automotive value chain.
CARFAX
We continue to grow our contributory data partnerships across more than 175,000 sources, including 36 OEM Certified Pre-Owned (“CPO”) programs, more than 6,200 police agencies and more than 91,000 dealers and service shops as of September 30, 2025. As a result of this growing network of data partnerships, we have added an average of approximately 6 million records daily for the twelve month period ended September 30, 2025, to a vehicle history corpus exceeding 37 billion records as of September 30, 2025. We also continue to expand dealer workflow partnerships and international data access to broaden coverage.
B2B
Within the B2B reportable segment, as discussed below, we have expanded our data network in our business lines:
•
Marketing & Sales:   We are committed to strengthening our leadership in data by consistently enriching our core consumer and registration database with complementary data sets. This includes incorporating new assets such as consumer credit, OEM, dealer and lending transactions, vehicle inventory, pricing and incentive information and demographic data to unlock deeper insights. Additionally, we are enhancing our direct integrations with major digital platforms to broaden both audience targeting and measurement capabilities.

•
Strategy & Planning:   We extend proprietary global coverage, spanning more than 145 sales country markets, more than 990 vehicle production plants, and more than 2,900 supplier locations as of September 30, 2025, and approximately 99% of global vehicle production as of December 31, 2024. We are continuously enriching component/supply chain and powertrain datasets through reciprocal relationships with OEMs, suppliers and financial institutions. We are also adding new technology domains (e.g., batteries, semiconductors, SDV/AV) and expanding geographic penetration.

Introduction of New Products
Our growth has been driven by a consistent cadence of launched products and features that have scaled in-market and expanded wallet share across OEMs, dealers, suppliers and insurers. As these offerings roll out, we typically see higher net retention from deeper multi-product adoption and greater usage and engagement as new capabilities become embedded in customer workflows.
On the CARFAX side, both Car Listings and CARFAX For Life saw rapid adoption and continued retention, now embedded in customer workflow. Car Listings (launched in 2014) has grown dealer adoption by delivering high-ROI leads, and CARFAX For Life (launched in 2019) has translated the industry’s richest service data into service loyalty and reputation-building for dealers, underpinned by a fast-growing Car Care consumer audience. Revenue to the BIG has also accelerated in the past three years with insurers integrating our data in their workflows and adoption of new insights products specific to the BIG industry as rate shopping rebounded.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
In B2B, automotiveMastermind has matured into a scaled dealer sales platform with steady price discipline. New OEM modules like EEQ (private offer optimization launched in 2021) deliver measurable sales lift and multi-brand rollouts for customers. Market Scan’s real-time pricing and payments engine is embedded across dealer tech and now powers pricing and payments for online automotive marketplaces, while Market Reporting and Polk Auto Solutions continue to be the gold standard for market analytics, audiences and closed-loop measurement. In Planning Solutions, the expanded Supply Chain & Technology forecast suite (e.g., batteries, semiconductors, connected car) is already driving larger OEM subscriptions and new wins with technology players and the core vehicle forecasting and global reporting franchises remain the industry’s point of reference, supporting steady, recurring growth. Together, these launched offerings show a track record of innovation that is already in customers’ workflows and contributing to sustained revenue expansion.
Our core market TAM is valued at $13-15 billion in 2025. We intend to continue to pursue incremental opportunities as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. We believe this portion of the TAM represents an additional $25-27 billion in 2025. For instance, our CARFAX brand will continue strengthening our position in the used car market, by building interactive, one-to-one relationships and providing consumers with personalized, predictive insights throughout the entire vehicle lifecycle. This includes the strategic launch of innovative new products such as Sell My Car, specifically designed to cater to the evolving needs of the used car market. Concurrently, we are introducing powerful solutions to B2B like PIQ (a supplier scouting, benchmarking, risk and spend optimization tool) and FAST (a scenario capabilities tool enabling market simulation and modeling), seeking to ensure our offerings remain comprehensive and cutting-edge.
We further believe that we have additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies add a significant $37-39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Marketing & Sales.
Brand Investment
We plan to use targeted brand investment as a growth accelerator, with a focus on CARFAX. We are investing in consumer brand advertising at CARFAX to raise unaided awareness, drive more direct traffic and high-quality leads to Car Listings and expand the Car Care consumer audience. This spend is designed to fuel faster dealer acquisition and higher retention via the Lifetime Dealer program (which also taps OEM co-op funds), support sustained price realization on Advantage and other subscriptions and enable successful upsell of new products (e.g., Premium Listings and Sell My Car). In B2B, brand and product marketing will remain more modest and focus on reinforcing platform adoption (e.g., Data Studio, EEQ) alongside a primarily product- and sales-led motion. We believe our brand investment is positioned to amplify proven product-market fit, increase dealer penetration, strengthen net revenue retention and accelerate our growth outlook.
Geographic Expansion
We are committed to significant geographic expansion as a critical component of our growth trajectory. This includes plans to substantially increase dealer adoption of CARFAX For Life and in the future, launch Car Listings internationally. We believe CARFAX Europe is poised to expand its presence by entering new, high-potential markets such as Germany and France, building upon the successful consumer-led strategies already implemented and proven effective in Spain and Italy.
Inorganic Growth Opportunities
Beyond organic growth, we believe we are well-positioned to capitalize on inorganic growth opportunities across what is a highly fragmented industry. We have a track record of effective M&A, including our successful acquisitions and subsequent integrations of automotiveMastermind and Market Scan. This capability allows us to diversify our player base and strategically expand into adjacent markets, including but not limited to automotive software, service lane solutions and the parts and aftermarket segments.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Our Customers
We are proud to serve a highly diversified and global customer base, which includes:
•
Dealer groups and dealers:   We serve more than 40,000 dealer customers as of September 30, 2025, with deep penetration in both franchise and independent segments, who leverage our solutions for sales platforms, market analytics and consumer engagement.

•
Consumers:   We reach more than 51 million CARFAX Car Care consumer audience members as of September 30, 2025, providing essential vehicle history, valuation and ownership information.

•
Virtually all major global automakers (OEMs):   We serve 100% of the top 40 global carmakers and the top 30 OEMs in North America as of September 30, 2025, for whom Mobility powers critical design, build, strategy and sales and marketing decisions.

•
Top-tier automotive suppliers:   Our solutions are utilized by 98% of the top 100 suppliers and we have 100% usage among the top 40 suppliers as of September 30, 2025, who rely on us for supply chain planning, technology insights and market intelligence.

•
Financial institutions and insurance companies:   A significant portion of the F&I sector relies on our solutions, with 17 of the top 20 banks and insurers using our data for workflow processes as of September 30, 2025.

•
Aftermarket participants:   Our reach extends to more than 91,000 dealers and service shops as of September 30, 2025, as well as numerous parts retailers and service centers, supporting the broader automotive ecosystem.

Our solutions are deeply embedded in our customers’ workflows, providing crucial support for their high-stakes decisions in product planning, supply chain management, marketing, sales and service. Our strong retention rates, our robust recurring revenue model and our demonstrated ability to cross-sell new products underscore the immense value and “stickiness” of our offerings. As the industry continues to evolve, we are actively expanding our reach through strategic new product launches, aggressive international growth and deeper integration with our customers’ enterprise systems. We believe this strategic positioning firmly establishes us as a critical partner across the entire automotive value chain.
The Separation
On April 29, 2025, S&P Global announced a plan to distribute to S&P Global’s stockholders shares of common stock of a newly formed company, Mobility, that would hold the Spin Business. Mobility is currently a wholly owned subsidiary of S&P Global and, at the time of the Distribution will hold, directly or indirectly through its subsidiaries, certain assets and liabilities associated with the Spin Business.
The Separation will be achieved through the transfer of certain assets and liabilities of the Spin Business to Mobility or its subsidiaries in the Restructuring Transactions and the distribution of at least 80.1% of the outstanding capital stock of Mobility pro rata to holders of S&P Global common stock as of the close of business on         , 2026, the record date for the Distribution. At the effective time of the Distribution, S&P Global stockholders will receive         shares of Mobility common stock for every        shares of S&P Global common stock held on the record date. The Separation is expected to be completed on         , 2026. Immediately following the Separation, S&P Global stockholders as of the record date for the Distribution will own at least 80.1% of the outstanding shares of Mobility common stock and S&P Global will own up to 19.9% of the outstanding shares of Mobility common stock.
As part of the Separation, we will enter into a Separation and Distribution Agreement and several other ancillary agreements with S&P Global to effect the Separation and provide a framework for our relationship with S&P Global after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations of S&P Global and its subsidiaries, and will govern the relationship between Mobility and S&P Global after the Separation. Mobility and S&P Global will also enter into a Transition Services Agreement (“TSA”), which will set forth the terms under which S&P Global will provide to Mobility certain services or functions on a transitional basis that the companies historically have shared, and one or more commercial agreements, including arrangements relating to the cross-licensing of certain proprietary data or other materials. For additional information, see “The Separation — Agreements with S&P Global.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
The S&P Global Board of Directors believes that separating the Spin Business from S&P Global’s other businesses is in the best interests of S&P Global and its stockholders and has concluded that the Separation will provide S&P Global and Mobility with a number of potential opportunities and benefits, including the following:
•
Strategic and Management Focus.   Permit the management team of each company to focus on its own strategic priorities with financial targets that best fit its own business and opportunities. Enable each company’s management team to better position its businesses to capitalize on developing macroeconomic trends, increase managerial focus to pursue its individual strategies and leverage its key strengths to drive performance. The management of each resulting company will be able to better concentrate on its core competencies and growth opportunities and will have increased flexibility and speed to design and implement strategies based on the characteristics of its business.

•
Resource Allocation and Capital Deployment.   Allow each company to allocate resources, incentivize employees and deploy capital to capture the significant long-term opportunities in their respective markets. The Separation will enable each company’s management team to implement a capital structure, dividend policy and growth strategy tailored to each unique business. Both businesses are expected to have direct access to the debt and equity capital markets to fund their respective growth strategies.

•
Investor Choice.   Provide investors, both current and prospective, with the ability to value the two companies based on their distinct business characteristics and make more targeted investment decisions based on those characteristics. Separating the two businesses will provide investors with a more targeted investment opportunity so that investors interested in our business will have the opportunity to acquire stock of Mobility.

•
Employee Incentives and Retention.   Enable each company to better incentivize, attract and retain key employees through the use of equity compensation. Separating the two businesses will allow each company to design stock option and similar programs that better incentivize management to enhance business performance because the stock price performance of each company will be based on the performance of its own business.

While a number of potential costs and risks were considered, including, among others, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, the risk of volatility in our stock price immediately following the Distribution due to sales by S&P Global’s stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, potential disruptions to each business, the loss of synergies and scale and joint purchasing power, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential costs and risks in connection therewith and provided the best opportunity to achieve the above benefits and enhance stockholder value.
S&P Global’s determination to transfer less than all of Mobility’s common stock to its stockholders in the Separation is motivated by its desire to establish, in an efficient and non-taxable, cost-effective manner, an appropriate capital structure for both Mobility and S&P Global. S&P Global currently intends to dispose of all of the Mobility common stock that it retains after the Separation, based on market and general economic conditions, including (i) through one or more subsequent exchanges of S&P Global common stock for S&P Global debt, (ii) through distributions to S&P Global stockholders either pro rata as dividends or in exchange for outstanding shares of S&P Global common stock, or (iii) in one or more public or private sale transactions.
The Distribution as described in this information statement is subject to the satisfaction or waiver of certain conditions. For more information, see “Risk Factors — Risks Relating to the Separation” and “The Separation — Conditions to the Distribution” included elsewhere in this information statement.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Corporate Information
S&P Global Mobility Holding Company was incorporated in Delaware on September 26, 2025. Mobility does not currently have any operations, has no assets and is not expected to conduct any operations until the completion of the Restructuring Transactions on or prior to the Distribution Date, pursuant to which certain assets related to the Spin Business will be contributed to and certain liabilities related to the Spin Business will be assumed by Mobility in accordance with the Separation and Distribution Agreement and other agreements entered into in connection with the Separation. Our principal executive offices are located at        and our telephone number is      . Our Internet site will be       . Our website and the information contained therein or connected thereto is not incorporated into this information statement or the registration statement of which it forms a part.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
QUESTIONS AND ANSWERS ABOUT THE SEPARATION
Please see “The Separation” for a more detailed description of the matters summarized below.
Q:
Why am I receiving this document?

A:
You are receiving this document because you are a holder of shares of S&P Global common stock on the record date for the Distribution and, as such, will be entitled to receive shares of Mobility common stock upon completion of the transactions described in this information statement. We are sending you this document to inform you about the Separation and to provide you with information about Mobility and its business and operations upon completion of the Separation.

Q:
What do I have to do to participate in the Separation?

A:
Nothing. You will not be required to pay any cash or deliver any other consideration in order to receive the shares of Mobility common stock that you will be entitled to receive upon completion of the Separation. In addition, no stockholder approval will be required for the Separation and therefore you are not being asked to provide a proxy with respect to any of your shares of S&P Global common stock in connection with the Separation and you should not send us a proxy. The Distribution will not affect the number of outstanding shares of S&P Global common stock or any rights of S&P Global stockholders.

Q:
Why is S&P Global separating the Spin Business from its other businesses?

A:
The S&P Global Board of Directors believes separating our business from S&P Global’s other businesses will provide both companies with a number of potential opportunities and benefits, such as enabling (1) the management team of each company to focus on its own strategic priorities with financial targets that best fit its own business and opportunities; (2) each company to allocate resources and deploy capital in a manner consistent with its own priorities; (3) investors, both current and prospective, to value the two companies based on their distinct business characteristics and make more targeted investment decisions based on those characteristics; and (4) each company to better incentivize, attract and retain key employees through the use of equity compensation.

Q:
What is Mobility?

A:
Mobility is a newly formed Delaware corporation that will hold the Spin Business, directly or indirectly through its subsidiaries, and be publicly traded following the Separation.

Q:
How will S&P Global accomplish the Separation of Mobility?

A:
The Separation involves the Restructuring Transactions (i.e., the transfer of certain assets and liabilities related to the Spin Business to Mobility or its subsidiaries) and the Distribution (i.e., S&P Global’s distribution to its stockholders of at least 80.1% of the shares of Mobility’s common stock). Following these Restructuring Transactions and Distribution, Mobility will be a publicly traded company independent from S&P Global, and S&P Global will retain up to a 19.9% ownership interest in Mobility.

Q:
What will I receive in the Distribution?

A:
At the effective time of the Distribution, you will be entitled to receive        shares of Mobility common stock for every        shares of S&P Global common stock held by you on the record date.

Q:
How does my ownership in S&P Global change as a result of the Separation?

A:
Your ownership of S&P Global stock will not be affected by the Separation.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Q:
What is the record date for the Distribution?

A:
The record date for the Distribution is        , 2026, and ownership will be determined as of the close of business on that date. When we refer to the record date in this information statement, we are referring to that time and date.

Q:
When will the Distribution occur?

A:
The Distribution is expected to occur on       , 2026.

Q:
As a holder of shares of S&P Global common stock as of the record date for the Distribution, how will shares of Mobility be distributed to me?

A:
At the effective time, we will instruct our transfer agent and distribution agent to make book-entry credits for the shares of Mobility common stock that you are entitled to receive. Since shares of Mobility common stock will be in uncertificated book-entry form, you will receive share ownership statements (and will not receive any physical share certificates).

Q:
What if I hold my shares through a broker, bank or other nominee?

A:
S&P Global stockholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with Mobility common stock. For additional information, those stockholders should contact their broker or bank directly.

Q:
Why is no S&P Global stockholder vote required to approve the Separation and its material terms?

A:
S&P Global is incorporated in New York. New York law does not require a stockholder vote to approve the Separation because the Separation does not constitute a sale, lease or exchange of all or substantially all of the assets of S&P Global.

Q:
How will fractional shares be treated in the Distribution?

A:
You will not receive fractional shares of Mobility common stock in the Distribution. The distribution agent will aggregate and sell on the open market the fractional shares of Mobility common stock that would otherwise be issued in the Distribution, and if you would otherwise be entitled to receive a fractional share of Mobility common stock in connection with the Distribution, you will instead receive the net cash proceeds of the sale attributable to such fractional share.

Q:
What are the U.S. federal income tax consequences to me of the Distribution?

A:
A condition to the Distribution is S&P Global’s receipt of an opinion of Davis Polk & Wardwell LLP (“Special Tax Counsel”), to the effect that for U.S. federal income tax purposes, the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a distribution to which Section 355 of the Code applies, in each case which is generally tax-free to S&P Global and its shareholders. On the basis that the Distribution so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income, in connection with the Distribution, except with respect to any cash received in lieu of fractional shares of Mobility common stock. You should review the section entitled “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

Q:
How will I determine the tax basis I will have in my S&P Global shares after the Distribution and Mobility shares I receive in the Distribution?

A:
Generally, for U.S. federal income tax purposes, your aggregate basis in your shares of S&P Global common stock and the shares of Mobility common stock you receive in the Distribution (including any

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
fractional shares for which cash is received) will equal the aggregate basis of the shares of S&P Global common stock held by you immediately before the Distribution. This aggregate basis will be allocated between your shares of S&P Global common stock and the shares of Mobility common stock you receive in the Distribution (including any fractional shares for which cash is received) in proportion to the relative fair market value of each immediately following the Distribution. See “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution.”
Q:
How will S&P Global’s common stock and Mobility’s common stock trade after the Separation?

A:
There is currently no public market for Mobility common stock. We expect to have Mobility’s shares of common stock listed on the NYSE under the ticker symbol “       .” S&P Global common stock will continue to trade on the NYSE under the ticker symbol “SPGI.”

Q:
If I sell my shares of S&P Global common stock before or on the Distribution Date, will I still be entitled to receive Mobility shares in the Distribution with respect to the sold shares?

A:
Beginning on or shortly before the record date and continuing up to and including the Distribution Date, we expect there will be two markets in S&P Global common stock: a “regular-way” market and an “ex-distribution” market. Shares of S&P Global common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of our common stock to be distributed in the Distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to receive shares of our common stock to be distributed in the Distribution, so that holders who initially sell S&P Global shares ex-distribution will still be entitled to receive shares of Mobility common stock even though they have sold their shares of S&P Global common stock before the Distribution, because the S&P Global shares were sold after the record date. Therefore, if you owned shares of S&P Global common stock as of the close of business on the record date and sell those shares on the “regular-way” market on any date up to and including the Distribution Date, you will also be selling the right to receive the shares of our common stock that would have been distributed to you in the Distribution. If you own shares of S&P Global common stock as of the close of business on the record date and sell these shares in the “ex-distribution” market on any date up to and including the Distribution Date, you will still receive the shares of our common stock that you would be entitled to receive in respect of your ownership of the shares of S&P Global common stock that you sold. You are encouraged to consult with your financial advisor regarding the specific implications of selling your S&P Global common stock prior to or on the Distribution Date.

Q:
Will I receive a stock certificate for Mobility shares distributed as a result of the Distribution?

A:
No. Registered holders of S&P Global common stock who are entitled to participate in the Distribution will receive a book-entry account statement reflecting their ownership of Mobility common stock. For additional information, registered stockholders in the United States, Canada or Puerto Rico should contact S&P Global’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), in writing at C/O: Computershare Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011, Toll Free at 1-888- 201-5538 or through its website at www.computershare.com. Stockholders from outside the United States, Canada and Puerto Rico may call 1-201-680-6578. See “The Separation — When and How You Will Receive the Distribution of Mobility Shares.”

Q:
Can S&P Global decide to cancel the Distribution of the Mobility common stock even if all the conditions have been met?

A:
Yes. The S&P Global Board of Directors has the right to terminate, or modify the terms of, the Separation at any time prior to the Distribution, even if all of the conditions to the Distribution are satisfied.

Q:
Do I have appraisal rights?

A:
No, S&P Global stockholders do not have any appraisal rights in connection with the Separation.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Q:
Will Mobility incur any debt in connection with the Separation?

A:
Yes. We intend to enter into new financing arrangements in anticipation of the Separation. We expect to incur up to $      of new debt. See “The Separation — Incurrence of Debt.”

Following the Separation, our debt obligations could restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, the Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to the businesses collectively. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors — Risks Relating to the Separation.”
Q:
Does Mobility intend to pay cash dividends?

A:
We intend to pay a quarterly dividend, in cash, at a quarterly rate initially equal to $      per share of our common stock. The declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board of Directors deems relevant. See “Dividend Policy.”

Q:
Will the Separation affect the trading price of my S&P Global stock?

A:
Yes. The trading price of shares of S&P Global common stock immediately following the Distribution is expected to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of the Spin Business. We cannot provide you with any assurance regarding the price at which the S&P Global shares will trade following the Separation.

Q:
What will happen to outstanding S&P Global equity compensation awards?

A:
In connection with the Separation, outstanding S&P Global equity awards will generally be equitably adjusted in a manner that is intended to preserve the aggregate intrinsic value of such awards as of immediately before and after the Distribution.

Specifically, we intend that, in connection with the Separation, (i) outstanding S&P Global equity awards held by individuals who will continue to be employed by or provide services to S&P Global as well as former S&P Global employees (including those who primarily provided services to the Spin Business) will be equitably adjusted to reflect the difference in the value of S&P Global common stock before and after the Distribution in a manner that is intended to preserve the overall intrinsic value of the awards by taking into account the relative value of S&P Global common stock before and after the Distribution, and (ii) outstanding S&P Global equity awards held by individuals who are then-currently employed by or otherwise providing services to us, or whose employment or engagement will be transferred to us in connection with and prior to the Separation, will be converted into equity awards that will be settled in shares of our common stock in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards by taking into account the relative value of S&P Global common stock before the Distribution and the value of our common stock after the Distribution.
For additional details, see “Treatment of Outstanding Equity Compensation Awards.”
Q:
What will the relationship between S&P Global and Mobility be following the Separation?

A:
After the Separation, S&P Global will own up to 19.9% shares of Mobility common stock, and each of S&P Global and Mobility will be independent, publicly traded companies with their own management teams and boards of directors. However, in connection with the Separation, we will enter into a number of agreements with S&P Global that, among other things, govern the Separation and certain transitional services and other commercial arrangements and allocate responsibilities for obligations arising before and after the Separation, including, among others, obligations relating to transition services, employee matters, tax matters, intellectual property matters and certain commercial arrangements. See “The Separation — Agreements with S&P Global.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Q:
How will S&P Global vote any shares of Mobility common stock it retains?

A:
S&P Global is expected to agree to vote any shares of our common stock that it retains in proportion to the votes cast by our other stockholders and is expected to grant us a proxy with respect to such retained shares. As a result, S&P Global will not be able to exert any control over us through the shares of our common stock it retains. For additional information on these voting arrangements, see “The Separation — Agreements with S&P Global — Stockholder and Registration Rights Agreement.”

Q:
What does S&P Global intend to do with any shares of Mobility common stock it retains?

A:
S&P Global currently intends to dispose of all of our common stock that it retains after the Separation, based on market and general economic conditions, including (i) through one or more subsequent exchanges of our common stock for S&P Global debt, (ii) through distributions to S&P Global stockholders either pro rata as dividends or in exchange for outstanding shares of S&P Global common stock, or (iii) in one or more public or private sale transactions (including potentially through secondary transactions).

Q:
Who is the transfer agent for Mobility common stock?

A:
Computershare will be the transfer agent for Mobility common stock. Computershare’s mailing address is Computershare Trust Company, N.A., P.O. Box 43011, Providence, RI 02940-3011 and Computershare’s phone number for stockholders in the United States, Canada or Puerto Rico is Toll Free at 1-888- 201-5538 and for stockholders from outside the United States, Canada and Puerto Rico is 1-201-680-6578.

Q:
Who is the distribution agent for the Distribution?

A:
Computershare.         .

Q:
Who can I contact for more information?

A:
If you have questions relating to the mechanics of the Distribution, you should contact the distribution agent at         .

Computershare Trust Company, N.A.
P.O. Box 43011
Providence, RI 02940-3011
Toll-Free: 1-888- 201-5538
International: 1-201-680-6578
Before the Separation, if you have questions relating to the transactions described herein, you should contact S&P Global at:
Investor Relations
S&P Global Inc.
55 Water Street
New York, New York 10041
1-212-438-1000
After the Separation, if you have questions relating to the transactions described herein, you should contact Mobility at:

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
SUMMARY OF THE SEPARATION
The following is a summary of the material terms of the Separation, including the Restructuring Transactions, the Distribution and certain other related transactions.
Distributing Company	S&P Global Inc., a New York corporation. After the Distribution, S&P Global will own up to 19.9% of the outstanding shares of Mobility common stock.
Distributed Company	Mobility, a Delaware corporation, is a wholly owned subsidiary of S&P Global and, at the time of the Distribution, will hold, directly or indirectly through its subsidiaries, certain assets and liabilities of the Spin Business. After the Distribution, Mobility will be an independent, publicly traded company.
Distributed Company Structure	Mobility is a holding company. At the time of the Distribution, it will own the shares of a number of subsidiaries operating the Spin Business.
Record Date	The record date for the Distribution is on the close of business on , 2026
Distribution Date	The Distribution Date is , 2026.
Distributed Securities	S&P Global will distribute at least 80.1% of the shares of Mobility common stock outstanding immediately prior to the Distribution. Based on the approximately shares of S&P Global common stock outstanding on , 2026, and applying the distribution ratio of shares of Mobility common stock for every shares of S&P Global common stock, S&P Global will distribute approximately shares of Mobility common stock to S&P Global stockholders who hold S&P Global common stock as of the record date.
Distribution Ratio	Each holder of S&P Global common stock will receive shares of Mobility common stock for every shares of S&P Global common stock held as of the close of business on , 2026.
Fractional Shares	S&P Global will not distribute any fractional shares of Mobility common stock to S&P Global stockholders. Instead, as soon as practicable on or after the Distribution Date, the distribution agent will aggregate fractional shares of Mobility common stock into whole shares, sell the whole shares (or cause the whole shares to be sold) in the open market at prevailing prices and distribute the net cash proceeds, after deducting any applicable taxes, brokerage charges and commissions, on a pro rata basis to each holder who would otherwise have been entitled to receive a fractional share in the Distribution. The distribution agent will determine when, how, through which broker-dealers and at what prices to sell the aggregated fractional shares. Recipients of cash in lieu of fractional shares of Mobility common stock will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
for U.S. federal income tax purposes as described in “The Separation-Material U.S. Federal Income Tax Consequences of the Distribution.”
Distribution Method	Mobility common stock will be issued only by direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to stockholders, as is the case in this Distribution.
Conditions to the Distribution
The Distribution is subject to the satisfaction or waiver by S&P Global of the following conditions, as well as other conditions described in this information statement in “The Separation — Conditions to the Distribution”:
•
The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect, and no proceedings for such purpose will be pending before or threatened by the SEC, and this information statement, or a notice of Internet availability thereof, will have been made available to the holders of S&P Global common stock as of the record date for the Distribution;

•
Our common stock to be delivered in the Distribution will have been approved for listing on the NYSE, subject to official notice of issuance;

•
S&P Global will have received the opinion of Special Tax Counsel to the effect that, for U.S. federal income tax purposes, the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, in each case which is generally tax-free to S&P Global and its shareholders;

•
Any material approvals and consents of government authorities and any material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and to permit the operations of our business after the Distribution Date substantially as conducted as of the date of the Separation and Distribution Agreement shall have been obtained; and

•
No event or development will have occurred or exist that, in the judgment of the S&P Global Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the Separation or other transactions contemplated by the Separation and Distribution Agreement or by any of the ancillary agreements contemplated by the Separation and Distribution Agreement.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
The fulfillment of the conditions to the Distribution will not create any obligations on S&P Global’s part to effect the Separation, and the S&P Global Board of Directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution Date.
Stock Exchange Listing	We intend to have our shares of common stock authorized for listing on the NYSE under the ticker symbol “ ,” subject to official notice of issuance.
Dividend Policy	We intend to pay a quarterly dividend, in cash, at a quarterly rate initially equal to $ per share of our common stock. The declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board of Directors deems relevant. For more information, see “Dividend Policy.”
Transfer Agent	Computershare.
U.S. Federal Income Tax Consequences	A condition to the Distribution is S&P Global’s receipt of the opinion of Special Tax Counsel to the effect that, for U.S. federal income tax purposes, the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, in each case which is generally tax-free to S&P Global and its shareholders. On that basis, for U.S. federal income tax purposes, the Distribution will be tax-free to beneficial owners of S&P Global common stock, except to the extent of any cash received in lieu of fractional shares of Mobility common stock. You should review the section entitled “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the material U.S. federal income tax consequences of the Distribution.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
SUMMARY RISK FACTORS
We are subject to a number of risks, including risks related to the Separation, including the Restructuring Transactions and the Distribution, and other related transactions. The following list of risk factors is not exhaustive. Please read “Risk Factors” carefully for a more thorough description of these and other risks.
Risks Relating to the Separation
•
We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.

•
We have no history of operating as an independent company, and our historical combined and unaudited pro forma financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

•
We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.

•
Until the Distribution occurs, the S&P Global Board of Directors has sole discretion to change the terms of the Separation in ways that may be unfavorable to us.

•
Following the Separation, we will have debt obligations that could restrict our business and could have a material adverse effect on our business, financial condition or results of operations. In addition, the separation of our business from S&P Global may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.

•
If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, do not qualify as transactions that are tax-free for U.S. federal income tax purposes or, with respect to certain of the Restructuring Transactions, non-U.S. tax purposes, S&P Global and/or holders of S&P Global common stock could be subject to significant tax liabilities. In certain circumstances, we may be required to indemnify S&P Global for these liabilities.

Risks Relating to Our Business
•
Changes in macroeconomic trends and the volatility of the macroeconomic environment could have a material adverse effect on our business, financial condition or results of operations.

•
Our revenue growth depends on existing customers renewing and upgrading their subscriptions for our products and solutions, our ability to sell additional products and solutions to existing customers and our ability to attract new customers.

•
Our customers’ decisioning may be adversely affected if we are unable to maintain or grow our data network, or if we provide inaccurate or unreliable data, which could adversely affect our financial condition, cause loss of customer trust and contribute to non-compliance with certain laws and regulations.

•
Any inability by us to develop new products and solutions, enhance our existing products through technology, adapt to new technologies, or achieve widespread customer adoption of those products and solutions could have a material adverse effect on our business, financial condition or results of operations.

•
Our business is substantially dependent on our relationships with certain customer groups, including dealers and OEMs. If a significant number of customers in such customer groups terminate their subscription agreements with us and/or closures or consolidations occur within such groups that reduce demand for our products, it could have a material adverse effect on our business, financial condition or results of operations.

•
Our reputation, credibility and brand are key assets and competitive advantages of our Company, and our business may be affected by how we are perceived in the marketplace.

•
Our investments in our brands may not be successful and could have a material adverse effect on our business, financial condition or results of operations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
Our acquisitions, divestitures and other strategic transactions may not produce anticipated results, which could have a material adverse effect on our business, financial condition or results of operations.

•
We face competition in our markets, which could have a material adverse effect on our business, financial condition or results of operations and cause our market share to decline.

•
Our expansion into and investments in new markets may not be successful, which could have a material adverse effect on our business, financial condition or results of operations.

•
We rely on third-party data sources and service providers for many aspects of our business. From time to time, we lose third-party data sources or the services and solutions, or the data, services or solutions of these suppliers have errors or are delayed, resulting in a disruption or inability to provide our customers with the information, products or solutions they desire.

•
Our size, scale, and role in the global markets increases our exposure to cyber attacks and other cybersecurity risks, which could have a material adverse effect on our business, financial condition or results of operation.

•
Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.

•
Exposure to litigation and government and regulatory proceedings, investigations and inquiries could have a material adverse effect on our business, financial condition or results of operations.

•
Changes in the global privacy, data localization and data protection legislative, regulatory and commercial environments in which we operate may materially and adversely impact our ability to collect, compile, use and publish data and could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Common Stock
•
Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Separation.

•
A large number of our shares are or will be eligible for future sale, which may cause the market price of our common stock to decline.

•
Because our common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices, significant amounts of our common stock will likely need to be sold in the open market where there may not be offsetting demand.

•
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of Delaware law could delay or prevent a change in control of Mobility.

•
Your percentage ownership in Mobility may be diluted in the future.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
SUMMARY COMBINED FINANCIAL AND OTHER DATA
The following summary combined financial data of the Company should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and notes thereto included elsewhere in this information statement. The combined statement of income data for the years ended December 31, 2025, 2024 and 2023, and the combined balance sheet data as of December 31, 2025 and 2024 are derived from the audited combined financial statements of the Company included elsewhere in this information statement, and should be read in conjunction with those combined financial statements and notes thereto. The summary financial data in this section are not intended to replace our audited combined financial statements and related notes appearing at the end of this information statement.
The following tables summarize our results of operations for the periods presented:
	Year ended December 31,
	2025	2024	2023
	(in millions)
Revenue	$	$1,613	$1,485
Expenses: Operating-related expenses		475	448
Selling and general expenses		531	491
Depreciation and amortization		309	307
Total expenses		1,315	1,246
Operating profit		298	239
Other income, net		(1)	(2)
Interest expense, net		15	17
Income before taxes on income		284	224
Provision for income taxes		76	61
Net income	$	$208	$163
	Year ended December 31,
	2025	2024	2023
	(in millions)
Net cash provided by (used for) operating activities	$	$427	$393
Net cash provided by (used for) investing activities	$	$(21)	$(230)
Net cash provided by (used for) financing activities	$	$(423)	$(160)
	As of December 31,
	2025	2024
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$	$27
Total assets	$	$13,255
Total liabilities	$	$1,572
Total equity	$	$11,683

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Non-GAAP Financial Measures:
	Year ended December 31,
	2025	2024	2023
	(in millions)
Adjusted operating profit(1)		$617	$565
Free cash flow(1)		$412	$375

(1)
Adjusted operating profit and Free cash flow are non-GAAP financial measures. For additional information about these non-GAAP measures, including a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
RISK FACTORS
You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to the Separation, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. Our business, prospects, results of operations, financial condition or cash flows could be materially and adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.
Risks Relating to the Separation
We may not realize the anticipated benefits from the Separation, and the Separation could harm our business.
We may not be able to achieve the full strategic and financial benefits expected to result from the Separation, or such benefits may be delayed or not occur at all. The Separation is expected to enhance strategic and management focus, provide a distinct investment identity and allow us to efficiently allocate resources and deploy capital. We may not achieve these and other anticipated benefits for a variety of reasons, including, among others, the following:
•
The Separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;

•
Following the Separation, we may be more susceptible to economic downturns and other adverse events than if we were still a part of S&P Global;

•
Following the Separation, our business will be less diversified than S&P Global’s business prior to the Separation; our business will also experience a loss of scale and access to certain financial, managerial and professional resources from which we have benefited in the past; and

•
The other actions required to separate the respective businesses could disrupt our operations.

If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.
We have no history of operating as an independent company, and our historical combined and unaudited pro forma financial information is not necessarily representative of the results that we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.
Our historical combined and unaudited pro forma combined financial information included in this information statement have been derived from S&P Global’s consolidated financial statements and accounting records and are not necessarily indicative of our future results of operations, financial condition or cash flows, nor do they reflect what our results of operations, financial condition or cash flows would have been as an independent public company during the periods presented. In particular, the historical combined financial information included in this information statement is not necessarily indicative of our future results of operations, financial condition or cash flows primarily because of the following factors:
•
Prior to the Separation, the Spin Business has been operated by S&P Global as part of its broader corporate organization, rather than as an independent company. S&P Global or one of its affiliates provide support for various corporate functions for us. We will become a smaller, less diversified company as a result of the Separation;

•
Our historical combined financial results reflect the direct, indirect and allocated costs for such services historically provided by S&P Global, and these costs may significantly differ from the comparable expenses we would have incurred as an independent company;

•
Our working capital requirements and capital expenditures historically have been satisfied as part of S&P Global’s corporate-wide cash management and centralized funding programs, and our cost of debt and other capital may significantly differ from that which is reflected in our historical combined financial statements;

•
The historical combined financial information may not fully reflect the costs associated with the Separation, including the costs related to being an independent public company;

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
Our historical combined financial information does not reflect our obligations under the various transitional and other agreements we will enter into with S&P Global in connection with the Separation, though costs under such agreements are expected to be broadly similar to what was charged to the Spin Business in the past; and

•
Currently, our business is integrated with that of S&P Global and we benefit from S&P Global’s size and scale in costs, employees and vendor and customer relationships. Thus, costs we will incur as an independent company may significantly exceed comparable costs we would have incurred as part of S&P Global and some of our vendor and customer relationships may be weakened or lost.

We based the pro forma adjustments included in this information statement on available information and assumptions that we believe are reasonable and factually supportable; actual results, however, may vary. In addition, our unaudited pro forma combined financial information included in this information statement may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial statements do not reflect what our results of operations, financial condition or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition or future results of operations.
Please refer to “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and the notes to those statements included elsewhere in this information statement.
We have historically operated within S&P Global, and there are risks associated with the Separation.
We have historically operated within S&P Global and a number of aspects of our current relationship with S&P Global will change as a result of the Separation. For example, some of our vendors or other contract counterparties may have contracted with us because we were part of S&P Global, and we may have difficulty obtaining favorable terms in our contractual arrangements in the future as a result of the Separation. These and other changes could have a material adverse effect on our business, financial condition or results of operations.
Furthermore, in connection with the Separation, we will enter into a Separation and Distribution Agreement and certain other commercial arrangements with S&P Global pursuant to which S&P Global will continue to provide to us, on an ongoing basis, certain functions and services that the companies have historically shared. See “The Separation — Agreements with S&P Global — Commercial Arrangements.” S&P Global may not successfully execute its obligations to us under these arrangements, and any interruption in the functions or services that will be provided to us by S&P Global following the Distribution could have a material adverse effect on our business, financial condition or results of operations.
We will incur significant costs to create the infrastructure necessary to operate as an independent public company and may experience operational disruptions in connection with the Separation.
S&P Global currently performs many important corporate functions for us, including executive management, finance, legal, information technology, human resources and other shared services. The cost of these services has been allocated to us based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues or other relevant metrics, as applicable. Following the Separation, S&P Global will continue to provide some of these services to us on a transitional basis pursuant to a TSA that we will enter into with S&P Global. See “The Separation — Agreements with S&P Global — Transition Services Agreement.” S&P Global may not successfully execute all of these functions during the transition period or we may have to expend significant efforts or costs materially in excess of those estimated under the TSA. Any interruption in these services could have a material adverse effect on our business, financial condition or results of operations.
In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our historical combined financial statements that were incurred as a business segment of S&P Global. We expect to incur costs beginning in the

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
to establish the necessary infrastructure and create the systems and services to replace many of the systems and services that S&P Global currently provides to us. However, we may not be successful in implementing these systems and services in a timely manner or at all, and we may incur additional costs in connection with, or following, the implementation of these systems and services. A significant increase in the costs of performing or outsourcing these functions could have a material adverse effect on our business, financial condition or results of operations.
Furthermore, we may experience certain operational disruptions in connection with the Separation as we transition to operating as an independent public company, including information technology disruptions as certain data, software, information technology hardware and other information technology assets and systems are transitioned or re-allocated between us and S&P Global, or as we implement new systems or upgrades in connection with such transition. Our ability to effectively manage and operate our business depends significantly on information technology systems, and bad actors could potentially take advantage during the course of the transition to exploit any vulnerabilities in such systems. Any failure, disruption, interruption, malfunction or other issue with respect to such systems could have a material adverse effect on our business, financial condition or results of operations.
The obligations associated with being a public company will require significant resources and management attention.
Currently, we are not directly subject to the reporting and other requirements of the Exchange Act. Following the effectiveness of the registration statement of which this information statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As an independent public company, we will be required to, among other things prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws and rules; have our own Board of Directors and committees thereof, which comply with federal securities laws and rules; maintain an internal audit function; institute our own financial reporting and disclosure compliance functions; establish an investor relations function; establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NYSE.
These reporting and other obligations will place significant demands on our management and our administrative and operational resources, including accounting resources, and we expect to face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a segment of S&P Global. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition or results of operations.
If we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on our business or the market price of our securities.
In accordance with Section 404 of the Sarbanes-Oxley Act, our management will be required to conduct an annual assessment of the effectiveness of our internal control over financial reporting and include a report on these internal controls in the annual reports we will file with the SEC on Form 10-K. Our independent registered public accounting firm may not be required to formally attest to the effectiveness of our internal controls until the year following the first annual report required to be filed with the SEC. When required, this process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing and accounting staff and our outside independent registered public accounting firm, and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and attention, may strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter. If management or our independent registered public accounting firm determines that our internal control over financial reporting is not effective, investors may

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if our controls are not effective, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our combined financial statements, a decline in our stock price, or suspension or delisting of our common stock from the NYSE, and could have a material adverse effect on our business, financial condition or results of operations.
Until the Distribution occurs, the S&P Global Board of Directors has sole discretion to change the terms of the Separation in ways that may be unfavorable to us.
Until the Distribution occurs, the S&P Global Mobility business will be a business segment of S&P Global. Completion of the Separation remains subject to the satisfaction or waiver of certain conditions, some of which are in the sole and absolute discretion of S&P Global, including final approval by the S&P Global Board of Directors. Additionally, S&P Global has the sole and absolute discretion to change certain terms of the Separation, including the amount of any cash transfer we make to S&P Global, the amount of our indebtedness and the allocation of contingent liabilities, which changes could be unfavorable to us. In addition, S&P Global may decide at any time prior to the completion of the Separation not to proceed with the Separation.
In connection with the Separation, S&P Global will indemnify us for certain liabilities, and we will indemnify S&P Global for certain liabilities. If we are required to act under these indemnities to S&P Global, we may need to divert cash to meet those obligations, which could adversely affect our financial results. Moreover, the S&P Global indemnity may not be sufficient to insure us against the full amount of liabilities for which it will be allocated responsibility, and S&P Global may not be able to satisfy its indemnification obligations to us in the future.
Pursuant to the Separation and Distribution Agreement and other agreements with S&P Global, S&P Global will agree to indemnify us for certain liabilities, and we will agree to indemnify S&P Global for certain liabilities, as discussed further in “The Separation — Agreements with S&P Global.” Payments that we may be required to provide under indemnities and reimbursements to S&P Global are not subject to any cap, may be significant and could negatively affect our business, particularly under indemnities relating to our actions that could affect the tax-free nature of the Separation. Third parties could also seek to hold us responsible for the liabilities that S&P Global has agreed to retain, and under certain circumstances, we may be subject to continuing contingent liabilities of S&P Global following the Separation that arise relating to the operations of the Spin Business during the time that it was a business segment of S&P Global prior to the Separation, such as certain tax liabilities which relate to periods during which taxes of the Spin Business were reported as a part of S&P Global; certain liabilities retained by S&P Global which relate to contracts or other obligations entered into jointly by the Spin Business and S&P Global’s retained business; and certain liabilities arising from third-party claims in respect of contracts in which both S&P Global and the Spin Business provide services.
S&P Global has agreed to indemnify us for such contingent liabilities. While we have no reason to expect that S&P Global will not be able to support its indemnification obligations to us, we can provide no assurance that S&P Global will be able to fully satisfy its indemnification obligations or that such indemnity obligations will be sufficient to cover our liabilities for matters which S&P Global has agreed to retain, including such contingent liabilities. Moreover, even if we ultimately succeed in recovering from S&P Global any amounts for which we are indemnified, we may be temporarily required to bear these losses ourselves. Each of these risks could have a material adverse effect on our business, financial condition or results of operations.
There can be no assurance that we will be able to obtain insurance coverage following the Distribution on terms that justify its purchase, and any such insurance may not be adequate to offset costs associated with certain events.
We will have to obtain our own insurance policies after the Distribution is complete. Although we expect to have insurance policies in place as of the Distribution that cover certain, but not all, hazards that

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
could arise from our operations, we can provide no assurance that we will be able to obtain such coverage, that the cost of such coverage will be similar to those incurred by S&P Global or that such coverage will be adequate to protect us from costs incurred with certain events. The occurrence of an event that is not insured or not fully insured could have a material adverse effect on our business, financial condition or results of operations.
Following the Separation, we will have debt obligations that could restrict our business and could have a material adverse effect on our business, financial condition or results of operations. In addition, the separation of our business from S&P Global may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.
In connection with the Separation, we expect to incur up to $       of new debt. See “The Separation — Incurrence of Debt.” This level of debt could have significant consequences on our future operations, including:
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Making it more difficult for us to meet our payment and other obligations under our outstanding debt;

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Resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

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Reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

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Limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

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Placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have a material adverse effect on our business, financial condition or results of operations. We may also incur substantial additional indebtedness in the future.
In addition, we may be unable to service or refinance our debt or maintain compliance with restrictive covenants in our debt instruments. Our cash flow from operations will provide the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt. If we fail to comply with any covenant in the future, including any financial covenant, it could result in an event of default and make the entire debt incurred thereunder immediately due and payable or we may be forced to sell assets, restructure our indebtedness or seek additional equity capital, which would dilute our stockholders’ interests.
In addition, any future indenture or credit agreements that we may enter into may include restrictive covenants that, subject to certain exceptions and qualifications, restrict or limit our ability and the ability of our restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends, make certain investments, sell certain assets and enter into certain strategic transactions, including mergers and acquisitions. These covenants and restrictions could affect our ability to operate our business, and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. The Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.
Transfer or assignment to us of some contracts and other assets will require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts, investments and other assets in the future.
Transfer or assignment of some of the contracts and other assets in connection with the Separation will require the consent of a third party to the transfer or assignment. Similarly, in some circumstances, we are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the existing contract or assign the portion of the existing contract related to the Spin Business.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
While we anticipate that most of these contract assignments and new agreements will be obtained prior to the Separation, we may not be able to obtain all required consents or enter into all such new agreements, as applicable, until after the Distribution Date. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the Separation. In addition, where we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these assets could be adversely impacted.
We cannot provide assurance that all such required third-party consents and new agreements will be procured or put in place, as applicable, prior to the Distribution Date. Consequently, we may not realize certain of the benefits that are intended to be allocated to us as part of the Separation.
After the Separation, some of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in S&P Global.
Because of their current or former positions with S&P Global, following the Separation, some of our directors and executive officers may continue to own shares of S&P Global common stock or have options to acquire shares of S&P Global common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for S&P Global or us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between S&P Global and us regarding the terms of the agreements governing the Separation and the relationship thereafter between the companies.
The combined post-Distribution value of S&P Global and Mobility shares may not equal or exceed the pre-Distribution value of S&P Global shares.
After the Separation, we expect that S&P Global common stock will continue to be traded on the NYSE. We expect to apply to list the shares of our common stock on the NYSE. We cannot assure you that the combined trading prices of S&P Global common stock and our common stock after the Separation, as adjusted for any changes in the combined capitalization of both companies, will be equal to or greater than the trading price of S&P Global common stock prior to the Separation. Until the market has fully evaluated the business of S&P Global without the Spin Business and potentially thereafter, the price at which S&P Global common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our business and potentially thereafter, the price at which our common stock trades may fluctuate significantly.
We potentially could have received better terms from unaffiliated third parties than the terms we will receive in our agreements with S&P Global.
The agreements we will enter into with S&P Global in connection with the Separation will be negotiated while we are still part of S&P Global’s business. See “The Separation — Agreements with S&P Global.” Accordingly, during the period in which the terms of those agreements will have been negotiated, we did not have an independent Board of Directors or a management team independent of S&P Global. The terms of the agreements negotiated in the context of the Separation relate to, among other things, the allocation of assets, intellectual property, liabilities, rights and other obligations between S&P Global and us, and arm’s-length negotiations between S&P Global and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party.
S&P Global stockholders do not have dissenters’ rights with respect to the Separation.
S&P Global stockholders do not have any dissenters’ rights in connection with the Separation. Therefore, any S&P Global stockholders who disagree with the Separation will be left without recourse

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
other than selling their Mobility shares. Such stockholders may be unable to subsequently sell their shares at the prices they desire or at all.
If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, do not qualify as transactions that are tax-free for U.S. federal income tax purposes, S&P Global and/or holders of S&P Global common stock could be subject to significant tax liability.
It is intended that the Distribution, together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a transaction under Section 355 and Section 361(c) of the Code, in each case which is generally tax-free to S&P Global and its shareholders for U.S. federal income tax purposes. The Distribution is conditioned upon the receipt of the opinion of Special Tax Counsel to the effect that such transactions will qualify for this intended tax treatment. The opinion will rely on certain representations, assumptions and undertakings, including those relating to the past and future conduct of our business, and the opinion would not be valid if such representations, assumptions and undertakings were incorrect. Notwithstanding the opinion, the Internal Revenue Service (the “IRS”) could determine that the Distribution should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the representations, assumptions or undertakings that were relied on for the opinion are inaccurate or are violated, if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of significant changes in the stock ownership of S&P Global or us after the Distribution. For more information regarding the opinions see “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution — Tax Opinion.” In addition, it is intended that the certain of the Restructuring Transactions will qualify as transactions that are tax-free for U.S. federal income tax and/or non-U.S. tax purposes.
If certain of the Restructuring Transactions and/or the Distribution, together with certain related transactions, fail to qualify for their intended tax treatment for any reason, S&P Global and/or holders of S&P Global common stock could be subject to substantial U.S. and/or applicable non-U.S. taxes as a result of the Separation, and we could incur significant liabilities under applicable law or as a result of the tax matters agreement that we and S&P Global will enter into in connection with the Separation (the “Tax Matters Agreement”). See “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution.”
If the Separation is taxable to S&P Global as a result of a breach by us of any covenant or representation made by us in the Tax Matters Agreement, we generally will be required to indemnify S&P Global, and any payments we make in respect of this indemnification obligation could have a material adverse effect on us.
As described above, it is intended that the Distribution, together with certain related transactions, will qualify for U.S. federal income tax purposes as tax-free transactions to S&P Global and to holders of S&P Global common stock, except with respect to any cash received in lieu of fractional shares of common stock, and that certain of the Restructuring Transactions will qualify as tax-free transactions for U.S. federal income tax purposes and/or non-U.S. tax purposes. If the Distribution and/or any of such Restructuring Transactions are not so treated or are taxable to S&P Global (see “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution”) due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the Tax Matters Agreement, we generally will be required to indemnify S&P Global for all tax-related losses suffered by S&P Global. In addition, we will not control the resolution of any tax contest relating to taxes suffered by S&P Global in connection with the Separation, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the Tax Matters Agreement. In the event that S&P Global suffers tax-related losses in connection with the Separation that must be indemnified by us under the Tax Matters Agreement, the indemnification liability could have a material adverse effect on us.
We will be subject to significant restrictions on our actions following the Separation in order to avoid triggering significant tax-related liabilities.
The Tax Matters Agreement generally will prohibit us from taking certain actions that could cause the Distribution and certain related transactions, or certain of the Restructuring Transactions, to fail to qualify as tax-free transactions, including the following:

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
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during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), we may not cause or permit certain business combinations or transactions to occur;

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during the two-year period following the Distribution Date, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);

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during the two-year period following the Distribution Date, we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;

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during the two-year period following the Distribution Date, we may not redeem or otherwise acquire any of our common stock, other than pursuant to open-market repurchases of less than 20% of our common stock (in the aggregate);

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during the two-year period following the Distribution Date, we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock; and

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more generally, we may not take any action that could reasonably be expected to cause the Separation or certain of the Restructuring Transactions undertaken pursuant thereto to fail to qualify as tax-free transactions for U.S. federal income tax purposes or for non-U.S. tax purposes.

Under the Tax Matters Agreement, we may take certain of the actions described above if, prior to taking such action, we obtain an IRS letter ruling or an acceptable opinion of tax counsel, upon which S&P Global may rely, to the effect that taking such action will not affect the intended tax-free treatment of the Distribution and certain related transactions, or we otherwise obtain S&P Global’s prior written consent, in its sole and absolute discretion, waiving such requirement. Even if we obtain such a ruling, opinion or consent and take any of the actions above, and such actions result in tax-related losses to S&P Global, we generally will be required to indemnify S&P Global for such tax-related losses under the Tax Matters Agreement. See “The Separation — Agreements with S&P Global — Tax Matters Agreement.” Due to these restrictions and indemnification obligations under the Tax Matters Agreement, we may be limited in our ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to S&P Global might discourage, delay or prevent a change of control that our shareholders may consider favorable.
Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Separation.
Prior to the Separation, our financial results were included within the consolidated results of S&P Global, and we were not directly subject to reporting and other requirements of the Exchange Act. These and other obligations will place significant demands on our management, administrative, and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to duplicate information technology infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance, tax, treasury and information technology staff. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and our business could be harmed.
Risks Relating to Our Business and Operations
Changes in macroeconomic trends and the volatility of the macroeconomic environment could have a material adverse effect on our business, financial condition or results of operations.
Our business is impacted by general economic conditions and volatility in the global financial markets. Economic conditions and volatility are generally affected by a negative or uncertain economic and political environment. In addition, natural and man-made disasters, public health crises (e.g., pandemics) and military conflict, such as the ongoing military conflicts between Russia and Ukraine and in the Middle East, introduce volatility and uncertainty into the global capital markets and negatively impact general economic

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
conditions. Volatile, negative or uncertain economic and political conditions can undermine business confidence in our significant markets. In addition, our business has been and may continue to be negatively affected by challenges to the larger automotive industry ecosystem, including: global supply chain challenges; labor disruptions, work stoppages, or strikes; economic instability; changes in tax laws and regulations; export controls; changes to trade policies, including higher tariff rates and customs duties; economic sanctions and trade restrictions; geopolitical tensions; and other macroeconomic issues, including increased interest rates and inflation. Such conditions may lead to declines in spending for the customers we serve, which may result in decreased revenue for us. Concern about the strength of the economy may also slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions and products, thereby adversely impacting our results of operations.
Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected, which could reduce the number of customers using our products and solutions. Decrease in consumer demand for automobiles may in turn adversely affect other participants in the automotive industry, such as vehicle manufacturers, automotive suppliers, mobility service providers, retailers, and F&I firms, and lead to a reduction in other spending by these groups, including on our products and solutions. Purchases of new and used automobiles may be discretionary for consumers and have been, and may continue to be, affected by negative trends, including: energy costs; the availability and cost of credit; increased interest rates; inflation; reductions in business and consumer confidence; stock market volatility; unemployment levels; government shutdowns, political unrest, or uncertainty; and other global economic conditions.
In particular, the availability and cost of credit are factors affecting consumer confidence, which is a driver of vehicle sales for our consumer customers and dealer customers that use our products and solutions. Additionally, vehicle affordability for our consumer customers is becoming more challenging due to a combination of factors, including elevated vehicle pricing resulting from inflationary cost increases and declines in inventory supply, rising vehicle finance costs due to increased interest rates, and rising auto insurance rates.
Further, in recent years the market for motor vehicles has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles and use of our products and solutions, including if such market shifts lead to heightened demand for different types of products and solutions than ours.
The foregoing factors generally affect our performance and could have a material adverse effect on our business, financial condition or results of operations.
Our revenue growth depends on existing customers renewing and upgrading their subscriptions for our products and solutions, our ability to sell additional products and solutions to existing customers and our ability to attract new customers.
Our businesses are primarily subscription revenue driven, as most offerings are sold on monthly, annual or multi-year subscriptions. Our customers have no obligation to renew their contracts for our products and solutions after the expiration of their contract periods and our customers may choose not to renew contracts for a similar mix of products and solutions. Our customers’ renewal rates may fluctuate or decline as a result of a number of factors, including customer dissatisfaction, consumer spending levels, increased competition, changes in law, prices of our products and solutions, the prices of products and solutions offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes, including data privacy laws. If our customers do not renew their contracts or reduce the products and solutions purchased under their contracts, our revenue could decline and our business may be adversely impacted. Our future success also depends in part on our ability to sell additional products and solutions to existing customers, attract new customers, and improve contract terms. Our ability to attract new customers depends on, among other things, the effectiveness of our sales and marketing efforts and the competitiveness of our products and solutions. If our efforts to sell additional products and solutions to our existing customers, renew existing subscriptions, attract new customers, or improve contract terms are not successful, our revenue growth could decrease and it could have a material adverse effect on our business, financial condition or results of operations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Our customers’ decisioning may be adversely affected if we are unable to maintain or grow our data position, or if we cannot maintain our data quality, which could adversely affect our financial condition, cause loss of customer trust and contribute to non-compliance with certain laws and regulations.
Our strategy is built upon our ability to capitalize on our data estate and we are reliant on obtaining large volumes of data from various third-party sources. For CARFAX, we rely on more than 175,000 data sources, including car dealers, OEMs, police agencies and service shops. For our Marketing & Sales business line within the B2B segment, we rely on consistently incorporating new assets in our database such as consumer credit, OEM, dealer and lending transaction, vehicle inventory, pricing and incentive information and demographic data. For our Strategy & Planning business line within the B2B segment, we rely on reciprocal relationships with OEMs, suppliers and financial institutions to expand our component/supply chain and powertrain datasets. Further, as we face secular industry changes such as the emergence of electric and autonomous vehicles, we may need to obtain datasets through new partnerships. If we are unable to maintain or grow these partnerships and relationships for the data that our products and solutions rely on, or otherwise are unable to receive, access or use these data for any reason, including as a result of escalating data costs or our access to such data is limited or restricted, it could have a material adverse effect on our business, financial condition or results of operations.
Data quality is an important part of our business model. Accurate data increases predictive ability and improves confidence in decisions for our customers. Inaccurate or incomplete data could adversely affect customer decisioning and poses reputational, litigation and financial risk to our company. See “— Our reputation, credibility, and brand are key assets and competitive advantages of our Company, and our business may be affected by how we are perceived in the marketplace.” Although we have developed internal processes and controls to maintain and continually improve the quality of our data, these processes and controls cannot ensure absolute accuracy and the complexity of our technology transformation may introduce additional risk. While we have experienced data quality issues, to date none of these issues have had a material impact on our operations or financial results. Any significant data quality issues arising in the future could have an adverse effect on our business or results of operations, including through the incurrence of additional costs or the loss of customers and harm to our reputation.
Increased availability of free or relatively inexpensive information sources may materially reduce demand for our products and solutions and could have a material adverse effect on our business, financial condition or results of operations.
In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and advances in public cloud computing and open source software are expected to continue. Moreover, AI is being used in a way that is significantly increasing access to publicly available free or relatively inexpensive information. Given the importance of data to our products and solutions, the continued growth of publicly available free or relatively inexpensive information could materially reduce demand for our products and solutions. Demand could also be materially reduced as a result of cost-cutting initiatives at certain companies and organizations that choose to use publicly available free or relatively inexpensive information rather than pay for our products and solutions. Although we believe our products and solutions are enhanced by our analysis, tools, delivery mechanisms and applications, if a large number of smaller customers or a critical number of larger customers choose to use public sources of free or relatively inexpensive information as a substitute for our products or solutions, it could have a material adverse effect on our business, financial condition or results of operations.
Our approach to AI may not be successful, which could materially and adversely affect our business, financial condition or results of operations.
AI is an emerging technology that is fundamentally changing the way data is gathered, produced, protected, licensed, processed and consumed. Given the importance of data to our products and solutions, AI continues to be an increasingly important part of our business and industry. We have made significant investments in various AI initiatives, including the use of ML and AI to decode and standardize complex data inputs and to automate data ingest, processing and delivery workflows. However, the AI landscape is complex and rapidly evolving, and new and enhanced laws and regulations (or inadequate laws or regulations), governmental or regulatory scrutiny, competition from established or emerging companies, litigation,

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
ethical concerns, cybersecurity concerns, intellectual property concerns or other complications could materially and adversely impact our ability to protect our data and intellectual property, to develop and offer products and solutions that effectively use AI, to compete with other AI products or solutions, to improve efficiency of existing products or solutions through the effective use of AI to remain competitive or to incorporate AI in our internal operations, or could materially increase our burden and cost of research, development and regulatory compliance. As discussed in the risk factor entitled “The markets in which we operate continuously change to adapt to customer needs. Our inability to innovate and compete with new or enhanced products and solutions of our competitors could impact our profitability,” competitors are deploying AI in ways that could materially reduce demand for our products and solutions. Additionally, we may be unable to protect our data from unintended use or access by third-party AI systems. For additional risks related to intellectual property rights, see the risk factor entitled “Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.” The development, testing and deployment of AI systems requires continued investment and may materially increase the cost profile of our offerings due to the nature of the computing cost involved in such systems. In addition, the number of approaches to integrating and commercializing AI is currently large, and many of those approaches may fail to gain market acceptance or become obsolete as AI continues to evolve. At this time, we are unable to predict which AI offerings will ultimately be successful. Notwithstanding any investments we decide to embark on, our products and solutions may become less marketable or less competitive or potentially obsolete if either our approach to integrating AI into our products and solutions fails to gain market acceptance or our approach to protecting our data and intellectual property in the AI landscape is ultimately inadequate. Any of these factors could have a material adverse effect on our business, financial condition or results of operations.
Any inability by us to develop new products and solutions, enhance our existing products, adapt to new technologies, or achieve widespread customer adoption of those products and solutions could have a material adverse effect on our business, financial condition or results of operations.
Our success depends on our continued innovation to provide useful products and solutions for our customers or that otherwise provide value to our customers. A failure by us to capture the benefits that we expect from these product investments could have a material adverse effect on our business, financial condition or results of operations.
Though we are continuously making ongoing improvements and investments in our current products and solutions, there can be no assurance that such investments will generate additional revenue. In addition, our investments in our current products and solutions may become less productive and the growth of our revenue may require more focus on developing new products and solutions. These new products and solutions must be widely adopted by our customers in order for us to continue to attract our customers to our products and solutions. Accordingly, we must continually invest resources in product, technology and development to improve the attractiveness of our products and solutions and adapt to new and changing technologies and customer requirements. Our ability to engage in these activities may decline as a result of macroeconomic factors and any cost-savings initiatives on our business. These product, technology and development expenses may include costs of hiring additional personnel and retaining our current employees, engaging third-party service providers and conducting other research and development activities. There can be no assurance that innovations to our products or solutions, or the development of future products or solutions, will increase customer engagement, achieve market acceptance, create additional revenue, or become profitable. There can also be no assurance that our future products and solutions will meet consumer expectations in light of products or solutions offered by others in the markets in which we operate.
In addition, revenue relating to new products and solutions may be unpredictable and our new products and solutions may have lower gross margins, lower retention rates and higher marketing and sales costs than our existing products and solutions. We are likely to continue to modify our pricing models for both existing and new products and solutions so that our prices for our offerings reflect the value those offerings are providing to customers. Our pricing models may not effectively reflect the value of products and solutions to our customers and if we are unable to provide products and solutions that customers want to use, they may reduce or cease the use of our products and solutions. Without innovative products and solutions, we may be unable to attract additional customers or retain current customers, as well as the

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
amounts that such customers are willing to pay for our products and solutions, which could, in turn have a material adverse effect on our business, financial condition or results of operations.
We rely, in part, on internet search engines to drive traffic to our websites, and if we fail to appear prominently in the search results, our traffic could decline and our business could be adversely affected.
We rely, in part, on internet search engines to drive traffic to our websites. The number of customers we attract to our websites from search engines is due in part to how and where our websites rank in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, when a consumer or dealer searches for a vehicle in an internet search engine, we rely on a high organic search ranking of our webpages to refer the consumer to our websites. Our competitors’ internet search engine optimization efforts may result in their websites receiving higher search result rankings than ours, or internet search engines could change their methodologies and/or introduce competing products in a way that would adversely affect our search result rankings. If internet search engines modify their methodologies in ways that are detrimental to us, as they have done from time to time, or if our efforts to improve our search engine optimization are unsuccessful or less successful than our competitors’ efforts, our ability to attract a large customer audience could diminish, and traffic to our websites could decline and in turn. Additionally, competing products from internet search engine providers, such as those that provide dealer and vehicle pricing and other information directly in search results or decreases in customer use of search engines, for example, as a result of the continued development of AI technology, could also adversely impact traffic to our websites. Our business would also be adversely affected if internet search engine providers choose to align with our competitors. Reductions in our own search advertising spend, more aggressive spending by our competitors or increased costs from internet search engines could cause us to incur higher advertising costs and/or reduce our market visibility to prospective users, which could, in turn, adversely impact our ability to attract a large customer audience and the amount of traffic to our websites. Our websites have experienced fluctuations in organic and paid search result rankings in the past, and we anticipate fluctuations in the future. Any reduction in the number of customers directed to our websites through internet search engines could have a material adverse effect on our business, financial condition or results of operations.
Our business is substantially dependent on our relationships with certain customer groups, including dealers and OEMs. If a significant number of customers in such customer groups terminate their subscription agreements with us and/or closures or consolidations occur within such groups that reduce demand for our products, it could have a material adverse effect on our business, financial condition or results of operations.
As of December 31, 2025, we derived approximately    % and    % of our revenue from our dealership and OEM customer groups, respectively. Our contracts with dealers and OEMs do not contain contractual obligations requiring them to maintain its relationship with us beyond the initial term. If a significant number of customers in our major customer groups decide to terminate their subscriptions with us, it could have a material adverse effect on our business, financial condition or results of operations.
Additionally, certain of our major customer groups may face consolidation within their industry or mass closures. In the past, the number of U.S. dealers has declined due to dealership closures and consolidations as a result of industry dynamics and macroeconomic issues. When dealers consolidate, the products and solutions they previously purchased separately are often purchased by the combined entity, leading to loss of revenue. In addition, further proliferation of automotive manufacturer direct-to-consumer sales models could result in a decline in the number of U.S. dealers and consolidation in buying power. Further dealership consolidations or closures, or consolidations or closures within any of our other major customer groups, could reduce the aggregate demand for our products and solutions.
If a significant portion of our customer base elects to consolidate their spending on automotive products and solutions with other vendors and not us or self-source the data our products and solutions provide or if we lose a large portion of our business to customer closures or lower priced competitors, it could have a material adverse effect on our business, financial condition or results of operations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Our reputation, credibility and brand are our key assets and competitive advantages, and our business may be affected by how we are perceived in the marketplace.
Our reputation, credibility and the strength of our brands are key competitive strengths. As a leading global provider of automotive data, our ability to attract and retain customers is uniquely affected by external perceptions of our reputation, credibility and brand.
We provide various products and solutions, many of which depend on contributions or inputs from third parties or market participants and which our customers expect have been prepared with independence and integrity. If our products or solutions are inaccurate, our customers may lose confidence in the quality and dependability of our offerings and this could harm our credibility and brand. In addition, given the popularity of social media, posts and opinions regarding us, whether true or not, could quickly proliferate and harm consumer perception and confidence in our brands. Further, the increasing use of AI tools to generate data resembling our products and solutions could lead to brand confusion or dilution in the marketplace. Any failures, negative publicity, investigations or lawsuits that implicate the independence and integrity of our data could result in a loss of confidence in the administration of these products and solutions and could harm our reputation and our business.
Negative perceptions or publicity could damage our reputation with customers, prospects, and the public generally, which in turn could negatively impact, among other things, our ability to attract and retain customers, employees and data providers, as well as suitable candidates for acquisitions or other combinations, and could have a material adverse effect on our business, financial condition or results of operations.
Our investments in our brands may not be successful and could have a material adverse effect on our business, financial condition or results of operations.
We currently invest and plan to continue to invest substantial resources to building and promoting our brands, including through marketing campaigns and other initiatives intended to strengthen brand awareness, reputation, loyalty and increase customer traffic. Specifically, for CARFAX, we are investing in consumer brand advertising to raise unaided awareness, drive more direct traffic and high quality leads to Car Listings, and expand the Car Care audience. These efforts are expensive and may not necessarily be effective in attracting new customers or retaining existing customers and may not be sufficient to offset the associated costs. Reductions in spending to build and promote our brands, more aggressive spending by our competitors or increased costs of implementing such efforts could cause us to incur higher costs and/or reduce our market visibility to prospective customers, which could, in turn, adversely impact our ability to attract a large customer audience and it could have a material adverse effect on our business, financial condition or results of operations. Customer preference and perceptions of our brands can also change and the value of our brands may diminish if our initiatives fail to resonate with our target brand audiences to raise awareness and drive increased customer traffic.
Our acquisitions, divestitures and other strategic transactions may not produce anticipated results, which could have a material adverse effect on our business, financial condition or results of operations.
We have made and expect to continue to make acquisitions, divestitures and other strategic transactions to strengthen our business and grow our Company. Such transactions present significant challenges and risks, as the market for acquisitions, divestitures and other strategic transactions is highly competitive, especially in light of industry consolidation, which affects our ability to complete such transactions. If we are unsuccessful in completing such transactions or if such opportunities for expansion do not arise, it could have a material adverse effect on our business, financial condition or results of operations.
If such transactions are completed, the anticipated growth and other strategic objectives of such transactions may not be fully realized or may take longer to realize than expected, and a variety of factors may adversely affect any anticipated benefits from such transactions. Our acquisitions, divestitures and other strategic transactions face difficulties, including, but not limited to, the following:
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the process of integration being more expensive or requiring more resources than anticipated;

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
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an acquisition changing the composition of our markets and product mix, and difficulty gaining the skills necessary for such markets or products;

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delays or difficulties consolidating corporate and administrative infrastructures and eliminating duplicative operations, including issues in integrating financial reporting, information technology infrastructure, data and content management systems and product platforms, communications and other systems;

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delays or difficulties harmonizing corporate cultures, operating practices, management philosophies, employee development and compensation programs, internal controls, compliance programs and other policies, procedures and processes;

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assuming unintended liabilities;

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unexpected regulatory and operating difficulties and expenditures, including regulatory challenges that impact our ability to conduct due diligence;

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failure to maintain employee morale or retain key personnel of the current or acquired business;

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failure to retain existing business and operational relationships;

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continuing operational or financial obligations that arise under transition services agreements requiring significant management and operational resources that limit our ability to fully implement cost reduction and efficiency initiatives or other aspects of our transition plans, or divert the management’s focus from other business operations;

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difficulty coordinating geographically separate organizations, including consolidating offices;

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the impact of divestitures on our revenue growth being larger than projected due to greater dis-synergies or adverse effects on our overall product offerings than expected;

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divestitures requiring continued financial involvement in the divested business through continuing equity ownership, guarantees, indemnities, other financial or operational obligations, or transition services obligations;

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incurring impairment charges or other losses related to divestitures; and

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diversion of management’s focus from other business operations.

The failure of acquisitions, divestitures and other strategic transactions to perform as expected could have a material adverse effect on our business, financial condition or results of operations.
We face competition in our markets, which could have a material adverse effect on our business, financial condition or results of operations and cause our market share to decline.
The market for our products and solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business making the purchase, the products and solutions being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, brand recognition, ease of use of the solution or product, or unique solution and product features or functions. We depend on contractual and license agreements with third parties to protect our proprietary data sets underlying our product and solutions. If such agreements are not sufficiently robust or enforceable, or if counterparties fail to honor them, we would not be able to maintain the exclusivity of our data sets and the competitiveness of our products and solutions may decrease. Outside of the U.S., we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, existing relationships with customers and content applicable to that jurisdiction.
As we expand our portfolio of products and solutions, we may begin to compete with software, technology and other providers that we have not competed against previously and where technology and applications may, in time, become more competitive with our offerings. We expect the intensity of competition to remain high in the future. As a result, our competitors or potential competitors may develop improved product, solution or sales capabilities, or even a technology breakthrough that disrupts our market. The emerging availability of “off-the-shelf” AI models may increase the ability of existing and new competitors to

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
develop technology and applications which may compete with our products and solutions. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, and greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.
In addition, as developing markets continue to expand, certain competitors may have access to larger, more comprehensive, or more relevant data sets and products and solutions to support these emerging markets, which could place us at a competitive disadvantage.
Further, relationships with our partners with whom we currently have a cooperative relationship could shift over time, as we, or they, develop products and solutions that compete with each other. Further, if we develop new products or solutions that overlap with those that are offered by our partners, such partners may assert that our offerings infringe on their products or solutions or otherwise may give rise to disputes, which could result in litigation, reputational harm or restrictions on the success of our products and solutions.
Our current and potential competitors may also establish cooperative relationships among themselves, with our customers, or with third parties to further enhance their resources and product and solution offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to customer needs, to devote greater resources to the promotion or sale of their products and solutions, to initiate or withstand substantial price competition or to take advantage of emerging opportunities by developing and expanding their product and solutions offerings more quickly than we can. If we are unable to compete effectively with these evolving competitors for market share, it could have a material adverse effect on our business, financial condition or results of operations.
A significant increase in operating costs and expenses could have a material adverse effect on our business, financial condition or results of operations.
Our major expenditures include capital investments, operating expenses and employee compensation.
We make significant investments in technology initiatives and such investments may not result in increased revenues. Developing our products and solutions is time consuming and costly, and investment in development may involve a long payback cycle. Our future plans include significant investments to develop, improve and expand the functionality of our products and solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.
Further, customer acquisition costs, including marketing and sales efforts to drive customer traffic and raise brand awareness, have increased and may continue to increase. Our business also depends on access to our vast network of data providers, and the costs of access to data have increased and may continue to increase. If we are unable to effectively manage these costs, or if they continue to increase, our profitability could be materially and adversely affected.
We also offer competitive salary and benefit packages to attract and retain the quality employees required to grow and expand our businesses. Compensation costs are influenced by general economic factors, including but not limited to changes in the cost of health insurance, post-retirement benefits, inflation, trends specific to the skill sets required for our workforce and the amount of competition for qualified employees within our markets.
Although we believe we are prudent in our investment strategies and execution of our implementation plans, the ultimate recoverability or effectiveness of these investments is not yet known. A significant increase in any of the operating costs and expenses mentioned above could have a material adverse effect on our business, financial condition or results of operations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
We are exposed to multiple risks associated with the global nature of our operations, which could have a material adverse effect on our reputation, business, financial condition or results of operations.
The geographic breadth of our activities subjects us to significant legal, economic, operational, market, compliance and reputational risks. These include, among others, risks relating to:
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economic and political conditions around the world;

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inflation;

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high interest rates or fluctuation in interest rates, currency exchange rates or commodities markets;

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limitations that foreign governments may impose on the conversion of currency or the payment of dividends or other remittances to us from our non-U.S. subsidiaries;

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differing accounting principles and standards;

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increases in taxes or changes in U.S. or foreign tax laws (for example, the Pillar Two international tax framework established by the Organization for Economic Co-operation and Development, which includes a global minimum tax of 15%);

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potential costs and difficulties in complying with a wide variety of foreign laws and regulations (including tax systems) administered by foreign government agencies, some of which may conflict with U.S. or other sources of law;

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changes in applicable laws and regulatory requirements, including data localization requirements;

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restrictive actions of governmental authorities in the jurisdictions in which we operate affecting trade, cross-border data transfer and foreign investment, especially during periods of heightened tension between governmental authorities in such jurisdictions, including protective measures such as export restrictions and customs duties and tariffs, data localization efforts, and restrictions on the level of foreign ownership;

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nationalization, expropriation, price controls, withdrawal of licenses to operate, and unilateral termination of contracts by government entities;

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civil unrest, protests, terrorism, unstable governments, geopolitical uncertainties and legal systems and other factors.

Adverse developments in any of these areas could have a material adverse effect on our business, financial condition or results of operations.
Additionally, we are subject to complex U.S., European and other local laws and regulations that are applicable to our operations abroad, including trade sanctions laws, anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, anti-money laundering laws and other financial crimes laws. Our internal controls, policies and procedures and employee training and compliance programs related to these topics are not always effective in preventing employees, contractors or agents from violating or circumventing such internal policies and violating applicable laws and regulations. Violations of such laws could result in a material adverse effect on our reputation, business, financial condition or results of operations.
Compliance with international and U.S. laws and regulations that apply to our international operations increases the cost of doing business in foreign jurisdictions. Violations of such laws and regulations may result in fines and penalties, criminal sanctions, administrative remedies, or restrictions on business conduct that have a material adverse effect on our reputation, our ability to attract and retain employees, our business, financial condition or results of operations.
Our expansion into and investments in new markets may not be successful, which could have a material adverse effect on our business, financial condition or results of operations.
We believe there remains significant opportunity to expand our business into major geographic markets and are committed to geographic expansion as a critical component of our growth trajectory. This includes plans to substantially increase dealer adoption of CARFAX For Life and in the future, launch Car

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Listings internationally. We believe CARFAX Europe is poised to expand its presence by entering new, high-potential markets such as Germany and France. See “Business — Our Growth Strategies — Geographic Expansion.” Expansion into new markets requires significant levels of investment and attention from management and involves substantial risks and uncertainties. These markets may not develop as anticipated or we may not have success in these markets, in which case we may be unable to recover our investment spent to expand our business into these markets or may forgo opportunities in more lucrative markets, which could adversely impact our business, financial condition and results of operations. We also may face challenges in navigating different regulatory and compliance requirements, establishing effective sales and marketing channels and understanding local customer preferences. In certain markets, due to such barriers, we may face heightened difficulty in attracting and retaining customers. Even where we commit significant resources to expand into such markets, our efforts may not succeed on the expected timeline, may cost more than anticipated or may not generate sufficient revenues to offset our investments and could have a material adverse effect on our business, financial condition or results of operations.
We rely on third-party data sources and service providers for many aspects of our business. From time to time, we lose third-party data sources or the services and solutions, or the data, services or solutions of these suppliers have errors or are delayed, resulting in a disruption or inability to provide our customers with the information, products or solutions they desire.
Our ability to produce our products and solutions and develop new products and solutions is dependent upon the services and solutions of other suppliers, including certain data, software and service suppliers. We obtain data from many third-party data sources, including dealers, service shops, police agencies and governmental entities. Our business relies on our ability to obtain data for our own internal operational purposes and for the benefit of customers using our products and solutions. Certain of our third-party data sources supply us with critical datasets that support our products and solutions to which suitable alternative sources may not be readily available. If any such providers were to limit, discontinue or materially alter our access, we may be unable to obtain comparable data from other sources in a timely or cost-effective manner, or at all, it could have a material adverse effect on our business, financial condition or results of operations.
Some of our products and solutions and their related value are dependent upon updates from our third-party data suppliers, and most of our information and data products and solutions are dependent upon continuing access to historical and current data. We could experience interruptions in our data access for a number of reasons, including difficulties in renewing our agreements with third-party data providers, changes to the software used by third-party data providers, efforts by industry participants to restrict access to data, increased fees we may be charged by third-party data providers and legal or regulatory changes. Our competitive position could be negatively affected if any of our key data providers terminates its relationship with us or if data flow from any key data provider is interrupted. If these third-party data providers experience difficulty meeting our requirements or standards, have adverse audit results, violate the terms of our agreements or applicable law, fail to obtain or maintain applicable licenses cease operations temporarily or permanently, face financial distress or other business disruptions, increase their fees, or if the relationships we have established with such third-party data providers deteriorate, expire or otherwise terminate, whether as a result of macroeconomic conditions or otherwise, we could suffer increased costs and we may be unable to provide similar services or operate some aspects of our business until an equivalent provider could be found or we could develop replacement technology or operations, which could damage our financial condition and reputation. Furthermore, if we are unsuccessful in identifying or finding high-quality third-party data providers, if we fail to negotiate cost-effective relationships with them, or if we ineffectively manage these relationships, it could have a material adverse effect on our business, financial condition or results of operations.
Some of our suppliers are also our competitors, and from time to time they negotiate to change the terms of the data and services that they supply to us in order to gain an advantage in the marketplace, which could materially harm our business.
We utilize certain information and data provided by third-party sources in a variety of ways, including information gathered by market participants and large volumes of data from a vast contributing network of partners. From time to time, the data we receive from our third-party suppliers has errors, is delayed, has

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
design defects, is unavailable on acceptable terms or is not available at all. While such issues have not materially adversely affected us to date, the future occurrence of any such issue could have a material adverse effect on our business, financial condition or results of operations.
In addition, the consolidation of our third-party data suppliers has reduced the number of firms we partner with, which has impacted the size of our third-party data supplier base for certain products and solutions and resulted in an increase in fees charged by certain of our third-party data supplier partners. Certain of our agreements with third-party data suppliers allow them to cancel on short notice. Termination of one or more of our significant data agreements or exclusion from, or restricted use of, or litigation in connection with, a significant third-party data provider’s data assets could result in a substantial decrease of the available information for us to use (and offer our customers) and could have a material adverse effect on our business, financial condition or results of operations.
Outsourcing certain aspects of our business could result in material financial loss, increased costs, regulatory actions and penalties, reputational harm, unauthorized access to our systems, system or network disruption and improper disclosure of confidential information.
We have outsourced certain functions to third-party service providers to leverage leading specialized capabilities and achieve cost efficiencies, and such functions may be further outsourced. From time to time, our third-party service providers do not perform to our standards, produce reliable results, perform in a timely manner or perform at all. We also face the risk that our third-party service providers may fail to comply with legal requirements or maintain the confidentiality of our proprietary information. Failure of these third parties to meet their contractual, regulatory, confidentiality or other obligations to us could result in material financial loss, higher costs, regulatory actions and reputational harm.
Outsourcing these functions also involves the risk that the third-party service providers may not maintain adequate physical, technical and administrative safeguards to protect the security of our confidential information and data. Failure of these third parties to maintain these safeguards have in the past, and may in the future, result in unauthorized access to our systems or a system or network disruption that could lead to improper disclosure of confidential information or data, regulatory penalties and remedial costs.
A third-party cloud infrastructure provider provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. Currently, we run a significant amount of our computing on such platform. Given this, any disruption of or interference with our use of such platform could have a material adverse effect on our business, financial condition or results of operations.
We rely on the business infrastructure and systems of third parties with whom we do business and to whom we outsource the maintenance and development of operational and technological functionality, including our third-party “cloud” computing services. Our third-party service providers could experience system breakdowns or failures, outages, downtime, cyber attacks, adverse changes to financial condition, bankruptcy or other adverse conditions, which could have a material adverse effect on our business and reputation. Thus, our plans to increase the amount of our infrastructure that we outsource to “the cloud” or to other third parties may increase our risk exposure.
Our inability to successfully recover should we, our third-party service providers or our customers experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged customer relationships or legal liability.
Should we or our third-party service providers experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, public health crisis (e.g., pandemic), security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made disaster, our ability to continue to operate will depend, in part, on the availability of our or our third-party service providers’ personnel, our or our third-party service providers’ office facilities and the proper functioning of our or our third-party service providers’ computer, telecommunication and other related systems and operations. In the event of any such disaster or other business continuity problem, we could experience operational challenges with regard to particular

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
areas of our operations, such as key executive officers or personnel, or we could be exposed to the operational challenges of our third-party service providers, over which we have no control, which could have a material adverse effect on our business, financial condition or results of operations.
The steps governments take to prevent or contain a disaster or other business continuity problem (such as travel restrictions, shelter in place orders, business shutdowns or quarantines) may negatively impact our operations, or the operations of our third-party service providers or customers, or may limit our ability to interact with customers and effectively maintain and grow our operations, including through securing new subscriptions and renewals.
The negative impact of a disaster or other business continuity problem on our customers could result in our products and solutions facing pricing pressure or delayed renewals, and challenges to new sales, which would in turn reduce revenue, ultimately impacting our results of operations.
We regularly assess and take steps to improve our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we, our third-party service providers or our customers experience a disaster or other business continuity problem, could materially interrupt our business operations and result in material financial loss, loss of human capital, regulatory actions, reputational harm, damaged customer relationships or legal liability.
Inability to attract, retain or train key qualified personnel or to navigate key management transitions could have a material adverse effect on our business and results of operations.
The development, maintenance, sale and support of our products and solutions are dependent upon the knowledge, experience and ability of our highly skilled, educated and trained key personnel. Accordingly, our business is dependent on successfully attracting, retaining and training talented employees and navigating key management transitions (including in our executive leadership team) in a highly competitive business environment. Our ability to attract and retain talented employees is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. While we offer competitive salary and benefit packages, intense competition for talent within our markets is driving difficulties in attracting and retaining skilled employees. Key management transitions, such as the recent changes to our executive leadership team and changes due to the Separation, involve inherent risk, and such transition periods can be disruptive and may result in a loss of personnel with deep institutional or technical knowledge. If we are less successful in our recruiting efforts, or if we are unable to attract, retain or train key qualified personnel or to navigate key management transitions, including as part of the Separation, our ability to develop and deliver successful products and solutions or achieve strategic goals may be adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.
Risks Related to Cybersecurity, Technology and Innovation
Our size, scale and role in the global markets increases our exposure to cyber attacks and other cybersecurity risks, which could have a material adverse effect on our business, financial condition or results of operations.
Our operations rely on the secure processing, storage and transmission of confidential, sensitive and other types of data and information by our information systems and networks and those of our third-party service providers, including our vendors, data partners and distribution partners. Cybersecurity threats continue to evolve and are increasingly difficult to detect and successfully defend against. As a result, cybersecurity threats have in the past and may in the future defeat the measures that we or our third-party service providers take to anticipate, detect, avoid or mitigate such threats.
Unauthorized disclosure of confidential information as a result of cyber attacks and other unauthorized occurrences on our information systems and networks could cause our customers to lose faith in our ability to protect confidential information and therefore cause customers to cease doing business with us.
The cybersecurity threats we and our third-party service providers (including our vendors, data partners and distribution partners) face are rapidly evolving and are becoming increasingly sophisticated (often

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
through the use of AI) and include denial of service attacks, ransomware, spyware, misinformation, phishing/smishing/vishing attacks, business compromise attacks, typosquatting, automated attacks, employee errors, negligence or malfeasance, the use of malicious codes or worms, payment fraud and other unauthorized occurrences on, or conducted through, our or our third-party service providers’ (including our vendors’, data partners’ and distribution partners’) information systems and networks, originating from a wide variety of sources, including criminals, terrorists, nation states, financially motivated actors, internal actors and external service providers. The cybersecurity risks we and our third-party service providers face range from cyber attacks common to most industries, to more sophisticated and targeted attacks, including attacks carried out by state-sponsored actors, intended to obtain unauthorized access to certain information or information systems or networks due in part to our prominence in the global marketplace.
We and our third-party service providers, including our vendors, data partners and distribution partners, experience cyber attacks, data breaches and other cybersecurity threats of varying degrees on a regular basis. The volume of such attacks, breaches and threats has increased over the years and we expect that volume to continue to increase. Breaches of our or our third-party service providers’ (including our vendors’, data partners’ and distribution partners’) information systems and networks may cause material interruptions or malfunctions in our or such third-party’s websites, applications or data processing, or may compromise the confidentiality and integrity of material information regarding us, our business or our customers. Although we have not experienced a cyber attack or data breach that has had a material adverse effect on us to date, we may experience such an event in the future.
In the ordinary course of business, we are exposed to vulnerabilities in widely deployed third-party software. While such vulnerabilities have not resulted in a material adverse effect on us to date, they require us to devote time and resources to remediation on a regular basis. Notwithstanding our efforts, we may suffer a material adverse effect resulting from such vulnerabilities in the future.
Misappropriation, improper modification, destruction, corruption or unavailability of our data and information, including personal data, due to cybersecurity incidents, attacks or other security breaches, or the perception of such an occurrence, could damage our brand and reputation, result in litigation, regulatory actions, sanctions or other statutory penalties, or lead to loss of customer confidence in our security measures and reliability. While such incidents have not had a material impact on us to date, future incidents could materially harm our ability to retain customers and gain new ones, result in financial losses that are either not insured against or not fully covered through any insurance maintained by us, and lead to increased expenses related to addressing or mitigating the risks associated with any such incidents. We may be required to expend significant resources to mitigate the impact of any errors, interruptions, delays or cessations of service and we may have insufficient recourse against our third-party service providers, including our vendors. Additionally, our failure to timely or accurately communicate cybersecurity incidents to relevant parties, including as a result of a failure of our third-party service providers, including our vendors, to inform us of incidents impacting their information systems or networks in a timely manner could result in regulatory or litigation risk, and reputational harm.
We devote significant resources to maintain and regularly update our systems and processes that are designed to protect the security of our information systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to our customers and employees, and we expect to continue to expend significant additional resources to bolster these protections. However, such measures cannot provide absolute security and may be circumvented or become obsolete, and additional measures that we take to prevent or mitigate cyber incidents may be expensive or ineffective. Additionally, fragmented security tooling could create visibility gaps and increase the risk of missed threats and slower response.
Any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.
Our inability to successfully develop, adapt or implement new and improved processes and technology could materially adversely impact our business, financial condition or results of operations.
The rapid change of technology is a key feature of all of the markets in which we operate. To succeed in the future, we will need to deploy improved processes and technology to innovate, design, develop,

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
assemble, test, market and support new products and solutions and enhancements to our existing products and solutions in a timely and cost-effective manner.
Innovation and constant development in support of new products and solutions and enhancements to existing products and solutions call for the implementation of new and improved processes and technologies that require related change management efforts. While we employ a certain level of internal and external resources to mitigate the risks associated with implementing process and technology improvements, new processes and technologies that are still in development tend to be subject to more risks than established processes and technologies. For instance, we are incorporating AI in internal operations across our Company, which subjects us to a variety of risks, as further described in the risk factor entitled “Our approach to AI may not be successful, which could materially and adversely affect our business, financial condition or results of operations.” Additionally, certain of our new processes require manual data entry or collection before they can be automated, which subjects them to greater risk of human error. We may also face unexpected challenges in execution that may require more management attention than expected, thus diverting management time and energy from other businesses. The foregoing and other unforeseen factors could also result in additional commitments of financial resources and business disruptions.
We have transitioned an important portion of our technology to a cloud-based infrastructure, which is complex, time consuming and involves substantial expenditures. Our utilization of cloud services is critical to developing and providing products and solutions to our customers, scaling our business for future growth, maintaining data and otherwise operating our business; any such implementation involves risks inherent in the conversion to a new system, including loss of information and potential disruption to our normal operations. We may discover material deficiencies in our design or implementation or maintenance of the new cloud-based systems that could adversely affect our business. Disruptions to either the outsourced systems or the communication links between us and the outsourced supplier may negatively affect our ability to operate our data systems and impair our ability to provide products and solutions to our customers.
Enhancing existing products and solutions and developing new products and solutions often requires effective collaboration across various divisions, functions and business lines of the Company. Ineffective or insufficient collaboration across divisions, functions and business lines decreases our ability to expand geographically, enhance products, innovate, increase sales, promote brand awareness and may result in a material adverse effect on our business, financial condition or results of operations.
Social, ethical and operational issues relating to the use of new and evolving technologies, such as AI, in our offerings could materially and adversely affect our business, financial condition or results of operations.
Our offerings use new and evolving technologies, such as AI. These new and evolving technologies often present social and ethical risks and challenges that could affect their adoption, and therefore our business. For example, the use of AI could lead to harmful consequences such as accuracy issues, unintended biases or discriminatory outputs. Enabling or offering solutions that draw controversy due to their perceived or actual impact on society or failing to properly remediate any social or ethical issues that may arise in our offerings may result in material brand or reputational harm, competitive harm, legal liability or loss of public confidence, or a material reduction to the marketability or competitiveness of our products and solutions. For our products and solutions that rely on AI to be competitive in the evolving and continually developing AI landscape, we must apply resources and make investments to secure such competitiveness and to ensure that our products and solutions that rely on AI are developed and implemented in a way to minimize unintended and harmful impacts. In addition, our failure to continue development and adoption of ethical and transparent policies and procedures related to AI could negatively impact our reputation and customer confidence. Any of these social, ethical or operational issues could have a material adverse effect on our business, financial condition or results of operations.
Our use of open source software could result in litigation or impose unanticipated restrictions on our ability to commercialize our products and solutions.
We use open source software in our technology, most often as small components within a larger product or solution. Open source code is also contained in some third-party software we rely on. The terms of many open source licenses are ambiguous and have not been interpreted by U.S. or other courts. These licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
to commercialize our products and solutions, licenses the software on unfavorable terms, or requires us to take other remedial actions, any of which could have a material adverse effect on our business, financial condition or results of operations. While we have not been subject to any such disputes in the past, we could in the future be subject to suits by parties claiming breach of the terms of licenses, which could be costly for us to defend.
Our inability to adequately obtain, protect and maintain our intellectual property and other proprietary rights could impact our competitive position.
We consider many of our products and solutions to be proprietary, and our success depends, in part, on protecting our intellectual property, proprietary information, and technology. We rely on a variety of measures to maintain, protect and enforce our intellectual property portfolio, including trademark and patent protection, trade secret laws, confidentiality procedures and contractual restrictions, all of which provide only limited protection. In particular, such measures may not prevent infringement, violation or misappropriation of our intellectual property rights or proprietary or confidential information. We have filed for patents in the United States and in certain international jurisdictions, but such protections can be expensive and may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. We do business in a number of countries included on the Priority Watch List and/or Watch Lists maintained by the Office of the United States Trade Representative which are currently thought to afford less protection to intellectual property rights generally than some other jurisdictions. The lack of strong patent and other intellectual property protection in jurisdictions in which we operate increases our vulnerability regarding unauthorized disclosure or use of our intellectual property and undermines our competitive position. In addition, even in jurisdictions where there are strong protections for intellectual property rights, our ability to enforce our intellectual property rights may be impacted by the number of competitors attempting to infringe or misappropriate our intellectual property.
We cannot assure you that any future patent, trademark, or other intellectual property registrations will be issued for our pending or future applications or that any of our current or future patents, trademarks or other intellectual property rights will be valid, enforceable, sufficiently broad in scope, provide adequate protection of our technology or other proprietary rights, or provide us with any competitive advantage. Any additional investment in protecting our intellectual property rights through additional trademark, patent or other intellectual property filings could be time consuming and expensive, both in terms of application and maintenance costs. We make business decisions about whether and where to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Businesses we acquire may also have intellectual property portfolios which increase the complexity of managing our intellectual property portfolio and protecting our competitive position. Failure to obtain, protect and maintain our intellectual property adequately could harm the value of, and revenue generated by, such assets as well as harm our reputation and affect our ability to compete effectively.
We also attempt to protect our intellectual property, technology, and other confidential or proprietary information by requiring our employees, contractors, and other third parties who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements, and third parties we share information with to enter into nondisclosure and confidentiality agreements. However, we cannot guarantee that we will be successful in maintaining, protecting, or enforcing the confidentiality of our trade secrets or that our non-disclosure agreements will provide sufficient protection of our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or other disclosure. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, fact-intensive, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets and know-how. Further, these agreements do not prevent our competitors from independently developing product or service offerings that are substantially equivalent or superior to our offerings. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. The loss of trade secret protection could make it easier for third parties to compete

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
with our products and solutions by copying functionality, and pervasive data leakage could render our capabilities redundant over time.
Our products and solutions also contain intellectual property delivered through a variety of digital and other media. Our ability to achieve anticipated results depends in part on our ability to defend our intellectual property rights against infringement and misappropriation. Our business, financial condition or results of operations could be materially and adversely affected by inadequate or changing legal and technological protections for intellectual property and proprietary rights in some jurisdictions and markets. For example, the legal landscape with respect to AI is rapidly evolving, and we do not yet know whether intellectual property laws and regulations in the jurisdictions in which we operate will enable us to effectively protect our intellectual property rights from unintended use by AI. Additionally, third parties could use our data with AI tools to create their own insights and potentially supplant our products and solutions.
Our products may also contain intellectual property of third-party sources. Any claims by third parties that we infringed, misappropriated or otherwise violated their intellectual property rights could result in termination of the relevant source agreement, litigation or reputational damage, or may require us to enter into royalty and licensing agreements on unfavorable terms or to stop selling or redesign affected products or solutions, which could have a material adverse effect on our business, financial condition or results of operations.
We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.
Our success depends, in part, on our ability to operate our business without infringing, misappropriating or otherwise violating third-party intellectual property rights. There is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. We may in the future be subject to claims and litigation alleging that we or our products or solutions infringe, misappropriate or otherwise violate others’ intellectual property rights, including the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or nonpracticing entities. We may also learn of possible infringement, misappropriation or other violation of our trademarks, copyrights, patents and other intellectual property. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may result in significant settlement costs or payment of substantial damages. Many potential litigants, including patent holding companies, have the ability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to stop offering some products or solutions or prevents us from conducting our business as we have historically done or may desire to do in the future. We might also be required to seek a license and pay royalties for the use of such intellectual property, which may not be available on commercially acceptable terms, or at all. Alternatively, we may be required to modify our products and solutions, which could require significant effort and expense and may ultimately not be successful.
In addition, we use open source software in our products and will use open source software in the future. From time to time, we may face claims regarding ownership of, or demanding release of, the source code, the open source software or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, or require us to devote additional product, technology, and development resources to change our products or solutions, any of which would have a negative effect on our business and operating results. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could have a material adverse effect on our business, financial condition or results of operations.
We rely heavily on network systems and the Internet, and any failures or disruptions thereof may adversely affect our ability to serve our customers.
Our products and solutions are delivered electronically, and our customers rely on our ability to process transactions rapidly and deliver substantial quantities of data on computer-based networks. Our customers also depend on the continued capacity, reliability and security of our electronic delivery systems, our websites and the Internet.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Our ability to deliver our products and solutions electronically may be impaired due to infrastructure or network failures, malicious or defective software, human error, natural disasters, service outages at third-party Internet providers or increased government regulation. Delays in our ability to deliver our products and solutions electronically may harm our reputation and result in the loss of customers.
Although we have disaster recovery plans that include backup facilities for our primary data centers, our systems are not always fully redundant, and our disaster planning may not always be sufficient or effective. As such, these disruptions may affect our ability to store, handle and secure such data and information and could have a material adverse effect on our business, financial condition or results of operations.
Our operations and infrastructure may malfunction or fail, which could have a material adverse effect on our business, financial condition or results of operations.
Our ability to conduct business may be materially and adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located, including the location of our headquarters, and major cities worldwide in which we have offices.
This may include a disruption involving physical or technological infrastructure used by us or third parties with or through whom we conduct business, whether due to human error, natural disasters, power loss, telecommunication failures, cyber attacks, data breaches, break-ins, sabotage, intentional acts of vandalism, acts of terrorism, political unrest, war or otherwise. Technology failures could also result from inadequate implementation or poor governance. Our efforts to secure and plan for potential disruptions of our major operating systems may not always be successful, and future disruptions could have a material adverse effect on our business, financial condition or results of operations.
We rely on our information technology environment and certain critical databases, systems, applications and services to support key product and solution offerings. We believe we have appropriate policies, processes and internal controls to ensure the stability of our information technology, provide security from unauthorized access to our systems and maintain business continuity, but our business could be subject to significant disruption, including from AI errors, and our business, financial condition or results of operations could be materially and adversely affected by unanticipated system failures, data corruption or unauthorized access to our systems.
The physical or technological infrastructure used by us or our third-party service providers can become obsolete or restrictive, unavailable, incompatible with future versions of our products, fail to be comprehensive or accurate, or fail to operate effectively, and our business could be adversely affected if we are unable to timely or effectively replace it.
We also do not have fully redundant systems for most of our smaller office locations and low-risk systems, and our disaster recovery plan does not include restoration of non-essential services. If a disruption occurs in one of our locations or systems and our personnel in those locations or those who rely on such systems are unable to utilize other systems or communicate with or travel to other locations, such persons’ ability to service and interact with our customers may suffer.
We cannot predict with certainty all of the adverse effects that could result from our failure, or the failure of a third party, to efficiently address and resolve these delays and interruptions. A disruption to our operations or infrastructure could have a material adverse effect on our business, financial condition or results of operations.
Risks Related to Legal and Regulatory Matters
Exposure to litigation and government and regulatory proceedings, investigations and inquiries could have a material adverse effect on our business, financial condition or results of operations.
In the normal course of business, both in the U.S. and abroad, we and our subsidiaries are defendants in numerous legal proceedings or the subject of government and regulatory proceedings, investigations and inquiries, as discussed under “Business — Legal Proceedings” and we face the risk that additional proceedings, investigations and inquiries will arise in the future. These matters can encompass a wide range of claims,

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
including those arising from our marketing and advertising activities, alleged breaches of contract, intellectual property disputes, data privacy and consumer protection.
Various government and self-regulatory agencies may make inquiries and conduct investigations into our compliance with applicable laws and regulations. From time to time, we also face proceedings, investigations or inquiries related to tax matters. Enhancements to our products and solutions combined with evolving regulation requires us to continuously evaluate our regulatory and compliance obligations, and government and self-regulatory agencies may conduct investigations to determine whether our products and solutions subject us to additional regulations. Any of these proceedings, investigations or inquiries impose additional expenses on the Company, require the attention of senior management, and could ultimately result in adverse judgments, damages, fines, penalties, activity restrictions, reduced demand for our products and solutions or negative impacts on our cash flows, which could have a material adverse effect on our business, financial condition or results of operations.
In view of the uncertainty inherent in litigation, government and regulatory enforcement matters, and changing political sentiments, we cannot predict the eventual outcome of the matters we are currently facing or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments or impact of activity restrictions may be. The outcome of matters that we may face in the future could have a material adverse effect on our business, financial condition or results of operations.
As litigation or the process to resolve pending matters progresses, as the case may be, we continuously review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business and competitive position.
Risks relating to legal proceedings may be heightened in foreign jurisdictions that lack the legal protections or liability standards comparable to those that exist in the U.S. In addition, new laws and regulations may continue to be enacted that may establish lower liability standards, shift the burden of proof or relax pleading requirements, thereby increasing the risk of successful litigations against us in the U.S. and in foreign jurisdictions. These litigation risks are often difficult to assess or quantify and could have a material adverse effect on our business, financial condition or results of operations.
We may not have adequate insurance or reserves to cover these risks, and the existence and magnitude of these risks often remains unknown for substantial periods of time and could have a material adverse effect on our business, financial condition or results of operations.
Changes in the global privacy, data localization and data protection legislative, regulatory and commercial environments in which we operate may materially and adversely impact our ability to collect, compile, use and publish data and could have a material adverse effect on our business, financial condition or results of operations.
We, and certain types of information we collect, compile, store, use, process, transfer, publish and/or sell, are subject to laws and regulations governing the protection of personal and sensitive information in various jurisdictions in which we operate. Further, global privacy, data localization, data maintenance, data transfer and data protection legislation, regulatory, enforcement and policy activity are rapidly and continually evolving and creating a complex regulatory compliance environment. There is also increasing public concern among certain privacy and data protection advocates, government regulators, litigators and the press regarding, and resulting increasing regulations of, privacy, data, and consumer protection issues. Certain laws and regulations to which we are subject pertain to personally identifiable information (“PII”) relating to individuals. Such laws and regulations constrain the collection, use, processing, storage, and transfer of PII, and impose other obligations with which we must comply. Costs and adaptation of our business practices to comply with evolving laws and regulations governing and restricting the processing and transfer of certain data is, and we expect will continue to be, significant. In addition, such measures, as well as any associated inquiries or investigations or any other government actions, increase our operating costs and require significant management time and attention, and may result in negative publicity and subject us to significant costs that may harm our business, including fines or damages as well as demands or orders that we modify or cease existing business practices.
There has been increased public attention regarding the use and transfer of personal information and regulations intended to strengthen data protection, information security and consumer and personal privacy.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
The law in these areas continues to develop and the changing nature and interpretations of these laws by courts, including in jurisdictions such as the U.S. (including in an increasing number of U.S. states), the European Union (the “EU”), the People’s Republic of China and India could have a significant impact on our processing of employee, commercial, vendor, and customer data, and in turn, our business practices.
We move data across national borders to conduct our operations, and consequently, are subject to a variety of evolving laws and regulations regarding privacy, data protection, and data security in an increasing number of jurisdictions. Many jurisdictions have passed laws in this area, such as the U.S. Driver’s Privacy Protection Act (the “DPPA”), the FTC’s Gramm-Leach-Bliley Act (“GLBA”) Safeguard Rule, the European Union General Data Protection Regulation (the “GDPR”), the U.K. General Data Protection Regulation (“U.K. GDPR”), a version of the GDPR as implemented into the laws of the U.K., Quebec Law 25 and proposed Federal Bill C-27 in Canada, the Cybersecurity Law of the People’s Republic of China adopted in 2017, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (collectively, the “CCPA”) and the California CARS Act, and numerous other similar comprehensive state-level data privacy and security laws in other U.S. states, including Virginia, Colorado, Utah and Connecticut, and numerous other jurisdictions are considering imposing similar laws and regulations. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. The Chinese government has also proposed or promulgated a number of measures and regulations in recent years regarding cybersecurity and data security, including without limitation the Cybersecurity Review Measures, the Data Security Law, the Personal Information Protection Law and the Regulations on Network Data Security Management.
These laws and regulations are wide-ranging in scope and impose numerous requirements on entities that process personal data, including requirements relating to processing sensitive data, obtaining consent of the individuals to whom the personal data relates in certain circumstances, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processes that will have access to personal data. Compliance with applicable U.S. and foreign privacy and data protection laws and regulations is a vigorous and time-intensive process, and the costs and efforts required to adapt our business practices to comply with and implement increasing privacy and data protection requirements have been, and we except will continue to be, significant, particularly because these laws and regulations are increasing in complexity and number, sometimes change, and can conflict among the various jurisdictions in which we operate. It is possible that we could be prohibited or constrained from collecting or disseminating certain types of data or from providing certain products or solutions as a result of such laws and regulations. For example, we may not be able, or we may fail, to obtain appropriate third-party consent to collect or use certain types of data for certain purposes in our business. Moreover, if our business fails to comply with these laws or regulations, we could be subject to significant litigation and civil or criminal penalties (including monetary damages, regulatory enforcement actions or fines) in one or more jurisdictions, as well as reputational damage that could result in the loss of data, brand equity and business. For example, a failure to comply with the GDPR or U.K. GDPR could result in fines up to the greater of €20 million (or £17.5 million under the U.K. GDPR) or 4% of annual global revenues. Additionally, in the case of a DPPA violation, U.S. courts may award liquidated damages of $2,500 per individual’s personal information. Furthermore, any inquiries or investigations, or any other governmental actions, regarding our privacy and data protection practices could require significant management time and attention, and may result in negative publicity and subject us to increased costs, as well as demands or orders that we modify our existing business practices.
We devote meaningful time and financial resources to compliance with current and future applicable international and U.S. privacy, cybersecurity, data protection and related laws and regulations. We have made, and expect to continue to make, capital investments and other expenditures to enhance cybersecurity preparedness and prevent future cyber incidents and breaches, including costs associated with additional security technologies, personnel, and experts. Any such expenses that we incur in the future, which could be material, will impact our results of operations in the period in which they are incurred, but may not meaningfully limit the success of future attempts to compromise our information or information technology systems.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Continued privacy and data protection concerns may result in new or amended laws and regulations. Future laws and regulations with respect to the collection, compilation, use and publication of information could result in limitations on our operations or data processing, leading to increased compliance or litigation expense and/or adverse publicity or loss of revenue, which could have a material adverse effect on our business, financial condition or results of operations. It is also possible that we could be prohibited from collecting or disseminating certain types of data, which could affect our ability to meet our customers’ needs or require changes in our processes, technologies and data management.
We are also, from time to time, subject to, or face assertions that we are subject to, additional obligations relating to personal and other data, by contract or due to assertions that self-regulatory obligations or industry standards apply to our practices. We are also subject to the terms of our privacy policies and privacy-related obligations to third parties, and could face claims or allegations that we are not in compliance with such terms, which could result in costly litigation and could have a material adverse effect on our business, financial condition or results of operations.
Future legislation, regulatory reform or policy changes, especially abrupt changes, could have a material adverse effect on our business, financial condition or results of operations.
Future legislation, regulatory reform or policy changes, such as data privacy, operational resilience and cybersecurity, tax regulations, AI and increased infrastructure spending and significant changes in trade policy (including sanctions and tariffs) could impact our business. There are currently a number of laws and regulations in jurisdictions in which we operate around the world that have recently been adopted but not yet implemented or have been proposed or are being considered to which we or our customers will or may become subject, but at this time their impact on our business and results of operations remains uncertain. Changes in legislation, regulation or policy increase the likelihood that we will fail to appropriately adapt to changes in our compliance obligations, particularly when such changes happen abruptly, such as following a change in government. Any of the foregoing changes could increase our litigation and regulatory exposure, directly impact our results of operations and cash flows, adversely affect our ability to provide our products and solutions, or adversely impact the demand for our products and solutions and could have a material adverse effect on our business, financial condition or results of operations. Such changes may also impact our business by creating increased volatility and uncertainty in the markets in which we operate. At this time, we cannot predict the scope or nature of these changes or assess what the overall effect of such potential changes could be on our results of operations or cash flows.
Our international business activities must comport with international trade restraints, including economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which could affect our ability to market and/or sell our products and solutions into certain countries where we do business. Failure to comply with these laws and regulations can result in significant fines and penalties and related material adverse effects on our reputation, business, financial condition and results of operations.
As a global company, we are subject to international trade restraints, including economic and financial sanction laws and embargoes. These laws include prohibitions or restrictions on the sale or supply of certain products and solutions to embargoed or sanctioned countries, regions, governments, persons and entities.
Embargoes and sanctions laws are changing rapidly for certain geographies, including with respect to Iran, Russia and Venezuela. These embargoes and sanctions laws have affected, and may in the future affect, our ability to continue to market and/or sell our products and solutions into these geographies and in turn adversely impact our revenue from such geographies. For example, in response to the ongoing military conflict between Russia and Ukraine, governments in the U.S., the EU, the U.K., Canada and others imposed financial and economic sanctions on certain industry segments and various parties in Russia and Belarus. Additional international trade restraints may be promulgated at any time, including following the recent change in the US administration, and may require changes to our operations and increase our risk of noncompliance. Failure to comply with these laws and regulations can result in significant fines and penalties and related material adverse effects on our reputation, business, financial condition and results of operations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Risks Relating to Our Common Stock
Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the Separation.
Prior to the Separation, there will have been no trading market for shares of our common stock. An active trading market may not develop or be sustained for our common stock after the Separation, and we cannot predict the prices at which our common stock will trade after the Separation. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:
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Fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

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Failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders, or changes by securities analysts in their estimates of our future earnings;

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Announcements by us or our customers, suppliers or competitors;

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Changes in market valuations or earnings of other companies in our industry;

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Changes in laws or regulations which adversely affect our industry or us;

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General economic, industry and stock market conditions;

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Future significant sales of our common stock by our stockholders or the perception in the market of such sales;

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Future issuances of our common stock by us; and

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The other factors described in these “Risk Factors” and elsewhere in this information statement.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the Company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
The trading market for our common stock may also be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.
A large number of our shares are or will be eligible for future sale, which may cause the market price of our common stock to decline.
Upon completion of the Separation, S&P Global will own up to 19.9% of the economic interest and voting power of our outstanding common stock. S&P Global currently intends to dispose of all of the Mobility common stock that it retains after the Separation, based on market and general economic conditions, including (i) through one or more subsequent exchanges of S&P Global common stock for S&P Global debt, (ii) through distributions to S&P Global stockholders either pro rata as dividends or in exchange for outstanding shares of S&P Global common stock, or (iii) in one or more public or private sale transactions. Prior to the completion of the Separation, we will enter into a Stockholder and Registration Rights Agreement under which we will agree, upon the request of S&P Global, to use our reasonable best efforts to effect a registration under applicable federal and state securities laws of any shares of our common stock retained by S&P Global to facilitate S&P Global’s disposition of our common stock. See “Certain Relationships and Related Person Transactions — Agreements with S&P Global — Stockholder and Registration Rights Agreement.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Upon completion of the Separation, we estimate that we will have outstanding an aggregate of approximately       shares of our common stock (based       on shares of S&P Global common stock outstanding on            , 2026). All of those shares (other than those held by our “affiliates”) will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the “Securities Act”). Shares held by our affiliates, which include our directors and executive officers, can be sold subject to volume, manner of sale and notice provisions of Rule 144 under the Securities Act. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately       shares of our common stock immediately following the Separation. We are unable to predict whether large amounts of our common stock will be sold in the open market following the Separation. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. As discussed in the immediately following risk factor, certain index funds will likely be required to sell shares of our common stock that they receive in the Separation. In addition, other S&P Global stockholders may sell the shares of our common stock they receive in the Separation for various reasons. For example, such stockholders may not believe our business profile or level of market capitalization as an independent company fits their investment objectives.
Because our common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices, significant amounts of our common stock will likely need to be sold in the open market where there may not be offsetting demand.
A portion of S&P Global’s outstanding common stock is held by index funds tied to the Standard & Poor’s 500 Index and other stock indices. Based on a review of publicly available information as of            , 2026, we believe approximately     % of S&P Global’s outstanding common stock is held by index funds. Because our common stock may not be included in the Standard & Poor’s 500 Index, and it may not be included in other stock indices at the time of the Separation, index funds currently holding shares of S&P Global common stock will likely be required to sell the shares of our common stock they receive in the Separation. There may not be sufficient buying interest to offset sales by those index funds. Accordingly, our common stock could experience a high level of volatility immediately following the Separation and, as a result, the price of our common stock could be adversely affected.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of Delaware law could delay or prevent a change in control of Mobility.
The existence of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could discourage, delay or prevent a change in control of Mobility that a stockholder may consider favorable. These include provisions:
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Providing the right to our Board of Directors to issue one or more classes or series of preferred stock without stockholder approval;

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Authorizing a large number of shares of stock that are not yet issued, which would allow our Board of Directors to issue shares to persons friendly to current management, thereby protecting the continuity of our management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us;

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Prohibiting stockholders from taking action by written consent; and

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Establishing advance notice and other requirements for nominations of candidates for election to our Board of Directors or for proposing matters that can be acted on by stockholders at the annual stockholder meetings.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions apply even if a takeover offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in our and our stockholders’ best interests. See “Description of Capital Stock.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Our amended and restated bylaws will designate Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us and limit the market price of our common stock.
Pursuant to our amended and restated bylaws, as will be in effect upon the completion of the Separation, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our directors or officers or other employees or agents to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against us or any of our directors or officers or other employees or agents arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; (iv) any action asserting a claim related to or involving us that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law. The forum selection clause in our amended and restated bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us and limit the market price of our common stock.
Your percentage ownership in Mobility may be diluted in the future.
In the future, your percentage ownership in Mobility may be diluted because of equity issuances for acquisitions, strategic investments, capital market transactions or otherwise, including equity awards that we may grant to our directors, officers, employees and other service providers. Our Compensation Committee may grant additional equity awards to our employees and other service providers after the Separation. These awards would have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we may issue additional equity awards to our employees and other service providers under our employee compensation and benefit plans.
In addition, our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions as our Board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See “Description of Capital Stock — Preferred Stock.”
Our common stock is and will be subordinate to all of our future indebtedness and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against our subsidiaries.
Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our common stock may become subject to the prior dividend and liquidation rights of holders of any class or series of preferred stock that our Board of Directors may designate and issue without any action on the part of the holders of our common stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.
We cannot assure you that our Board of Directors will declare dividends in the foreseeable future.
While we initially expect to return capital to shareholders through quarterly cash dividends, our Board of Directors may not declare dividends in the future or may decrease the amount of a dividend as compared to a prior period. The declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board of Directors deems relevant. We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described herein.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
THE SEPARATION
General
On April 29, 2025, S&P Global announced a plan to distribute to S&P Global’s stockholders shares of Mobility common stock through the Separation, including the Restructuring Transactions and the Distribution. Mobility is currently a wholly owned subsidiary of S&P Global and, at the time of the Distribution, S&P Global will hold, through its subsidiaries, certain assets and liabilities associated with the Spin Business. The Separation will be achieved through the transfer of certain assets and liabilities of the Spin Business to Mobility or its subsidiaries through the Restructuring Transactions and the distribution of at least 80.1% of the outstanding shares of Mobility common stock to holders of S&P Global common stock on the record date of         , 2026 through the Distribution. At the effective time of the Distribution, S&P Global stockholders will receive         shares of Mobility common stock for every        shares of S&P Global common stock held on the record date. The Separation is expected to be completed on            , 2026. Immediately following the Separation, S&P Global stockholders as of the record date will own at least 80.1% of the outstanding shares of Mobility common stock and S&P Global will own up to 19.9% of the outstanding shares of Mobility common stock. Following the Separation, Mobility will be an independent, publicly traded company.
As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements to effect the Separation and provide a framework for our relationship with S&P Global after the Separation. These agreements will provide for the allocation between us and S&P Global of the assets, liabilities and obligations of S&P Global and its subsidiaries, and will govern the relationship between Mobility and S&P Global after the Separation. In addition to the Separation and Distribution Agreement, the other principal agreements to be entered into with S&P Global include:
•
Tax Matters Agreement;

•
Transition Services Agreement;

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Employee Matters Agreement; and

•
Certain other commercial arrangements.

The Separation as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “— Conditions to the Distribution” below. We cannot provide any assurances that S&P Global will complete the Separation.
Reasons for the Separation
The S&P Global Board of Directors believes that separating the Spin Business from S&P Global’s other businesses is in the best interests of S&P Global and its stockholders and has concluded that the Separation will provide S&P Global and Mobility with a number of potential opportunities and benefits, including the following:
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Strategic and Management Focus.   Permit the management team of each company to focus on its own strategic priorities with financial targets that best fit its own business and opportunities. Enable each company’s management team to better position its businesses to capitalize on developing macroeconomic trends, increase managerial focus to pursue its individual strategies and leverage its key strengths to drive performance. The management of each resulting company will be able to better concentrate on its core competencies and growth opportunities and will have increased flexibility and speed to design and implement strategies based on the characteristics of its business.

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Resource Allocation and Capital Deployment.   Allow each company to allocate resources, incentivize employees and deploy capital to capture the significant long-term opportunities in their respective markets. The Separation will enable each company’s management team to implement a capital structure, dividend policy and growth strategy tailored to each unique business. Both businesses are expected to have direct access to the debt and equity capital markets to fund their respective growth strategies.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
Investor Choice.   Provide investors, both current and prospective, with the ability to value the two companies based on their distinct business characteristics and make more targeted investment decisions based on those characteristics. Separating the two businesses will provide investors with a more targeted investment opportunity so that investors interested in our business will have the opportunity to acquire stock of Mobility.

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Employee Incentives and Retention.   Enable each company to better incentivize, attract and retain key employees through the use of equity compensation. Separating the two businesses will allow each company to design stock option and similar programs that better incentivize management to enhance business performance because the stock price performance of each company will be based on the performance of its own business.

While a number of potential costs and risks were considered, including, among others, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, the risk of volatility in our stock price immediately following the Distribution due to sales by S&P Global’s stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, potential disruptions to each business, the loss of synergies and scale, increased administrative costs, one-time separation costs, the fact that each company will be less diversified following the Separation and the potential inability to realize the anticipated benefits of the Separation, it was nevertheless determined that the potential benefits of the Separation outweighed the potential costs and risks in connection therewith and provided the best opportunity to achieve the above benefits and enhance stockholder value.
The financial terms of the Separation, including the new indebtedness expected to be incurred by Mobility or entities that are, or will become, prior to the completion of the Separation, subsidiaries of Mobility, has been, or will be, determined by the S&P Global Board of Directors based on a variety of factors, including establishing an appropriate pro forma capitalization for Mobility as a stand-alone company considering the historical earnings of the Spin Business and the level of indebtedness relative to earnings of various comparable companies. All or a portion of the proceeds from the Mobility indebtedness may be distributed to S&P Global in exchange for the contribution of Mobility assets and equity.
The Number of Shares You Will Receive
For every        shares of S&P Global common stock you own as of the close of business on          , 2026, the record date for the Distribution, you will receive        shares of Mobility common stock on the Distribution Date.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our common stock to S&P Global stockholders. Instead, as soon as practicable on or after the Distribution Date, the distribution agent for the Distribution will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing prices and distribute the net cash proceeds from the sales, net of brokerage fees and commissions, transfer taxes and other costs and after making appropriate deductions of the amounts required to be withheld for U.S. federal income tax purposes, if any, pro rata to each holder who would otherwise have been entitled to receive a fractional share in the Distribution. The distribution agent will determine when, how, through which broker-dealers and at what prices to sell the aggregated fractional shares. Each registered holder of Mobility common stock entitled to a fractional share will receive a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take approximately two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to holders of Mobility common stock. If a holder holds shares through a bank, broker or other nominee, the bank, broker or nominee will receive, on the holder’s behalf, a pro rata share of the aggregate net cash proceeds of the sales. Recipients of cash in lieu of fractional shares will not be entitled to any minimum sale price for the fractional shares or to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described below in “The Separation — Material U.S. Federal Income Tax Consequences of the Distribution — The Distribution.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
When and How You Will Receive the Distribution of Mobility Shares
S&P Global will distribute the shares of our common stock on           , 2026 to holders of record as of the close of business on the record date for the Distribution. The Distribution is expected to be completed following the market closing on the Distribution Date. S&P Global’s transfer agent and registrar, Computershare, will serve as transfer agent and registrar for the Mobility common stock and as distribution agent in connection with the Distribution.
If you own S&P Global common stock as of the close of business on the record date for the Distribution, the shares of Mobility common stock that you are entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to your account as follows:
•
Registered Stockholders.   If you own your shares of S&P Global stock directly, either in book-entry form through an account at Computershare and/or if you hold paper stock certificates, you will receive your shares of Mobility common stock by way of direct registration in book-entry form. Registration in book-entry form is a method of recording stock ownership when no physical paper share certificates are issued to stockholders, as is the case in the Distribution.

On or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of Mobility common stock that have been registered in book-entry form in your name.
Stockholders having any questions concerning the mechanics of having shares of our common stock registered in book-entry form may contact Computershare at the address set forth in “Summary — Questions and Answers About the Separation” in this information statement.
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Beneficial Stockholders.   Many S&P Global stockholders hold their shares of S&P Global common stock beneficially through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your S&P Global common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Mobility common stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares of common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Treatment of Outstanding Equity Compensation Awards
In connection with the Separation, outstanding S&P Global equity awards will generally be equitably adjusted in a manner that is intended to preserve the aggregate intrinsic value of such awards as of immediately before and after the Distribution.
Specifically, we intend that, in connection with the Separation, (i) outstanding S&P Global equity awards held by individuals who will continue to be employed by or provide services to S&P Global as well as former S&P Global employees (including those who primarily provided services to the Spin Business) will be equitably adjusted to reflect the difference in the value of S&P Global common stock before and after the Distribution in a manner that is intended to preserve the overall intrinsic value of the awards by taking into account the relative value of S&P Global common stock before and after the Distribution, and (ii) outstanding S&P Global equity awards held by individuals who are then-currently employed by or otherwise providing services to us, or whose employment or engagement will be transferred to us in connection with and prior to the Separation, will be converted into equity awards that will be settled in shares of our common stock in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards by taking into account the relative value of S&P Global common stock before the Distribution and the value of our common stock after the Distribution.
Results of the Separation
After the Separation, we will be an independent, publicly traded company that directly or indirectly holds certain assets and liabilities of the Spin Business. Immediately following the Separation, we expect to have approximately         stockholders of record, based on the number of registered stockholders of S&P

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Global common stock on           , 2026. We expect to have approximately        shares of Mobility common stock outstanding, based on the number of shares of S&P Global common stock outstanding on           , 2026 applying a distribution ratio of           shares of Mobility common stock for every        shares of S&P Global common stock, and the number of shares of Mobility common stock to be retained by S&P Global as described above. The actual number of shares to be distributed will be determined on the record date.
Before the completion of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with S&P Global to effect the Separation and provide a framework for our relationship with S&P Global after the Separation. These agreements will provide for the allocation of assets, liabilities and obligations subsequent to the Separation between Mobility and S&P Global (including with respect to transition services, employee matters, tax matters, intellectual property matters and certain commercial arrangements). For a more detailed description of these agreements, see “— Agreements with S&P Global” below. The Separation will not affect the number of outstanding shares of S&P Global common stock or any rights of S&P Global stockholders.
Incurrence of Debt
We intend to enter into new financing arrangements in anticipation of the Separation. We expect to incur up to $      of new debt.
Following the Separation, our debt obligations could restrict our business and may adversely impact our financial condition, results of operations or cash flows. In addition, the Separation may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to the businesses collectively. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally. See “Risk Factors — Risks Relating to the Separation — Following the Separation, we will have debt obligations that could restrict our business and adversely impact our results of operations, financial condition or cash flows. In addition, the separation of our business from S&P Global may increase the overall cost of debt funding and decrease the overall debt capacity and commercial credit available to us.”
Material U.S. Federal Income Tax Consequences of the Distribution
The following is a discussion of the material U.S. federal income tax consequences of the Distribution to U.S. Holders (as defined below) of S&P Global common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this information statement, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of S&P Global common stock that is, for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

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an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion addresses only the consequences of the Distribution to U.S. Holders that hold S&P Global common stock as a capital asset. It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that shareholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:
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a financial institution, regulated investment company or insurance company;

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a tax-exempt organization;

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a dealer or broker in securities, commodities or foreign currencies;

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a shareholder that holds S&P Global common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
a shareholder that holds S&P Global common stock in a tax-deferred account, such as an individual retirement account; or

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a shareholder that acquired S&P Global common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds S&P Global common stock, the tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of the partnership. A partner in a partnership holding S&P Global common stock should consult its tax adviser.
A U.S. Holder who acquired different blocks of S&P Global common stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of S&P Global common stock. A U.S. Holder who holds S&P Global common stock with differing bases or holding periods should consult its tax adviser.
This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift or other non-income tax or any non-U.S., state or local tax consequences of the Distribution. Accordingly, each holder of S&P Global common stock should consult his, her or its tax adviser to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Distribution to such holder.
Tax Opinion
The Distribution is conditioned upon the receipt of the opinion of Special Tax Counsel substantially to the effect that the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, in each case which is generally tax-free to S&P Global and its shareholders for U.S. federal income tax purposes, which we refer to as the “Closing Tax Opinion.” In rendering the Closing Tax Opinion, Special Tax Counsel will rely on (i) customary representations and covenants made by us and S&P Global, including those contained in certificates of officers of us and S&P Global, and (ii) specified assumptions, including an assumption regarding the completion of the Separation and certain related transactions in the manner contemplated by the transaction agreements. In addition, Special Tax Counsel’s ability to provide the Closing Tax Opinion will depend on the absence of changes in existing facts or law between the date of this information statement and the closing date of the Distribution. If any of the representations, covenants or assumptions on which Special Tax Counsel will rely is inaccurate or violated, Special Tax Counsel may not be able to provide the Closing Tax Opinion or the tax consequences of the Distribution could differ from those described below. The opinions of Special Tax Counsel do not preclude the IRS or the courts from adopting a contrary position.
The Distribution
Assuming that the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, in each case which is generally tax-free to S&P Global and its shareholders, and that the Restructuring Transactions generally will qualify as transactions that are tax-free for U.S. federal income tax purposes, in general, for U.S. federal income tax purposes:
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subject to limited exceptions, the Distribution, together with certain related transactions, will not result in the recognition of income, gain or loss to S&P Global or us;

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no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of S&P Global common stock upon the receipt of our common stock in the Distribution;

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the aggregate tax basis of the shares of our common stock distributed in the Distribution to a U.S. Holder of S&P Global common stock will be determined by allocating the aggregate tax basis such

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
U.S. Holder has in its shares of S&P Global common stock immediately before such Distribution between such S&P Global common stock and our common stock in proportion to the relative fair market value of each immediately following the Distribution;
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the holding period of any shares of our common stock received by a U.S. Holder of S&P Global common stock in the Distribution will include the holding period of the shares of S&P Global common stock held by a U.S. Holder prior to the Distribution; and

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a U.S. Holder of S&P Global common stock that receives cash in lieu of a fractional share of our common stock will recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the S&P Global common stock is more than one year as of the closing date of the Distribution.

In general, if the Distribution, including the retention of up to 19.9% of the shares of Mobility common stock and together with certain related transactions, does not qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and a distribution to which Section 355 of the Code applies, the Distribution will be treated as a taxable dividend to holders of S&P Global common stock in an amount equal to the fair market value of our common stock received, to the extent of such holder’s ratable share of S&P Global’s earnings and profits. In addition, if the Separation does not qualify as a distribution to which Section 355 of the Code applies, S&P Global will recognize significant taxable gain, which could result in significant tax to S&P Global.
Even if the Distribution were otherwise to qualify as a distribution to which Section 355 of the Code applies, the Distribution will be taxable to S&P Global under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the stock of S&P Global or our common stock is acquired as part of a plan or series of related transactions that includes the Distribution. If Section 355(e) applies as a result of such an acquisition, S&P Global would recognize taxable gain as described above, but the Distribution would generally be tax-free to U.S. Holders of S&P Global common stock for U.S. federal income tax purposes. Under some circumstances, the Tax Matters Agreement would require us to indemnify S&P Global for the tax liability associated with such taxable gain. See “— Agreements with S&P Global — Tax Matters Agreement.”
Under the Tax Matters Agreement, we will generally be required to indemnify S&P Global for the resulting taxes in the event that certain steps of the Separation fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries (see “— Agreements with S&P Global — Tax Matters Agreement”). If the Separation were to be taxable to S&P Global, the liability for payment of such tax by S&P Global or by us under the Tax Matters Agreement could have a material adverse effect on S&P Global or us, as the case may be.
Certain Reporting and Backup Withholding Requirements
U.S. Treasury regulations generally require holders who own at least 5% of the total outstanding stock of S&P Global (by vote or value) and who receive our common stock pursuant to the Distribution to attach to their U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Distribution. S&P Global and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of S&P Global common stock in lieu of fractional shares of our common stock in the Distribution may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Appraisal Rights
No S&P Global stockholder will have any appraisal rights in connection with the Separation.
Listing and Trading of Our Common Stock
As of the date of this information statement, there is no public market for our common stock. We intend to apply for listing of our common stock on the NYSE under the ticker symbol “          .”
Trading Between Record Date and Distribution Date
Beginning on the record date for the Distribution and continuing up to and including the Distribution Date, we expect that there will be two markets in S&P Global common stock: a “regular-way” market and an “ex-distribution” market. Shares of S&P Global common stock that trade on the “regular-way” market will trade with an entitlement to receive shares of Mobility common stock in the Distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to receive shares of Mobility common stock in the Distribution. Therefore, if you own shares of S&P Global common stock as of the close of business on the record date for the Distribution and you sell those shares in the “regular-way” market after the close of business on the record date for the Distribution and up to and including the Distribution Date, you will be selling your right to receive shares of Mobility common stock in the Distribution. If you own shares of S&P Global common stock as of the close of business on the record date for the Distribution and sell those shares in the “ex-distribution” market after the close of business on the record date for the Distribution and up to and including the Distribution Date, you will still receive the shares of Mobility common stock that you would be entitled to receive in respect of your ownership, as of the record date, of the shares of S&P Global common stock that you sold.
Furthermore, beginning on            , 2026 and continuing up to and including the Distribution Date, we expect there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of Mobility common stock that will be distributed to S&P Global stockholders on the Distribution Date. If you own shares of S&P Global common stock as of the close of business on the record date, you would be entitled to receive shares of our common stock in the Distribution. You may trade this entitlement to receive shares of Mobility common stock, without trading the shares of S&P Global common stock you own, in the “when-issued” market. On the first trading day following the Distribution Date, we expect “when-issued” trading with respect to Mobility common stock will end and “regular-way” trading in Mobility common stock will begin.
Conditions to the Distribution
We expect the Distribution will be effective on             , 2026, the Distribution Date, provided that, among other conditions described in the Separation and Distribution Agreement, the following conditions will have been satisfied or waived by S&P Global in its sole discretion:
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The Separation-related restructuring and financing transactions contemplated by the Separation and Distribution Agreement will each have been completed;

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The S&P Global Board of Directors will have approved the Distribution and will not have abandoned the Distribution or terminated the Separation and Distribution Agreement at any time prior to the Distribution;

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The SEC will have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, no stop order suspending the effectiveness of our registration statement on Form 10 will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC, and this information statement, or a notice of Internet availability thereof, will have been mailed to the holders of S&P Global common stock as of the record date for the Distribution;

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All actions and filings necessary or appropriate under applicable federal, state or other securities laws or “blue sky” laws and the rules and regulations thereunder will have been taken and, where applicable, become effective or accepted;

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
Our common stock to be delivered in the Distribution will have been approved for listing on the NYSE, subject to official notice of issuance;

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The Mobility Board of Directors, as named in this information statement, will have been duly elected or appointed, with such election or appointment, as applicable, to be effective as of the Distribution, and the amended and restated certificate of incorporation and amended and restated bylaws of Mobility, in substantially the form attached as exhibits to the registration statement of which this information statement is a part, will be in effect;

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Each of the ancillary agreements contemplated by the Separation and Distribution Agreement will have been executed and delivered by the parties thereto;

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S&P Global will have received the Closing Tax Opinion (which will not have been revoked or modified in any material respect), reasonably satisfactory to S&P Global, dated as of the Distribution Date (the “Tax Opinion Condition”);

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An independent appraisal firm acceptable to S&P Global will have delivered one or more opinions to the S&P Global Board of Directors concerning the solvency and capital adequacy matters of each of (a) S&P Global and its remaining businesses and (b) Mobility and its subsidiaries after consummation of the Distribution, and such opinions will be acceptable to the S&P Global Board of Directors in its sole and absolute discretion and such opinions will not have been withdrawn or rescinded;

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No applicable law will have been adopted, promulgated or issued that prohibits the consummation of the Distribution or any of the other transactions contemplated by the Separation and Distribution Agreement;

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Any material approvals and consents of governmental authorities and any material permits, registrations and consents from third parties, in each case, necessary to effect the Distribution and to permit the operation of the Spin Business after the Distribution substantially as conducted as of the date of the Separation and Distribution Agreement will have been obtained;

•
No event or development will have occurred or exist that, in the judgment of the S&P Global Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or any of the other transactions contemplated by the Separation and Distribution Agreement; and

•
Certain necessary actions to complete the Separation will have occurred, including that S&P Global will have entered into a distribution agent agreement with a distribution agent or otherwise provided instructions to a distribution agent regarding the Distribution.

The fulfillment of the foregoing conditions will not create any obligations on S&P Global’s part to effect the Separation, and the S&P Global Board of Directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the Separation, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, at any time prior to the Distribution.
We cannot assure you that all of the conditions will be satisfied or waived. In addition, if the Distribution is completed and the S&P Global Board waived any such condition, such waiver could have a material adverse effect on S&P Global’s and/or Mobility’s respective business, financial condition or results of operations, the trading price of Mobility common stock, or the ability of shareholders to sell their shares after the Distribution, including, without limitation, as a result of illiquid trading due to the failure of Mobility common stock to be accepted for listing or litigation relating to any preliminary or permanent injunctions sought to prevent the consummation of the Distribution. See “— Material U.S. Federal Income Tax Consequences of the Distribution — The Distribution” above for a discussion of the U.S. federal income tax consequences for S&P Global and its shareholders that may arise if S&P Global waives the Tax Opinion Condition and the Distribution is treated as a taxable transaction for U.S. federal income tax purposes.
Agreements with S&P Global
As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with S&P Global to effect the Separation and provide a framework for our relationship with S&P Global after the Separation. These agreements will provide for the allocation between us and S&P

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Global of the assets, liabilities and obligations of S&P Global and its subsidiaries, and will govern the relationships between Mobility and S&P Global subsequent to the Separation.
In addition to the Separation and Distribution Agreement (which will contain many of the key provisions related to the Separation and the distribution of our shares of common stock to S&P Global stockholders), these agreements include, among others:
•
Tax Matters Agreement;

•
Transition Services Agreement;

•
Employee Matters Agreement; and

•
Certain other commercial arrangements.

The forms of the principal agreements described below are expected to be filed as exhibits to the registration statement of which this information statement forms a part. The following descriptions of these agreements are summaries of the material terms of these agreements.
The Separation and Distribution Agreement
The Separation and Distribution Agreement will govern the overall terms of the Separation. Generally, the Separation and Distribution Agreement will include S&P Global’s and our agreements relating to the restructuring steps to be taken to complete the Separation, including the assets and rights to be transferred, liabilities to be assumed and related matters.
Subject to the receipt of required governmental and other consents and approvals and the satisfaction of other closing conditions, in order to accomplish the Separation, the Separation and Distribution Agreement will provide for S&P Global and us to transfer specified assets between the companies that will operate the Spin Business after the Distribution, on the one hand, and S&P Global’s remaining businesses, on the other hand. The Separation and Distribution Agreement will require S&P Global and us to use commercially reasonable efforts to obtain consents, approvals and amendments required to assign the assets and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement.
Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder requires a consent that will not be obtained before the Distribution, or if the transfer or assignment of any such asset or such claim or right or benefit arising thereunder would be ineffective or would adversely affect the rights of the transferor thereunder, the party retaining any asset that otherwise would have been transferred shall hold such asset for the use and benefit of the party entitled thereto and retain such liability for the account of the party by whom such liability is to be assumed, and take such other action in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred prior to the Distribution.
In addition, we will also grant and receive licenses under certain intellectual property in connection with the Separation and Distribution Agreement, which will generally provide us and S&P Global rights to continue operating our respective businesses following the Distribution.
The Separation and Distribution Agreement will specify those conditions that must be satisfied or waived by S&P Global prior to the completion of the Separation, which are described further above in “— Conditions to the Distribution.” In addition, S&P Global will have the right to determine the date and terms of the Separation, and will have the right, at any time until completion of the Distribution, to determine to abandon or modify the Distribution and to terminate the Separation and Distribution Agreement.
In addition, the Separation and Distribution Agreement will govern the treatment of indemnification, insurance and litigation responsibility and management. Generally, the Separation and Distribution Agreement will provide for uncapped cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the Spin Business with us and financial responsibility for the obligations and liabilities of S&P Global’s retained businesses with S&P Global. The Separation and Distribution Agreement will also establish procedures for handling claims subject to indemnification and related matters.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Tax Matters Agreement
In connection with the Separation, we and S&P Global will enter into the Tax Matters Agreement, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of certain of the Restructuring Transactions, including the Distribution and certain related transactions, to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.
In general, the Tax Matters Agreement will govern the rights and obligations that we and S&P Global have after the Separation with respect to taxes for both pre- and post-closing periods. Under the Tax Matters Agreement, S&P Global generally will be responsible for all of our pre-closing taxes that are reported on combined tax returns with S&P Global or any of its affiliates and all pre-closing non-income taxes attributable to the businesses and assets retained by S&P Global. We will generally be responsible for all of our pre-closing income taxes that are reported on tax returns that include only us and/or our subsidiaries (i.e., “separate tax returns”) and all pre-closing non-income taxes attributable to our business or assets.
In the Tax Matters Agreement, we will also agree to certain covenants that contain restrictions intended to preserve the tax-free treatment of the Separation. We may take certain actions prohibited by these covenants only if we obtain and provide to S&P Global a ruling from the IRS or an opinion from a tax adviser acceptable to S&P Global in its sole discretion, in each case, to the effect that such action will not jeopardize the tax-free treatment of these transactions, or if we obtain prior written consent of S&P Global, in its sole and absolute discretion, waiving such requirement. We will covenant not to take any action, or not to fail to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free treatment of the Separation, for all relevant time periods. In addition, these covenants will include specific restrictions on our ability to:
•
cause or permit certain business combinations or transactions to occur during the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code);

•
discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code) during the two-year period following the Distribution Date;

•
sell or otherwise issue our common stock during the two-year period following the Distribution Date, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;

•
redeem or otherwise acquire any of our common stock, other than pursuant to open-market repurchases of less than 20% of our common stock (in the aggregate), during the two-year period following the Distribution Date;

•
amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of our common stock, in each case during the two-year period following the Distribution Date; and

•
more generally, take any action that could reasonably be expected to cause the Separation or certain of the Restructuring Transactions undertaken pursuant thereto to fail to qualify as tax-free transactions for U.S. federal income tax purposes or for non-U.S. tax purposes.

We will generally be required to indemnify S&P Global against any and all tax-related liabilities incurred by S&P Global or its subsidiaries relating to the Separation, including the Distribution and certain related transactions, to the extent caused by any action undertaken by us or in respect of our shares. The indemnification will apply even if S&P Global has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Transition Services Agreement
The TSA will set forth the terms on which S&P Global will provide to Mobility, on a transitional basis, certain services or functions that the companies historically have shared. Additional information regarding the TSA will be provided in a subsequent amendment to this information statement.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Employee Matters Agreement
We intend to enter into an Employee Matters Agreement with S&P Global prior to the Separation that will govern each company’s respective compensation and benefit obligations with respect to current and former employees, directors and consultants. The Employee Matters Agreement will also set forth general principles relating to employee matters in connection with the Separation, such as the assignment of employees, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and duplication or acceleration of benefits.
Commercial Arrangements
We intend to enter into one or more commercial arrangements with S&P Global in connection with the Separation, including with respect to the cross-licensing of certain proprietary data or other materials. Additional information regarding these commercial arrangements will be provided in a subsequent amendment to this information statement.
Stockholder and Registration Rights Agreement
We intend to enter into a Stockholder and Registration Rights Agreement with S&P Global pursuant to which we will agree that, upon the request of S&P Global, subject to certain limitations, we will use our reasonable best efforts to effect the registration under applicable securities laws any shares of our common stock retained by S&P Global. If we intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities in a manner that would permit the registration for offer and sale of our common stock held by S&P Global, S&P Global will have the right to include its shares of our common stock in that offering.
In addition, S&P Global will agree to vote any shares of our common stock that it retains immediately after the Separation in proportion to the votes cast by our other stockholders. In connection with such agreement, S&P Global will grant us a proxy to vote its shares of our retained common stock in such proportion. As a result, S&P Global will not be able to exert any control over us through the shares of our common stock it retains. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from S&P Global to a person other than S&P Global, and neither the Stockholder and Registration Rights Agreement nor proxy will limit or prohibit any such sale or transfer.
Transferability of Shares of Our Common Stock
The shares of our common stock that you will receive in the Distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the Separation generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with us, and may include certain of our officers and directors. In addition, individuals who are affiliates of S&P Global on the Distribution Date may be deemed to be affiliates of ours. We estimate that our directors and executive officers, who may be considered “affiliates” for purposes of Rule 144, will beneficially own approximately        shares of our common stock immediately following the Separation. See “Ownership of Common Stock by Certain Beneficial Owners and Management” included elsewhere in this information statement. Our affiliates may sell shares of our common stock received in the Distribution only:
•
Under a registration statement that the SEC has declared effective under the Securities Act; or

•
Under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:
•
One percent of our common stock then outstanding; or

•
The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Rule 144 also includes notice requirements and restrictions governing the manner of sale for sales by our affiliates. Sales may not be made under Rule 144 unless certain information about us is publicly available.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to S&P Global stockholders who are entitled to receive shares of our common stock in the Distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither S&P Global nor we undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
DIVIDEND POLICY
We intend to pay a quarterly dividend, in cash, at a quarterly rate initially equal to $      per share of our common stock. The declaration and amount of any dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, cash flows, capital requirements of our business, covenants associated with our debt obligations, legal requirements, regulatory constraints, industry practice and any other factors the Board of Directors deems relevant. In addition, our ability to pay cash dividends on our capital stock may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025 on an actual basis as derived from our audited combined financial statements and related notes included elsewhere in this information statement and pro forma basis to give effect to the Separation and other matters, as discussed in “The Separation.”
The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change based on the finalization of the terms of the Separation and the agreements which define our relationship with S&P Global after the completion of the Separation. In addition, such adjustments are estimates and may vary materially from actual amounts recognized.
You should read the information in the following table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our audited combined financial statements and the related notes included elsewhere in this information statement.
We are providing the capitalization table for informational purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly traded company on December 31, 2025 and is not necessarily indicative of our future capitalization or financial condition.
We have not yet finalized our post-Distribution capitalization. We will have cash on hand in an amount to be determined at or prior to the time of the Distribution. We intend to update our financial information to reflect our post-Distribution capitalization in a subsequent amendment to this information statement.
As of December 31, 2025
	Actual	Pro Forma
(unaudited)
(in millions)
Cash and cash equivalents	$	$
Indebtedness:
Short-term debt
Long-term debt
Total indebtedness	$	$
Equity:
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, actual, shares issued and outstanding, pro forma
Additional paid-in capital
Accumulated other comprehensive income
Parent company investment
Total equity	$	$
Total capitalization	$	$

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X under the Exchange Act and consist of an unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 and an unaudited pro forma condensed combined balance sheet as of December 31, 2025 and related notes. The unaudited pro forma condensed combined financial statements reflect adjustments to our historical audited combined statement of income for the year ended December 31, 2025 and our historical audited combined balance sheet as of December 31, 2025, included elsewhere in this information statement.
The unaudited pro forma condensed combined statement of income gives effect to the Separation as if it had occurred on January 1, 2025, the beginning of our most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet gives effect to the Separation as if it occurred as of December 31, 2025, the most recent balance sheet date in our audited combined financial statements included elsewhere in this information statement.
The unaudited pro forma condensed combined financial information presented below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Separation” and the audited combined financial statements and corresponding notes thereto included elsewhere in this information statement. For factors that could cause actual results to differ materially from those presented in the unaudited pro forma condensed combined financial statements, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this information statement.
The unaudited pro forma condensed combined financial statements have been prepared to reflect adjustments related to the Separation (“Transaction Accounting Adjustments”) and adjustments to the Company’s historical combined financial statements to present the unaudited pro forma condensed combined statement of income and unaudited pro forma condensed combined balance sheet as if the Company were a separate stand-alone entity (“Autonomous Entity Adjustment”). The unadjusted pro forma condensed combined financial information has been adjusted to give effect to the following items (collectively, the “Pro Forma Adjustments”):
•
Adjustments for differences between the historical combined balance sheet prepared on a carve-out basis and assets and liabilities expected to be transferred between the Company and S&P Global. Adjustments also give effect to the related impacts to the unaudited pro forma condensed combined statement of income;

•
Recapitalization of equity accounts (i.e., the presentation change from divisional equity to full equity disclosure presenting common stock, additional paid-in capital, etc.);

•
Transaction and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Separation;

•
The TSA between the Company and S&P Global for services historically performed by S&P Global and not charged directly to the Company, including financial reporting, accounting, human resources, among others. The adjustment is based on preliminary TSA pricing and may differ from actual future costs;

•
The impact of commercial agreements entered by the Company and S&P Global in connection with the Separation, if applicable;

•
Adjustments to reflect financing transactions (i.e. debt raised by the Company prior to close of the Separation, if applicable);

•
The impact of modifying share-based compensation arrangements and other compensation matters related to Employee Matters Agreements;

•
Tax impact of the adjustments described above; and

•
Pro forma earnings per share.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
In preparing the unaudited pro forma condensed combined financial information, adjustments for the following items were not included:
•
       ,

All costs with respect to the separation incurred prior to the Separation will be borne and paid by S&P Global. Such amounts are expected to include financial advisor fees (other than fees and expenses in connection with the debt financing), third-party legal and accounting fees, and similar costs. All costs with respect to the separation incurred after the Separation will be borne and paid by us subject to the terms of the TSA and other agreements entered into between the Company and S&P Global in connection with the Separation. In addition, we will bear responsibility for all other services provided to or for the benefit of us, whether provided before or after the Separation unless otherwise agreed between S&P Global and the Company.
The unaudited pro forma condensed combined financial information reflects certain adjustments that, in the opinion of management, are necessary to present fairly the pro forma condensed combined statement of income and combined balance sheet of the Company as of and for the period indicated.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not purport to represent what the Company’s statement of income and balance sheet actually would have been had the Pro Forma Adjustments occurred on the dates indicated, or to project the Company’s financial performance for any future period. The unaudited pro forma condensed combined financial statements are based on information and assumptions, which are described in the accompanying notes. These amounts are estimates, and the final amounts could differ materially from these estimates. The historical audited combined financial statements, which were the basis for the unaudited pro forma condensed combined financial statements, were prepared on a carve-out basis as the Company did not operate as a stand-alone entity for the periods presented. Accordingly, such financial information reflects an allocation of certain corporate costs, such as executive management, finance, legal, information technology, human resources, corporate initiatives, and other shared services that are either specifically identifiable or clearly applicable. See Notes 1 — Basis of Presentation and Significant Accounting Policies and 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement for further information on the allocation of corporate costs.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2025
(in millions, except per share data)	Historical Spin Business	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Pro Forma
Revenue
Expenses:
Operating-related expenses
Selling and general expenses
Depreciation
Amortization of intangibles
Total expenses
Operating profit
Other income, net
Interest expense, net
Income before taxes on income
Provision for taxes on income
Net income
Earnings per share attributable common shareholders:
Net income:
Basic
Diluted
Weighted-average number of common shares outstanding:
Basic
Diluted
Actual shares outstanding at year end

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2025
(in millions)	Historical Spin Business	Transaction Accounting Adjustments	Autonomous Entity Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents
Due from related parties, current
Accounts receivable, net
Prepaid and other current assets
Total current assets
Property and equipment:
Buildings and leasehold improvements
Equipment and furniture
Total property and equipment
Less: accumulated depreciation
Property and equipment, net
Right of use assets
Goodwill
Other intangible assets, net
Due from related parties, non-current
Other non-current assets
Total assets
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable
Accrued compensation and contributions to retirement plans
Unearned revenue
Due to related parties, current
Other current liabilities
Total current liabilities
Lease liabilities – non-current
Deferred tax liability – non-current
Due to related parties, non-current
Other non-current liabilities
Total liabilities
Commitments and contingencies
Parent company equity:
Parent company investment
Common stock
Additional paid-in capital
Retained income
Accumulated other comprehensive loss
Less: common stock in treasury
Total Parent company equity
Total liabilities and equity

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Dollars in millions)
(a)   Represents the Company’s historical audited combined financial information as of and for the year ended December 31,2025, prior to any adjustments for the Separation and other pro forma adjustments described below.
Transaction Accounting Adjustments:
(b)   Adjustment reflects assets attributed to the Company in the historical combined balance sheet as of December 31, 2025 that will not be transferred from S&P Global to the Company.
(c)   Adjustments reflect anticipated financing transactions (the “Debt Financing Transactions”) of approximately $       million, consisting of       , which are expected to be entered into prior to the Separation. We currently estimate the debt will have an estimated weighted average interest rate of approximately      % and estimated annual interest expense of $       . The terms of these Debt Financing Transactions have not been finalized, and the pro forma adjustments may change accordingly.
(d)   In connection with the Separation, we will no longer have a related party note and associated accrued interest balance. Accordingly, we removed these amounts from the unaudited pro forma condensed combined balance sheet as of December 31, 2025 and from the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025.
(e)   In connection with the Separation, we will no longer have related party dividend income. Accordingly, we removed these amounts from the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025.
(f)   Reflects the reclassification of S&P Global’s net investment in the Company to additional paid-in-capital, as well as the issuance of shares of our common stock with a par value of $0.01 per share pursuant to the Separation. We have assumed the number of outstanding shares of our common stock based on        shares of S&P Global’s common stock outstanding as of December 31, 2025 and on the basis of a distribution ratio of        shares of our common stock for every        shares of S&P Global’s common stock. The actual number of shares issued will not be known until the record date for the Distribution.
(g)   Reflects the tax effects of the transaction accounting pro forma adjustments at the applicable statutory tax rate of     %, net of related valuation allowance. The tax benefit associated with the Transaction Accounting Adjustments described above is       . The applicable tax rates could be impacted depending on many factors subsequent to the Separation, including, but not limited to, the profitability in local jurisdictions and the legal entity structure implemented subsequent to the Separation and may be materially different from the pro forma results.
(h)   The weighted-average number of shares used to compute pro forma basis and diluted earnings per share for the year ended December 31, 2025 is       , on the basis of        shares of our common stock for every        shares of S&P Global’s common stock outstanding as of December 31, 2025, and assume a distribution of      % of the outstanding shares of our common stock to S&P Global’s stockholders. For pro forma diluted earnings per share, the actual dilutive effect following the Separation will depend on various factors, including employees who may change employment between S&P Global and the Company and the impact of S&P Global equity-based compensation arrangements. We cannot estimate the dilutive effects at this time.
Autonomous Entity Adjustments:
(i)   Reflects the impact of the TSA and related agreements between the Company and S&P Global, in connection with the actual expected service expense to S&P Global for the Company’s use. Costs incurred under TSA are primarily related to finance, real estate, human resources and information technology, among other services.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
(j)   Reflects adjustments for additional charges related to the stand-up of the Company as a standalone public company, which are expected to be incurred in relation to the Separation. These charges primarily relate to legal, advisor fees, information technology, business separation and other costs. These adjustments are comprised of non-recurring expenses of $       and       . These costs are expected to be incurred within one year of the Separation. Actual charges that will be incurred could be different from these estimates and would depend on several factors following the Separation.
(k)   Reflects the tax effects of the autonomous entity pro forma adjustments at the applicable statutory tax rate of       %, net of related valuation allowance. The tax benefit associated with the Autonomous Entity Adjustments described above is       . The applicable tax rates could be impacted depending on many factors subsequent to the Separation including, but not limited to, the profitability in local jurisdictions and the legal entity structure implemented subsequent to the Separation and may be materially different from the pro forma results.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations for the years ended December 31, 2024 and December 31, 2023 should be read in conjunction with our audited combined financial statements and the notes thereto, included elsewhere in this information statement, as well as the information presented under “Unaudited Pro Forma Condensed Combined Financial Information” and “Business.” The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this information statement. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Our fiscal year ends on December 31. As used herein, “2024” and “2023” refer to the years ended December 31, 2024 and December 31, 2023, respectively.
Overview
We are a leading global provider of automotive data, insights, and technology solutions, serving a diverse client base across the entire automotive value chain. For the year ended December 31, 2024, we generated $1,613 million in revenue, representing an approximately 9% increase over the prior year period. Our offerings are designed to empower OEMs, suppliers, dealerships, F&I firms, and aftermarket businesses with critical data, solutions, and insights to anticipate market changes, optimize operations, and make informed decisions across the entire vehicle and consumer lifecycles.
Our core business is structured around two key segments:
CARFAX
Our CARFAX segment is comprised of our CARFAX business line. CARFAX is a premier consumer brand that offers unparalleled vehicle history, valuation, and ownership information, fostering confidence and transparency for millions of consumers and facilitating informed decisions for over 40,000 dealer customers as of September 30, 2025. Segment revenue is primarily driven by the number of dealer locations enrolled in dealer subscription products (Advantage, Car Listings, and CARFAX For Life), the average monthly price per location on each product, and the number of BIG customers and their average monthly price per customer.
We expect to continue growing our product suite through accelerating our Dealer Lifetime Program, which promotes cross product adoption and launching new products to complement our Dealer Lifetime Program. Our brand investment is a key enabler of this growth. Continued investment in the CARFAX brand increases consumer trust and awareness, generates direct leads to our listings platform, and expands our Car Care audience. Strong consumer recognition also reinforces credibility with dealers and supports pricing power and retention across our product suite. We also expect to expand our geographic presence across Canada and Europe through new product introductions, a consumer-lead model and strategic investments.
B2B
Our B2B segment comprises two business lines: Marketing & Sales and Strategy & Planning. Our B2B segment delivers mission-critical data, analytics, and workflow tools that connect OEMs, dealer groups, suppliers, and adjacent stakeholders, helping them plan products, optimize pricing and incentives, and activate marketing with enterprise-grade accuracy. It is a predominantly subscription business with strong retention and broad penetration, differentiated by a unique data estate (registration/ownership, pricing and incentives, VIN/specs, global forecasts, and supply chain/technology mapping) and solutions increasingly embedded in customer workflows. While mostly recurring, B2B also includes selective transactional elements (for example, marketing campaigns, VIN pulls and Recall outreach) and is scaling new platform capabilities to drive upsell and margin expansion. The segment served 100% of the top 40 global carmakers, 98% of the top 100 automotive suppliers, and 100% of the top 10 investment banks as of September 30, 2025, according to internal data.
•
Marketing & Sales:   The Marketing & Sales business line provides gold-standard market analytics and consumer purchasing predictions designed to enhance new vehicle sales and optimize dealer

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
network performance. It offers a comprehensive suite of solutions, including Polk Auto Solutions, Market Scan, various market reporting tools, and the innovative Data Studio platform. These solutions assist national sales companies and dealers in predicting future buyers, optimizing marketing efforts, and enhancing sales strategies through predictive modeling and statistical analytics of vehicle buying patterns. Key drivers include dealer penetration for automotiveMastermind, new data assets for Auto Insights market reporting, and supporting the digital retailing consumer experience for Market Scan. The business line also includes automotiveMastermind, a market-leading sales platform for dealers, providing sophisticated buyer prediction and marketing solutions to help anticipate consumer behavior and optimize sales strategies in the dynamic new car market, and Recall which provides turnkey, data-driven outreach programs that help OEMs and dealers identify current owners and execute multi-channel campaigns to maximize safety recall completion rates with demonstrated lifts in remedy rates and strong dealer return on investment.
•
Strategy & Planning:   The Strategy & Planning business line is a leading independent provider of forecasts, analytics, and strategic decision support for the global automotive industry. It leverages technology and data science to offer unique insights, forecasts, and advisory services, supporting OEMs, automotive suppliers, and F&I firms from vehicle forecasting and component analysis to strategic product development. Its foundation lies in our analytical models, powering critical design and build decisions through vehicle and supply chain forecasting and global reporting. Improvements in predictive analytics, ML, and AI have continued to underpin progress in this business line, transforming raw information into actionable intelligence for agile planning and competitive differentiation. Core offerings include Vehicle & Supply Chain Forecasting and Global Reporting. Key products and capabilities include FAST, PIQ and our strategic investment in DA.

Our Business Model
We operate a predominantly subscription-based revenue model, complemented by selected non-subscription (transactional) streams.
•
Subscription:   The majority of offerings across the business are sold on monthly, annual or multi-year subscriptions, providing recurring revenue and high retentions. Examples include CARFAX dealer products (Advantage vehicle history, Car Listings, CARFAX For Life), BIG minimums with usage tiers, B2B Marketing & Sales solutions (automotiveMastermind, Market Reporting, Market Scan API priced by dealer rooftops) and Planning Solutions (vehicle & supply chain forecasting, powertrain and technology, global reporting).

•
Non-subscription (transactional):   A smaller share of revenue comes from one-time or usage-based activities that are non-cyclical in nature — and that are usually tied to underlying business metrics such as OEM marketing spend or safety recall activity — as well as consulting and advisory services. Examples include CARFAX consumer pay-per-report purchases, Planning Solutions one-time data deliveries and recall campaign outreach that is volume-based. These transactional elements add flexibility for customers but are a minority of the portfolio relative to subscriptions.

Key Factors Affecting Our Results of Operations
We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this information statement entitled “Risk Factors.”
Accelerated Technological Advancements and Vehicle Complexity
Our revenues are significantly influenced by the profound transformation of the automotive industry, driven by advancements such as EVs, Autonomous Vehicles (“AVs”) and SDVs. This shift significantly increases the complexity of vehicle planning, production, purchasing, and maintenance processes. The integration of AI is powering new driving features like Advanced Driver Assistance Systems (ADAS) and is increasingly adopted by auto manufacturers for optimizing product development, supply chains, and customer targeting. These trends necessitate a higher demand for comprehensive and quality data to help OEMs and suppliers navigate new product choices, manage inventory, and adapt to evolving consumer

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expectations. We believe our solutions, including specialized data for EVs, SDVs and component-level forecasts, are crucial to our customers in navigating these complexities.
Trends in Consumer Automotive Purchases
Our performance is influenced by evolving consumer preferences and their willingness to spend on automotive products. Factors such as rising vehicle prices, potentially due to tariffs, can lead to shifts in demand for vehicle purchases and changes in the relative demand for new versus used vehicles. Our ability to provide data and analytics that help OEMs and dealers understand these shifts, identify high-intent buyers, and adapt their strategies to changing consumer expectations is crucial for our continued success. This includes providing insights into how consumers respond to pricing, incentives, and the increasing complexity of new vehicle technologies like EVs and AVs.
Evolving Consumer Preferences and Omnichannel Engagement
Consumer purchasing journeys have become more sophisticated, characterized by a heightened focus on digital engagement and a demand for personalized experiences. Consumers are increasingly informed, gathering information online and through various touchpoints, and seeking tailored offers before making purchasing decisions. The rise of digital retail and consumer empowerment means buyers expect transparency and control, leading to a greater reliance on verified data sources. In this context, CARFAX Car Care serves as a critical digital engagement point with over 51 million consumers as of September 30, 2025, informing their decisions about vehicles and related services by surfacing what service is needed, when, and likely cost estimates ahead of choosing a dealer or aftermarket shop. Over time, this upstream digital engagement will increasingly shape purchase and service choices before a consumer ever contacts a provider, shifting information needs to be served in advance and not exclusively by the dealer. Our success depends on our ability to provide the necessary data and analytics that enable OEMs and dealers to identify high-intent buyers, craft effective marketing campaigns, and deliver personalized offers across an omnichannel landscape, while also meeting consumers in these pre-dealer digital moments with trusted, decision-grade information.
Dynamic Supply Chain and Geopolitical Influences
Global supply chain disruptions can lead to increased costs for new vehicles, potentially shifting consumer demand towards the used car market. Furthermore, the macro environment is significantly impacted by tariff policies, which have led to substantial increases in trade-weighted tariff rates for automotive products, affecting demand purchasing patterns. Our solutions are vital in helping our customers navigate this period of uncertainty by providing tariff scenario planning, insights into cost changes, analytics for supply chain reconfiguration, and real-time understanding of localized price shifts. The increased importance of used vehicle history reports in a tariff-affected market also underscores the value of our CARFAX offerings.
Complex and Evolving Data Ecosystem Requiring Agile Planning and Data-Driven Solutions
The automotive industry demands real-time market data, granular and dynamic product insights, and flexible forecasting tools capable of accounting for greater uncertainty and multiple scenarios. The adoption of AI and predictive analytics further underscores the need for robust data platforms. Despite the increased data production, the industry’s network of OEMs, suppliers, dealers, and consumers often faces challenges in accessing comprehensive and accurate information due to fragmentation and a lack of trust.
We hold a distinctive position as a leading provider of data and insights across the entire vehicle lifecycle. We believe our Strategy & Planning business line, offering independent forecasts and analytics, are essential for OEMs and suppliers to make critical capital investment decisions, manage complex product portfolios, and respond swiftly to market dynamics. Furthermore, our extensive data assets, established relationships, and trusted brands (such as CARFAX and Polk) enable us to bridge data gaps, providing the breadth and depth of data across all customer segments and lifecycle stages that are critical for continued relevance and growth.

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Privacy laws continue to evolve at the state and federal level, which could impact the ability for companies to acquire and use data with PII. Our long-standing history of strong data management practices and focus on compliance with data privacy legislation has positioned us as a trusted steward of sensitive data with our customers and data suppliers such as the state DMVs. The long-standing DPPA and its state equivalents govern the use of much of this sensitive data. The DPPA, which has been in place for over three decades, is embedded in our culture and operations and has allowed us to build industry critical systems to support essential services to the market such as Vehicle Reclass Services. Our established custodianship of data for the automotive industry has allowed us to engage with legislative bodies as new privacy laws emerge to advocate for appropriate exemptions and to ensure that access to such data continues to be governed by the DPPA, helping us minimize the risk of impact on our business. See “Business—Regulation.”
Increased Competition
We face competition in each of our business segments and across the geographic markets in which we operate. While we believe in the strength and importance of our offerings, our customers have the ability to switch to our competitors or cease using our products. Competitive factors impacting our business include market dynamics and evolving customer preferences, new product innovations and product development, pricing, cost inputs, and the ability to attract and retain talented employees. We expect that the continued attractiveness of the markets in which we operate will encourage existing and new competitors, which could increase competitive pressure over time. In addition, Chinese car manufacturers are expanding into global markets and intensifying competition for Western OEMs. This accelerates demand for the kind of comprehensive, real-time forecasting, supply chain, and market analytics we provide (e.g., scenario planning and competitive benchmarking), but it can also make it more challenging for us to deepen penetration with certain OEMs given our U.S. base and evolving geopolitical and regulatory considerations. We intend to continue to focus on the breadth and independence of our data, our global coverage, and our ability to serve multinational customers across regions to mitigate these risks and capture the increased need for decision-grade insights.
Investing in Continued Innovation and Brand Awareness
Our success is dependent on our ability to continuously provide mission-critical data and insights to our customers, informing their purchase, planning, manufacturing, and sales decisions. We are recognized as a pioneer in acquiring, aggregating, and presenting data that offers unique insights within the automotive industry. This has allowed us to organically and inorganically build significant brand awareness and a strong reputation, notably through trusted brands like CARFAX and Polk. Within CARFAX specifically, the cost of acquiring new customers is rising as major advertising platforms and vendors dial up their monetization, increasing the expense to reach and convert consumers via paid digital channels. We intend to continue to invest in brand and traffic generation efficiently (e.g., balancing brand media with performance spend) while expanding proprietary data assets and improving technology delivery, so we can reach new customers and maintain our leading position, especially as vehicle complexity increases with advancements in EVs, AVs, SDVs, and AI.
Deepening Relationships with Existing Customers and Acquiring New Customers
We have cultivated strong relationships with some of the world’s leading OEMs, suppliers, and dealers, and we are committed to continuing to serve their evolving needs. We believe the increasing complexity within the automotive supply chain and the heightened demands for comprehensive and quality data have made our solutions essential to our customers. We are dedicated to providing additional solutions to address new problems, as evidenced by our planned initiatives to launch new products and expand into extended core markets and adjacencies. While maintaining strong relationships with our current clientele, our continued growth also relies on our ability to acquire new customers, including smaller suppliers, EV and SDV players, and automotive startups. Our products are designed to be extensible, allowing us to easily scale with new customers, and our success in this area will be driven by continued investment in our go-to-market strategies and product capabilities.

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Disciplined Capital Allocation and Portfolio Management
We expect to generate positive free cash flow, which we will use to invest in our business, retain on our balance sheet to maintain flexibility, pursue acquisitions, and return capital to shareholders. We actively assess our capital allocation opportunities and policy and intend to take a disciplined and prudent approach to the allocation of our capital.
We also actively review and refine our portfolio through acquisitions that support our businesses as well as divestitures of assets that no longer match our strategic direction. We have demonstrated an ability to successfully acquire, integrate, and scale businesses, and we intend to pursue a disciplined approach to acquisitions and partnerships that can support our growth. We believe our cash flow generation and balance sheet will allow us to make acquisitions and divestitures while still maintaining a disciplined approach to return capital to shareholders; however, the pursuit of acquisitions and divestitures involves potential risks.
Separation from S&P Global
On April 29, 2025, S&P Global announced its intention to separate its S&P Global Mobility business into a standalone independent public company. We were formed in connection with the Separation to ultimately hold, directly or indirectly certain assets, liabilities and legal entities comprising the Spin Business. The historical financial information of Mobility has not been included in this information statement as, from its formation on September 26, 2025 to the date of this information statement, Mobility has had no material assets, liabilities, operations, business transactions or activities other than those taken in contemplation of the Separation and those incidental to the preparation of this information statement and the registration statement on Form 10 to which this information statement is filed as an exhibit. For additional information about the Separation, see “The Separation.” As a result of the Separation and costs associated with running an independent, publicly traded company, we expect to incur expenditures that may vary from historical allocations, which may have an impact on our profitability and operating cash flows.
Basis of Presentation
Throughout the periods included in these combined financial statements, we have operated as part of S&P Global and separate financial statements have not historically been prepared for us. The audited combined financial statements included elsewhere in this information statement have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of S&P Global. The audited combined financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC. All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are recorded in these financial statements. The audited combined financial statements include certain assets and liabilities that have historically been held at the S&P Global corporate level but are specifically identifiable or otherwise attributable to us. The audited combined financial statements also include allocations of certain expenses from S&P Global’s corporate functions to the Company. The allocations were recorded on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenue, headcount or other measures of the Company or S&P Global. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company historically operated independently of S&P Global. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement for further discussion.
S&P Global’s net investment in the Company has been presented as a component of equity in the audited combined financial statements. Distributions made by S&P Global to the Company or to S&P Global from the Company are recorded as transfers to and from S&P Global, and the net amount is presented on the combined statements of cash flows as “Net transfers to Parent.”
Cash balances legally owned by the Company are reflected in the combined financial statements. S&P Global uses a centralized approach to cash management and financing of its operations. These arrangements

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are not reflective of the manner in which we would have financed our operations had we been a stand-alone business separate from S&P Global during the periods presented. Cash related to cash pooling arrangements has not been included in the combined financial statements. These amounts have instead been reported as a component of “Parent company investment.”
All significant intracompany transactions within the Company have been eliminated. Certain historical intercompany transactions between the Company and S&P Global have been included in these combined financial statements. These transactions are considered to be effectively settled in the combined financial statements at the time the transaction is recorded and were not historically settled in cash. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as “Parent company investment.” Certain other historical intercompany transactions between S&P Global and the Company have been classified as related party, rather than “Parent company investment” in the audited combined financial statements as they were historically settled in cash.
The combined financial statements may not be indicative of future performance and do not necessarily reflect what the combined statements of income, balance sheets and statements of cash flows would have been had we operated as a separate business during the periods presented. Actual costs that would have been incurred if we had operated on a stand-alone basis would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We are unable to quantify the amounts that we would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so.
Components of Results of Operations
Revenue
Revenue is comprised of sales of our products to third parties. Revenue primarily consists of subscription revenue, which is generated from products that provide data and insight on future vehicle sales and production. Subscription revenue also includes a range of services to financial institutions, to support marketing, insurance underwriting, and claims management. Subscription revenue is recognized ratably. Non-subscription revenue includes transactional sales of data that are non-cyclical in nature and that are usually tied to underlying business metrics such as vehicle manufacturers, marketing spend, or safety recall activity.
Operating-Related Expenses
Operating-related expenses primarily includes expenses related to cost of sales. These include direct costs associated with revenue generating activities including employee compensation, rent and utilities.
Selling and General Expenses
Selling and general expenses primarily includes costs associated with selling, marketing, office facilities, shared services, employee compensation, research and development, corporate allocations and other administrative costs.
Depreciation and Amortization
Depreciation and amortization include depreciation and amortization of our fixed and intangible assets.
Other Income, net
Other income, net primarily includes related party dividend income and unrealized losses on our equity investments.
Interest Expense, net
Interest expense, net primarily includes interest income and expense related to our related party loans.

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Pursuant to 17 C.F.R. Section 200.83
Provision for Taxes on Income
Provision for taxes on income includes income tax calculated on a separate return methodology, based on amounts refundable or payable for the current year, and includes the results of any difference between U.S. GAAP accounting and tax reporting, recorded as deferred tax assets or liabilities.
Results of Operations
The following table summarizes our results of operations for the periods presented:
	Year ended December 31,		% Change
	2024	2023	’24 vs ’23
	(in millions)
Revenue	$1,613	$1,485	9%
Expenses:
Operating-related expenses	475	448	6%
Selling and general expenses	531	491	8%
Depreciation and amortization	309	307	1%
Total expenses	1,315	1,246	5%
Operating profit	298	239	25%
Other income, net	(1)	(2)	(62)%
Interest expense, net	15	17	(12)%
Income before taxes on income	284	224	27%
Provision for taxes on income	76	61	25%
Net income	$208	$163	27%
% Operating margin	19%	16%
Comparison of Years Ended 2024 and 2023
Revenue
	Year ended December 31,		% Change
	2024	2023	’24 vs ’23
	(in millions)
Revenue	$1,613	$1,485	9%
Subscription revenue	1,303	1,170	11%
Non-subscription	310	315	(2)%
% of total revenue:
Subscription revenue	81%	79%
Non-subscription	19%	21%
U.S. revenue	$1,329	$1,224	9%
International revenue	$284	$261	9%
% of total revenue:
U.S. revenue	82%	82%
International revenue	18%	18%
Revenue increased 9% and was unfavorably impacted by less than 1 percentage point from the net impact of an acquisition and disposition. Revenue increased as compared to 2023 driven by an increase in subscription revenue in 2024 primarily due to continued new business growth and strong underwriting volumes, partially offset by a decrease in non-subscription revenue due to lower recall activity and marketing

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services. Revenue in 2023 was favorably impacted by approximately 9% after the acquisition of Market Scan in February 2023 and unfavorably impacted by the disposition of Catalyst for Aftersales in August 2023. See Note 2 — Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this information statement for further discussion.
Expenses
Operating-Related Expenses and Selling and General Expenses
The following table provides an analysis by segment of our operating-related expenses and selling and general expenses for the periods presented:
	2024		2023		% Change
	Operating- Related Expenses	Selling and General Expenses	Operating- Related Expenses	Selling and General Expenses	Operating- Related Expenses	Selling and General Expenses
	(in millions)
CARFAX(1)	$243	$316	$222	$279	10%	13%
B2B(2)	232	185	226	180	2%	3%
Total segment	475	501	448	459	6%	9%
Corporate Unallocated expense(3)	—	30	—	32	N/M	(5)%
	$475	$531	$448	$491	6%	8%
N/M — Represents a change equal to or in excess of 100% or not meaningful

(1)
In 2024 and 2023, selling and general expenses include employee severance charges and acquisition integration costs of less than $1 million.

(2)
In 2024, selling and general expenses include employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. In 2023, selling and general expenses include employee severance charges of $9 million, acquisition integration costs of $2 million and acquisition and disposition-related costs of $3 million.

(3)
In 2024, selling and general expenses include acquisition integration costs of $5 million, employee severance costs of $3 million, acquisition and disposition-related costs of $2 million and employee leadership transition (“ELT”) costs of $1 million, partially offset by an asset write-off of $1 million. In 2023, selling and general expenses include acquisition integration costs of $15 million, and acquisition and disposition-related costs of $1 million.

Operating-related expenses increased 6% as compared to 2023, primarily driven by an increase in compensation costs of $22 million related to annual merit increases and higher technology costs of $5 million.
Selling and general expenses increased 8% as compared to 2023. Excluding the impact of acquisition integration costs, selling and general expenses increased 10% primarily driven by an increase in compensation costs of $19 million related to annual merit increases and higher incentives, and an increase in strategic investments including advertising and promotion costs of $18 million.
Depreciation and Amortization
Depreciation and amortization increased 1% as compared to 2023, primarily due to higher depreciation expense at CARFAX.
Operating Profit
We consider operating profit to be an important measure for evaluating our operating performance and we evaluate operating profit for each of the reportable business segments in which we operate.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
We internally manage our operations by reference to operating profit with economic resources allocated primarily based on each segment’s contribution to operating profit. Segment operating profit is defined as operating profit before Corporate Unallocated expense.
The table below reconciles segment operating profit to total operating profit for the periods presented:
	Year ended December 31,		% Change
	2024	2023	’24 vs ’23
	(in millions)
CARFAX(1)	$282	$232	22%
B2B(2)	46	39	18%
Total segment operating profit	328	271	21%
Corporate Unallocated expense(3)	(30)	(32)	(5)%
Total operating profit	$298	$239	25%

(1)
2024 and 2023 include employee severance charges and acquisition integration costs of less than $1 million. 2024 and 2023 include amortization of intangibles from acquisitions of $190 million.

(2)
2024 includes employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. 2023 includes employee severance charges of $9 million, acquisition integration costs of $2 million and acquisition and disposition-related costs of $3 million. 2024 and 2023 include amortization of intangibles from acquisitions of $107 million and $106 million, respectively.

(3)
2024 includes acquisition integration costs of $5 million, employee severance costs of $3 million, acquisition and disposition-related costs of $2 million and ELT transition costs of $1 million, partially offset by an asset write-off of $1 million. 2023 includes acquisition integration costs of $15 million, and acquisition and disposition-related costs of $1 million.

Total operating profit increased 25% as compared to 2023. Excluding the impact of higher acquisition integration costs in 2023 of 19% and an asset write-off in 2024 of 1 percentage point, partially offset by higher acquisition and disposition-related costs in 2024 of 2 percentage points, ELT transition costs in 2024 of 1 percentage point and higher amortization of intangibles in 2024 of 1 percentage point, operating profit increased 9%, primarily due to revenue growth, partially offset by higher compensation costs, increased incentives, an increase in strategic investments and expenses associated with the acquisition of Market Scan in February 2023. See “Segment Results of Operations” below for further information.
Corporate Unallocated expense includes costs for corporate functions, select initiatives and unoccupied office space, included in selling and general expenses. Corporate Unallocated expense decreased 5% compared to 2023. Excluding the impact of higher acquisition integration costs in 2023 of 50 percentage points and an asset write-off in 2024 of 3 percentage points, partially offset by higher employee severance charges in 2024 of 13 percentage points, higher acquisition and disposition-related costs in 2024 of 8 percentage points and ELT transition costs in 2024 of 3 percentage points, Corporate Unallocated expense increased 24% primarily due to an increase in compensation costs and higher incentives.
Other Income, net
Other income, net for 2024 was $1 million in 2024 as compared to $2 million in 2023 primarily due to a reduction in related party dividend income in 2024. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement for further discussion.
Interest Expense, net
Interest expense, net decreased $2 million or 12% compared to 2023, primarily due to lower related party interest expense recorded in 2024 related to the Canada Carfax Loan (defined below). See

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement for further discussion.
Provision for Income Taxes
Our effective tax rate was 26.8% and 27.3% for 2024 and 2023, respectively. The decrease in our 2024 rate as compared to 2023 is primarily due to change in jurisdictional mix of income.
Segment Results of Operations
We operate our business as two reportable segments: CARFAX and B2B.
CARFAX
The following table provides revenue and segment operating profit information for the periods presented:
	Year ended December 31,		% Change
	2024	2023	’24 vs ’23
	(in millions)
Revenue	$1,039	$928	12%
Subscription revenue	$843	$748	13%
Non-subscription revenue	$196	$180	9%
% of total revenue:
Subscription revenue	81%	81%
Non-subscription revenue	19%	19%
U.S. revenue	$884	$791	12%
International revenue	$155	$137	13%
% of total revenue:
U.S. revenue	85%	85%
International revenue	15%	15%
Operating profit(1)	$282	$232	22%
% Operating margin	27%	25%

(1)
2024 and 2023 include employee severance charges and acquisitions integration costs of less than $1 million. 2024 and 2023 include amortization of intangibles from acquisitions of $190 million.

Revenue increased 12% in 2024 as compared to 2023 primarily due to new business growth and strong performance from our insurance products.
Operating profit increased 22% in 2024 as compared to 2023. Excluding the impact of higher amortization of intangibles from acquisitions in 2023 of 7 percentage points, higher acquisition integration costs in 2023 of 2 percentage points and higher employee severance charges in 2023 of 1 percentage point, operating profit increased 12% primarily driven by revenue growth, partially offset by higher compensation costs driven by annual merit increases, higher incentives and an increase in strategic investments.

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Pursuant to 17 C.F.R. Section 200.83
B2B
The following table provides revenue and segment operating profit information for the periods presented:
	Year ended December 31,		% Change
	2024	2023	’24 vs ’23
	(in millions)
Revenue	$574	$557	3%
Subscription revenue	$460	$422	8%
Non-subscription revenue	$114	$135	(16)%
% of total revenue:
Subscription revenue	80%	76%
Non-subscription revenue	20%	24%
U.S. revenue	$445	$433	3%
International revenue	$129	$124	4%
% of total revenue:
U.S. revenue	78%	78%
International revenue	22%	22%
Operating profit(1)	$46	$39	18%
% Operating margin	8%	7%

(1)
2024 includes employee severance charges of $7 million, acquisition integration costs of $4 million and acquisition and disposition-related costs of $2 million. 2023 includes employee severance charges of $9 million, acquisition integration costs of $2 million, and acquisition and disposition-related costs of $3 million. 2024 and 2023 include amortization of intangibles from acquisitions of $107 million and $106 million, respectively.

Revenue increased 3% and was unfavorably impacted by less than 1 percentage point from the net impact of an acquisition and disposition. Revenue increased in 2024 as compared to 2023 primarily due to subscription revenue growth, partially offset by a decrease in non-subscription revenue due to lower recall activity and marketing services. Revenue growth was favorably impacted by the acquisition of Market Scan in February 2023 and unfavorably impacted by the disposition of Catalyst for Aftersales in August 2023. See Note 2 — Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this information statement for further discussion.
Operating profit increased 18% in 2024 as compared to 2023. Excluding the impact of higher employee severance charges in 2023 of 49 percentage points, and higher acquisition and disposition-related costs in 2023 of 7 percentage points, partially offset by higher acquisition integration costs in 2024 of 24 percentage points and higher amortization of intangibles in 2024 of 18 percentage points, operating profit increased 4% primarily driven by revenue growth, partially offset by higher compensation costs driven by annual merit increases, higher incentives, an increase in strategic investments and increased operating costs associated with Market Scan.
Non-GAAP Financial Information
Adjusted Operating Profit and Adjusted Operating Profit Margin
Adjusted operating profit is a non-GAAP measure and is defined as our U.S. GAAP operating profit adjusted to exclude (1) amortization of intangibles, (2) acquisition integration costs, (3) employee severance charges, and (4) acquisition and disposition-related costs. Operating profit is the most directly comparable

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
U.S. GAAP financial measure to Adjusted operating profit. Adjusted operating profit margin is a non-GAAP measure and refers to Adjusted operating profit divided by U.S. GAAP revenue.
We believe the presentation of Adjusted operating profit and Adjusted operating profit margin provides useful measures for period-over-period comparisons of our business, as they remove the effects of certain non-cash items and other non-recurring costs that are not indicative of our core operating performance or results of operations. They are also measures that our management relies upon to evaluate business performance.
Adjusted operating profit and Adjusted operating profit margin are not intended to be performance measures that should be regarded as alternatives to, or more meaningful than, operating profit, operating profit margin or net income as indicators of operating performance. Adjusted operating profit and Adjusted operating profit margin should not be considered in isolation or as substitutes for analysis or our results reported under U.S. GAAP. Adjusted operating profit and Adjusted operating profit margin, as we calculate them, may not be comparable to similarly titled measures employed by other companies.
The following tables present a reconciliation of our operating profit to Adjusted operating profit and segment operating profit to segment Adjusted operating profit for the periods presented:
	Year ended December 31, 2024
	CARFAX	B2B	Corporate	Total
		(in millions)
Operating profit	$282	$46	$(30)	$298
Amortization of intangibles	190	107	—	296
Acquisition integration costs	—	4	5	9
Employee severance costs	—	7	3	10
Acquisition and disposition-related costs	—	2	2	4
Adjusted operating profit	$472	$166	$(20)	$617
% Operating margin	27%	8%	N/M	19%
% Adjusted operating margin	45%	29%	N/M	38%

N/M — Percentage not meaningful
	Year ended December 31, 2023
	CARFAX	B2B	Corporate	Total
		(in millions)
Operating profit	$232	$39	$(32)	$239
Amortization of intangibles	190	106	—	295
Acquisition integration costs	—	2	15	17
Employee severance costs	—	9	—	9
Acquisition and disposition-related costs	—	3	1	4
Adjusted operating profit	$422	$159	$(16)	$565
% Operating margin	25%	7%	N/M	16%
% Adjusted operating margin	45%	29%	N/M	38%

N/M — Percentage not meaningful
Free Cash Flow
Free cash flow is a non-GAAP financial measure and reflects our cash provided by operating activities less capital expenditures. Capital expenditures include purchases of property and equipment and additions

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to technology projects. Our cash provided by operating activities is the most directly comparable U.S. GAAP financial measure to Free cash flow.
We believe the presentation of Free cash flow allows our investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. We use Free cash flow to conduct and evaluate our business because we believe it typically presents a more conservative measure of cash flows since capital expenditures are considered a necessary component of ongoing operations. Free cash flow is useful for management because it allows management to evaluate the cash available to us to make strategic acquisitions and investments.
The presentation of Free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.
The following table presents a reconciliation of our cash provided by operating activities to Free cash flow for the periods presented:
	Year ended December 31,
	2024	2023
	(in millions)
Cash provided by operating activities	$427	$393
Capital expenditures	(15)	(18)
Free cash flow	$412	$375
Liquidity and Capital Resources
Historically, we have generated cash from operating activities. The majority of our operations participate in the United States and international cash management and funding arrangements managed by S&P Global, where cash is swept from our balance sheet daily, and cash to meet our operating and investing needs is provided as needed from S&P Global. Transfers of cash both to and from these arrangements are reflected as a component of “Parent company investment” within Equity and due to and due from related parties in our audited combined balance sheets included elsewhere in this information statement. These arrangements are not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented.
Following the Separation from S&P Global, our capital structure and sources of liquidity will change significantly from our historical capital structure because we will no longer participate in cash management and funding arrangements with S&P Global. Our ability to fund our operating needs will depend on our ongoing ability to generate cash flow from operating activities and our access to the bank and capital markets. We believe that our future cash from operating activities, together with our access to funds on hand, expected borrowing capacity and access to capital markets, will provide adequate resources to meet all of our current and long-term obligations when due, including third-party debt that we expect to incur in connection with the Separation, adequate liquidity to fund capital expenditures and working capital and to execute our business strategy.
If our cash flows from operations are less than we require, we may need to incur debt or issue equity. From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the arrangements in place at the time of the Separation will permit us to finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be affected by many factors, including: (i) our credit ratings, (ii) the liquidity of the overall capital markets and (iii) the current state of the economy. There can be no assurance that we will continue to have access to the capital markets on terms acceptable to us. See “Risk Factors.”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Cash Flow Overview
Cash and cash equivalents, and restricted cash were $27 million and $47 million as of December 31, 2024 and 2023, respectively.
	Year ended December 31,
	2024	2023
	(in millions)
Net cash provided by (used for):
Operating activities	$427	$393
Investing activities	(21)	(230)
Financing activities	(423)	(160)
Operating Activities
Cash provided by operating activities increased to $427 million in 2024 as compared to $393 million in 2023. The increase was primarily due to higher operating results in 2024 and a net increase in cash provided by working capital accounts.
Investing Activities
Cash used for investing activities decreased to $21 million in 2024 as compared to $230 million in 2023. The decrease was primarily due to higher cash paid for the acquisition of Market Scan in 2023.
See Note 2 — Acquisitions and Divestitures to the audited combined financial statements included elsewhere in this information statement.
Financing Activities
Cash used for financing activities is primarily due to transfers from and to S&P Global, from which we have obtained financing for our business in the ordinary course. The components of net transfers include: (i) cash pooling and general financing activities, (ii) cash contribution from S&P Global used to fund acquisitions, (iii) charges for income taxes that we assumed to be settled with S&P Global, and (iv) allocations of S&P Global’s corporate expenses, which were effectively settled for cash at the time of the transaction as described in this information statement. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements for further discussion.
Cash used from financing activities increased to $423 million in 2024 as compared to $160 million in 2023. The increase was primarily due to cash contributions from S&P Global to fund the acquisition of Market Scan in 2023 and the voluntary prepayment in 2024 on the principal balance of the Canada Carfax Loan (defined below).
Description of Certain Indebtedness
Canada Carfax Loan
On October 1, 2018, Carfax Canada ULC (“Carfax Canada”), a subsidiary of the Company, entered into a loan agreement with IHS Canada Market ULC (“IHS Canada”), a subsidiary of S&P Global, under which IHS Canada granted Carfax Canada a loan bearing interest at a rate of 6.0% per annum with a principal amount of CAD$403 million (“Canada Carfax Loan”). The Canada Carfax Loan matures on October 5, 2027, and is payable in full with accrued interest at maturity. As of December 31, 2024 and 2023, the Company had an outstanding loan balance payable to S&P Global of $236 million and $305 million, respectively, inclusive of accrued interest, which is reflected in Due to related parties — non-current in the combined balance sheet. The Company recorded related party interest expense of $17 million and $18 million related to the Canada Carfax Loan for the year ended December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, the Company made voluntary prepayments on the principal balance of the Canada Carfax Loan of $45 million, and during the year ended December 31, 2024 and 2023, made

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payments of interest of $17 million and $18 million, respectively. The cash flows related to the principal balance of this loan are reflected as financing activities on the combined statement of cash flows. The Company expects that the outstanding loan receivable will be transferred by S&P Global to the Company upon Separation. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement for further information.
Europe Carfax Loan
On February 21, 2021, Carfax Europe GmbH (“Carfax Germany”), a subsidiary of the Company, entered into a loan agreement with IHS Group Holdings Ltd. (“IHS Holdings”), a subsidiary of S&P Global, under which Carfax Germany granted the IHS Holdings a credit facility of up to a maximum aggregate principal amount of EUR 10 million (“Europe Carfax Loan”). The Europe Carfax Loan matures on February 14, 2026, and any drawings made under the Europe Carfax Loan are payable in full at maturity. Drawings under the Europe Carfax Loan accrue interests at a rate of six-month LIBOR plus 0.5% per annum and are payable semi-annually on May 31 and November 30 of each year. As of December 31, 2024, and 2023, the Company had an outstanding loan receivable from S&P Global of $4 million and $5 million, respectively, inclusive of accrued interest, which is reflected in Due to related parties — non-current in the combined balance sheets. The related party interest income was not material to our combined financial statements. During the year ended December 31, 2024 and 2023, there was no cash paid related to the principal or interests associated with the Europe Carfax Loan. The Company expects that the outstanding loan will be paid in full by its maturity date, prior to the Separation. See Note 10 — Related Party Transactions and Parent Company Investment to the audited combined financial statements included elsewhere in this information statement.
Financing Arrangements in Connection with the Separation
We intend to enter into new financing arrangements in anticipation of the Separation. We expect to incur approximately $      of new debt. We currently intend to use all of the net proceeds from these borrowings to       . We intend to update the disclosure in this section in a subsequent amendment of this information statement once the terms of such indebtedness are reasonably known.
Contractual Obligations
We typically have various contractual obligations, which are recorded as liabilities in our combined balance sheets, while other items, such as certain purchase commitments and other executory contracts, are not recognized, but are disclosed herein.
The following table summarizes our significant contractual obligations and commercial commitments at December 31, 2024.
	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
	(in millions)
Operating leases(1)	7	9	4	4	24
Purchase obligations and other(2)	28	40	10	—	78
Total contractual cash obligations	$35	$49	$14	$4	$102

(1)
Reflects contractual commitments to make certain minimum lease payments for the use of property under operating lease agreements. See Note 9 — Commitments and Contingencies to the audited combined financial statements included elsewhere in this information statement for further discussion on our operating lease obligations.

(2)
Other consists primarily of commitments for unconditional purchase obligations in contracts for information-technology outsourcing and certain enterprise-wide information-technology software licensing and maintenance.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Risk
Our exposure to market risk includes changes in foreign exchange rates. We have operations in various foreign countries where the functional currency is primarily the local currency. For international operations that are determined to be extensions of the parent company, the United States dollar is the functional currency. Our principal currency exposures relate to the Canadian Dollar, Euro and British Pound. We have not entered into any derivative financial instruments for hedging or speculative purposes.
Interest Rate Risk
We expect to enter into new financing arrangements in anticipation of the Separation. As a result, we will be exposed to market risk of adverse changes in interest rates related to these arrangements. To help manage our exposure to changes in interest rates, we may enter into interest rate risk management derivative transactions in accordance with our policy. There were no such instruments outstanding for the periods presented in the audited combined financials statements.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations is based upon our combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities.
On an ongoing basis, we evaluate our estimates and assumptions, including those related to revenue recognition, business combinations, allowance for doubtful accounts, valuation of long-lived assets, goodwill and other intangible assets, incentive compensation and stock-based compensation, income taxes and contingencies. We base our estimates on historical experience, current developments and on various other assumptions that we believe to be reasonable under these circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that cannot readily be determined from other sources. There can be no assurance that actual results will not differ from those estimates.
Management considers an accounting estimate to be critical if it required assumptions to be made that were uncertain at the time the estimate was made and changes in the estimate or different estimates could have a material effect on our results of operations.
We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our combined financial statements. These policies are described in detail as of and for the year ended December 31, 2024. Since that date there have been no changes to our critical accounting estimates.
Revenue Recognition
Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. See Note 1 — Basis of Presentation and Significant Accounting Policies to our audited combined financial statements included elsewhere in this information statement.
Business Combinations
We apply the purchase method of accounting to our business combinations. All of the assets acquired, liabilities assumed, and contingent consideration are allocated based on their estimated fair values. Fair value determinations involve significant estimates and assumptions about several highly subjective variables, including future cash flows, discount rates, and expected business performance. There are also different valuation models and inputs for each component, the selection of which requires considerable judgment. Our estimates and assumptions may be based, in part, on the availability of listed market prices or other transparent market data. These determinations will affect the amount of amortization expense recognized in future periods. We base our fair value estimates on assumptions we believe are reasonable, but recognize

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that the assumptions are inherently uncertain. Depending on the size of the purchase price of a particular acquisition, the mix of intangible assets acquired, and expected business performance, the purchase price allocation could be materially impacted by applying a different set of assumptions and estimates.
Allowance for Doubtful Accounts
The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions, and by incorporating data points that provide indicators of future economic conditions including forecasted industry default rates and industry index benchmarks. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators. The impact on operating profit for a one percentage point change in the allowance for doubtful accounts is approximately $2 million.
We incorporate the forecasted impact of future economic conditions into our allowance for doubtful accounts measurement process. In times of economic turmoil, our estimates and judgments with respect to the collectability of our receivables are subject to greater uncertainty than in more stable periods.
Accounting for the Impairment of Long-Lived Assets (Including Other Intangible Assets)
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.
Goodwill
Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. As of December 31, 2024 and 2023, the carrying value of goodwill was $8.8 billion. Goodwill is not amortized, but instead is tested for impairment annually during the fourth quarter each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.
As part of our annual impairment test of our three reporting units, we initially perform a qualitative analysis evaluating whether any events and circumstances occurred that provide evidence that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. Reporting units are generally an operating segment or one level below an operating segment. Our qualitative assessment included, but was not limited to, consideration of macroeconomic conditions, industry and market conditions, cost factors, cash flows, and changes in key Company personnel. If, based on our evaluation of the events and circumstances that occurred during the year we do not believe that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units is less than its respective carrying amount, we perform a quantitative impairment test. If the fair value of the reporting unit is less than the carrying value, the difference is recognized as an impairment charge. For 2024 and 2023, based on our qualitative assessments, we determined that it is more likely than not that our reporting units’ fair values were greater than their respective carrying amounts.
Stock-based Compensation
Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating-related expense and selling and general expense in our combined statements of income.

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Pursuant to 17 C.F.R. Section 200.83
Income Taxes
The Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 Income Taxes to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in the accompanying combined financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of the parent. Such items as net operating losses, credit carry-forwards and valuation allowances may exist in the accompanying combined financial statements that may or may not exist in the parent’s consolidated financial statements. As a result, the income taxes of the Company as presented in the accompanying combined financial statements may not be indicative of the income taxes that the Company will generate in the future. Furthermore, current obligations for taxes where the Company’s operations were included in tax returns with the activities of the parent are deemed settled with the parent as a component of Parent company investment for purposes of the accompanying combined financial statements.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company did not operate historically as a stand-alone business, accordingly the deferred taxes reflected in the combined financial statements may be different upon legal separation of the business.
We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating expense, respectively.
Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.
We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.
As of December 31, 2024 and 2023, we had approximately $6 million and $3 million, respectively, of undistributed earnings of our foreign subsidiaries.
Contingencies
We are subject to a number of lawsuits and claims that arise in the ordinary course of business. We recognize a liability for such contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on an analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because many of these matters are resolved over long periods of time, our estimate of liabilities may change due to new developments, changes in assumptions or changes in our strategy related to the matter. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.
Recently Issued and Adopted Accounting Standards
See Note 1 — Basis of Presentation and Significant Accounting Policies to our audited combined financial statements included elsewhere in this information statement for a discussion of recently issued and adopted accounting standards.

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Pursuant to 17 C.F.R. Section 200.83
BUSINESS
Our Company
We are a globally recognized pioneer and leader in automotive data, solutions and insights. We provide mission-critical offerings that span the entire vehicle and consumer purchasing lifecycles, enabling our OEM and dealer customers to anticipate change and make informed decisions in a large, complex and dynamic industry. With more than 100 years of data stewardship and a contributory network of more than 175,000 sources as of September 30, 2025, we believe we have built an unrivaled data estate that powers critical decisions for suppliers, OEMs, dealers, F&I firms and consumers in a global automotive market valued at approximately $8.0 trillion in 2025 according to management estimates.
We source, cleanse and incorporate thousands of datasets to generate unique, predictive insights at scale that are deeply embedded in client workflows, supporting the top 40 global automakers that cover 96% of global production as of December 31, 2024 according to internal data and more than 40,000 dealer customers across a global footprint spanning North America, Europe, EMEA and APAC as of September 30, 2025. We believe we are uniquely positioned to assist our customers in navigating the rapidly evolving automotive landscape, which includes more complex vehicles (e.g., electric and software-defined), growing consumer demand for data and personalization, increasing regulatory complexity and tighter production schedules. We offer essential data and analytical tools that enable quick and informed decision-making throughout the vehicle and consumer lifecycle.
We offer critical insights at every stage of the automotive value chain. Our CARFAX segment provides consumers, dealers, service shops and F&I firms with trusted vehicle history, valuations, listings and service reminders. CARFAX uses a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty. Our B2B segment delivers mission-critical data, forecasts and marketing & sales solutions to OEMs, suppliers, dealers and F&I firms. B2B powers product planning, supply-chain and technology decisions, market analytics, pricing and incentives and targeted customer activation.
For the year ended December 31, 2024, our revenue totaled $1.6 billion, with revenue increasing 9% over the prior year period.
Our Marquee Brands
We organize our comprehensive offerings across two core segments, CARFAX and B2B, each providing specialized data, solutions and insights to distinct facets of the automotive ecosystem. We deliver a comprehensive view and tailored outcomes across the entire vehicle lifecycle to meet the specific needs of our clients. We believe our portfolio of trusted brands define their respective categories across the automotive industry. These include:
CARFAX
CARFAX is a premier consumer brand in automotive data and vehicle history, with a strong reputation for trust, scale and innovation. According to a survey of in-market consumers, we have achieved an average of 96% in-market awareness and an average of 85% mascot recognition (Car Fox), making us the most relied-upon brand among third-party automotive providers.
The fundamental mission of CARFAX is to provide trusted information that helps millions of people shop, buy, service and sell vehicles with more confidence. This mission addresses critical market inefficiencies and information gaps that have historically characterized the automotive marketplace, particularly in the used vehicle segment where information asymmetries can have significant negative impacts on transaction outcomes and customer satisfaction.
To this end, CARFAX has established and continues to expand a superior data estate comprised of more than 37 billion vehicle history records from more than 175,000 sources through symbiotic data partnerships with automotive industry participants including more than 91,000 dealers and service shops, 6,200 police agencies and 36 OEMs as of September 30, 2025.

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Pursuant to 17 C.F.R. Section 200.83
CARFAX invests in technology, including AI and ML, to cleanse, synchronize and harmonize raw data sets to derive must-have insights that are delivered at scale through our branded product portfolio. In addition, through our strategic brand investments and industry partnership efforts, we have developed a more than 51 million Car Care consumer audience as of September 30, 2025, who receive personalized alerts and information regarding the vehicles they own. We also have a high degree of consumer engagement with over 23 million monthly average unique visitors to the CARFAX U.S. website and apps and more than 31 million monthly average CARFAX vehicle history report views for the twelve month period ended September 30, 2025.
Our data and analytics help us answer critical questions that industry participants have and reduce the information asymmetries inherent in the vehicle buying, selling and maintenance process. The breadth, depth and quality of our data built through decades of industry partnerships and technology investments along with our consumer branding efforts directly contribute to the value proposition we deliver to our customers.
As a result, CARFAX solutions are deeply integrated into dealer and consumer workflows, powering more than 91,000 dealers and service shops, including over 40,000 dealer customers as of September 30, 2025. We monetize the value we create primarily through a B2B2C business model, with strong recurring revenues.
CARFAX’s core products include:
•
Advantage:   A dealer subscription product that provides CARFAX Vehicle History Reports and related insights (e.g., accident, service/maintenance, ownership, valuations and recalls) that dealers use to acquire the right inventory, price accurately with history-based valuation and build buyer confidence at point of sale.

•
Car Listings:   A dealer subscription product that lets dealers post vehicles for sale on CARFAX’s high-traffic website and apps. Every vehicle listing includes a free CARFAX report, history-based value and verified reviews. Dealers use Car Listings to generate qualified leads out of more than 23 million monthly average unique visitors to the CARFAX U.S. website and apps for the twelve month period ended September 30, 2025 and to convert shoppers.

•
CARFAX For Life:   A dealer subscription product that drives service retention and loyalty by providing their customers with access to CARFAX Car Care. Consumers receive maintenance reminders and alerts specific to their VIN. Dealers use CARFAX For Life to bring vehicles back for service, build reputation through verified consumer ratings and reviews and strengthen loyalty over time.

•
BIG:   Our data and analytics products for lenders and insurers that customers integrate into their workflows.

Our network is a virtuous circle, where consumer demand drives dealer adoption and vice versa, enabling us to achieve sustained growth, high retention and strong pricing power. We believe our strategic investments in data leadership, brand, dealer growth and geographic expansion, as well as new products (such as Premium Listings and Sell My Car) will further accelerate our growth and deepen market penetration.
CARFAX has a well established market presence in the U.S. and Canada and a consumer-led growth strategy in Europe, where the brand recently launched in Spain and Italy. CARFAX currently holds an approximately 35% stake in NGC.
B2B
Our B2B segment comprises two business lines: Marketing & Sales and Strategy & Planning. B2B is characterized by long-standing relationships, low revenue concentration and a clear roadmap for growth through geographic expansion, the upselling and cross-selling of new modules and deepening penetration with mass-market dealerships and OEMs. Our capabilities are underpinned by advanced predictive analytics, ML and AI, which transform raw information into actionable intelligence for agile planning and competitive differentiation.

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Pursuant to 17 C.F.R. Section 200.83
Marketing & Sales
Our Marketing & Sales business line provides market analytics and consumer purchasing predictions to enhance new vehicle sales and optimize dealer network performance. We offer comprehensive solutions enabling OEMs and dealers to assess performance, understand market dynamics, evaluate competition, identify opportunities, optimize incentive spending, improve consumer loyalty, manage inventory, and refine pricing strategies.
We maintain deep integration with top global North American automakers, empowering their sales and marketing decisions by identifying target consumers, informing optimal offers, and executing effective outreach campaigns. A key initiative is our Data Studio platform, which enables deep consumer insights, unified analytics, and streamlined data sharing between OEMs and dealers.
Marketing & Sales core products include:
•
automotiveMastermind:   A specialized sales and marketing platform for automotive dealers and OEM programs utilizing advanced predictive analytics and proprietary BPS. The platform integrates comprehensive CRM and DMS data to identify in-market buyers, anticipate consumer behavior, personalize outreach, and optimize private offers. It empowers dealers to prioritize prospects, execute omnichannel campaigns, and enhance customer loyalty and conversion rates. The platform includes EEQ, a private incentive optimization tool enabling OEMs and captive lenders to maximize incremental sales through turn-key marketing and incentive management solutions.

•
Polk Auto Marketing Solutions:   Provides KPIs and insights including market share, volume, loyalty, and defection data for automakers and dealers. Our data integrates seamlessly with OEM workflows, matching their territories, dealer networks, and competitive segments. The data is used daily across OEMs from product planners to sales operations. Our audience and measurement solutions provide closed-loop attribution for OEMs, dealers, media platforms, and lenders, enabling marketing campaign effectiveness assessment. Consumer targeting solutions utilize modeled household data to identify in-market consumers with specific vehicle affinities, built on billions of detailed vehicle transaction records collected over decades.

•
Market Scan Pricing Solutions:   A leading provider of real-time vehicle pricing and payment solutions delivered through APIs and dealer software. As of September 30, 2025, approximately 10,500 dealerships utilized this pricing engine which integrates with major dealer software providers and online shopping marketplaces. Our data asset is also used to develop analytical pricing solutions that aggregate detailed pricing and incentive data, creating powerful optimization tools helping clients understand competitive positioning and model pricing change impacts on market share and profitability.

•
Data Studio:   Data Studio is a unified data platform securely connecting OEM and dealer first-party data with our proprietary third-party datasets, delivering AI-ready data services, advanced analytics, and audience activation. It resolves OEM-dealer data misalignment through a clean-room environment, automating data onboarding from mission-critical systems and supporting modular use cases. Solutions include Data as a Service and EEQ, enabling OEMs and dealers to maximize incentive spend efficiency through personalized offers for customer retention and acquisition. Early deployments with large OEMs and dealer groups demonstrated 98% participation, improved marketing effectiveness, and materially better incentive efficiency.

•
VIN Solutions:   Our data services are delivered primarily through real-time API integration with customers including government DMVs, aftermarket parts retailers, insurance carriers, and channel partners. These integrations support vehicle verification, record enrichment by decoding VINs with detailed trim and options and pairing with ownership records for verification. Users include insurers, OEMs, dealers, parts providers, tolling agencies, and government entities for risk assessment, policy quoting and binding, parts fitment identification, vehicle registration, and compliant identity workflows.

•
Recall:   A strategic offering supporting U.S. automakers and dealers in maximizing safety recall completion rates. This end-to-end solution leverages proprietary datasets and advanced analytics to identify current vehicle owners, execute multi-channel outreach campaigns, and continuously optimize

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performance. Key differentiators include a daily-updated VIN database with over 13 billion vehicle owner records as of September 30, 2025, vehicle filtering to exclude non-service vehicles, and comprehensive analytics for campaign effectiveness. The Recall Dealer Outreach program targets vehicle owners within dealership territories, providing recall remedy capabilities while improving customer retention and brand loyalty.
Strategy & Planning
Our Strategy & Planning business line delivers mission-critical data, insights and tools that empower strategic planning decisions for the global automotive industry. As an independent provider of comprehensive forecasts, we offer trusted vehicle and supply chain forecasting, sophisticated scenario planning capabilities, robust supply chain risk management solutions and seamlessly embedded workflow tools.
We serve 100% of the top 40 global carmakers, 98% of the top 100 automotive suppliers, and 100% of the top 10 investment banks as of September 30, 2025, according to internal data. Our data estate covers virtually all global vehicle production with over 75 million rows of actively updated data and more than 2,000 data attributes per vehicle as of September 30, 2025. We believe our solutions are indispensable for high-stakes decisions in product planning, supply chain management, and regulatory compliance, particularly as the industry faces increasing complexity from electrification, SDVs, supply chain pressure, and geopolitical volatility.
Strategy & Planning core products include:
•
Vehicle & Supply Chain Forecasting:   Provides forward-looking intelligence on global light and medium/heavy vehicle sales and production, extending to component and technology levels. Built by a 195-expert global analyst team and powered by AI-enabled forecasting systems, coverage includes over 145 sales country markets, over 90,000 vehicle variants, approximately 990 production plants across over 50 countries, and over 2,900 supplier plant locations across more than 80 countries as of September 30, 2025. It integrates proprietary datasets including vehicle cycle plans, powertrain and sustainability outlooks, and comprehensive supply chain mapping spanning over 650 technologies and over 4,400 suppliers as of September 30, 2025.

•
Global Reporting:   Delivers comprehensive, consistent volume data reporting for new and used vehicles, tracking data across 100 countries as of September 30, 2025, at model/nameplate level and linking actualized sales and registration data into the broader Planning Solutions ecosystem. Through trusted relationships with governments, agencies, and industry bodies, it provides national and sub-national registration data, Vehicles-in-Operation insights, and aftermarket management views, harmonized for reliable cross-country comparisons.

•
FAST:   A scenario and simulation capability enabling OEMs to model market shocks and test alternative product, price, feature, powertrain, and timing assumptions against our forecasts. Customers use FAST for executive-ready, data-driven scenarios, incentive and product plan optimization, and cross-functional planning alignment.

•
PIQ:   A supplier scouting, benchmarking, risk management, and spend optimization solution built on our supply chain and technology datasets covering 60% of vehicle value. It enables OEM procurement teams to evaluate supplier footprints, competitiveness, quality/cost/risk exposure, and tariff/regulatory impacts for identifying sourcing options, assessing dual-sourcing strategies, and quantifying savings opportunities.

We maintain a strategic partnership with DA, a Germany-based SaaS platform embedding our Planning Solutions data into supplier workflows for strategic planning, pricing, and cost recovery. We currently own approximately 25% of DA with rights of first refusal on the remaining 75%. DA is expected to deepen supplier adoption, drive Planning Solutions suite upsell, and contribute meaningful revenue growth.
Our Industry
We serve a vast and dynamic global automotive industry, which is estimated to be approximately $8.0 trillion annually according to management estimates, including approximately $3.2 trillion in new light

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vehicle car sales, approximately $2.8 trillion in used light vehicle car sales, approximately $1.3 trillion in light vehicle maintenance and repair, and approximately $0.7 trillion in the medium and heavy commercial vehicle market.
This market is undergoing profound transformations, driving an increasing need for our advanced data and decisioning tools. Key dynamics include a growing consumer demand for comprehensive vehicle information, the accelerating shift towards electrification and SDVs, the emergence of direct-to-consumer retail models and persistent supply chain disruptions.
Our TAM is estimated to be between $75 and $81 billion in 2025 according to an independent third-party consulting firm. The methodology for calculating this TAM involves segmenting the market into three distinct categories:
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Core Market:   This component represents the addressable opportunities for markets we are currently in with our current services and also services that are in progress and expect to launch within 12 months. It is estimated at $13 – 15 billion in 2025 with significant room for growth, driven by factors such as the increasing importance of data and pricing growth. At CARFAX, this includes vehicle history (Advantage, PPV, Consumer), service loyalty marketing (CARFAX For Life), car listings (used, new, and Premium Listings), and F&I. For Marketing & Sales, this includes OEM & dealer marketing solutions. For Strategy & Planning, this includes vehicle forecasting, powertrain & sustainability, supply chain & technology, international market reporting, aftermarket management, and dealer network development.

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Extended Core Opportunities:   This component represents incremental opportunities that we are actively pursuing as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. This portion of the TAM represents an additional $25 – 27 billion in 2025, with planned growth initiatives like Sell My Car and Digital Advertising for CARFAX and Data Studio for Marketing & Sales. Extended core opportunities include new products and growing current products in international markets. At CARFAX, these opportunities include digital advertisements (enabled by co-op), Sell My Car (full-service cash offers) and international expansion of current products. For Marketing & Sales, these opportunities include international expansion of current products and tierless enterprise data solutions. For Strategy & Planning, these opportunities include Procurement Intelligence and scenario modelling capabilities.

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Adjacencies:   This component represents additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies add a significant $37 – 39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Marketing & Sales. Adjacencies include future growth opportunities beyond Mobility’s immediate roadmap. For CARFAX, these adjacencies include the aftermarket service marketplace, P&C claims and repair software, shop management software, and finance and insurance marketing. For Marketing & Sales, these adjacencies include dealer management software, CDP / CRM, and AI workflow tools for dealers. For Strategy & Planning, these adjacencies include engineering and cost solutions.

Key Trends
Several critical trends are shaping the automotive industry and driving demand for our solutions:
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Increasing Vehicle Complexity and Technology:   There is rapid growth in vehicle technology and a rise of new powertrains such as EVs and SDVs, with the number of EV and SDV players forecasted to grow at a 6% CAGR from 2024 through 2030 according to an independent third-party consulting firm. This is generating demand for the kind of sophisticated data our Vehicle & Supply Chain Forecasting solutions provide OEMs and suppliers. Increasing vehicle complexity also drives consumer demand for trusted CARFAX information during the shopping and ownership stages of the vehicle lifecycle.

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Consumer Personalization and Digitization:   Consumers increasingly prefer omnichannel, brand-oriented and personalized purchasing experiences. We believe the data-driven marketing that

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automotiveMastermind, Polk Auto Solutions and Market Scan provide are critical to gathering granular insights online, in-person and through social commerce to inform tailored offerings. Millions of consumers depend on CARFAX vehicle history information while shopping for used vehicles and personalized, accurate and timely alerts to help them maintain their owned vehicles both online (via the CARFAX website and apps) and in-person at dealerships and aftermarket service shops (via workflow integrations).
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Compression of Production Planning Cycles:   A significant shift towards agile planning processes is reducing lead times from traditional four-to-five-year cycles to two to three years among leading OEMs. This acceleration, partly driven by competitive pressures from new entrants like Chinese OEMs, requires faster, more dynamic decision-making and real-time data across the supply chain. This is specifically affecting supplier sourcing and dual-sourcing decisions, component and technology content planning (e.g., batteries, semiconductors and SDV features), volume and capacity commitments with Tier 1 – N suppliers, plant and tooling readiness, logistics and parts flow routing and cost/risk monitoring tied to tariffs and regulatory changes. FAST lets OEMs and suppliers run rapid, executive-ready scenarios on product, price, feature, powertrain and timing against our forecasts to support agile decision-making. Tier 1 – N suppliers refer to all supplier tiers in the automotive supply chain: Tier 1 supplies parts/modules directly to the OEM; Tier 2 supplies Tier 1; Tier 3 supplies Tier 2; and so on down the chain.

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Supply Chain Disruption and Geopolitics:   Heightened geopolitical tensions and disruptions, including significant tariff policies, increase market complexity. These factors dampen new car demand and necessitate robust supply chain mapping, risk management tools and scenario planning to anticipate and respond to changes, often shifting consumer focus to used vehicles. PIQ and the Supply Chain & Technology suite support supplier scouting, risk/dual-sourcing and tariff scenario planning, while CARFAX’s used-vehicle ecosystem (VHR, Listings, CARFAX For Life) benefits when demand shifts from new to used vehicles.

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Rise of AI:   AI is becoming a crucial priority as OEMs, suppliers, dealers, and consumers increasingly need real-time, predictive insights to make faster, more integrated decisions across planning, marketing, and the used vehicle lifecycle. Mobility is actively embedding AI and ML in its products and operations, using AI to automate data ingest and enrichment, power behavior prediction scores and pricing analytics in Marketing & Sales, and enable scenario simulation and procurement intelligence in Planning Solutions. Internally, S&P Global Mobility is also deploying AI to drive efficiency in engineering, data operations, and go-to-market, supporting both cost savings and product velocity.

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Focus on Forecasting, Planning and Technology:   The automotive industry requires precise, independent forecasts for vehicle sales, production, powertrains, components and technology across the entire vehicle lifecycle. This includes detailed analysis of EV trends and sustainable mobility initiatives, all of which support critical product planning, marketing and sales operations and inform multi-billion-dollar capital allocation decisions. Our Vehicle & Supply Chain Forecasting and Global Reporting products cater to this demand.

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Average Age of Vehicles on the Road Is Increasing:   Consumers are owning their vehicles for longer resulting in more demand for trusted CARFAX information on how to maintain their vehicles and keep them reliably running for as long as possible.

Our Competitive Strengths
We have several compelling competitive strengths that position us as a leader in the automotive data and technology industry.
Trusted Provider of Automotive Intelligence with More than 100 Years of History & Recognized Brands
We are a pioneering, global provider of automotive data and technology backed by more than a century of heritage, dating back to Polk’s origins in 1870. Our portfolio comprises category-defining brands that the industry relies on every day: CARFAX (the most recognized consumer brand in the category with an average of 96% in-market awareness and an average of 50% unaided awareness according to a survey of

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in-market consumers), automotiveMastermind (a highly respected dealer brand), Polk Automotive Solutions (demonstrating more than 100 years of trusted data stewardship) and Market Scan (the reference for real-time payments and incentive data). Together, these trusted brands anchor our role as an independent, authoritative source for mission-critical automotive intelligence across the vehicle and consumer lifecycles.
Differentiated Data Sets (Scale and Timeframe)
We hold a differentiated data estate, distinguished by both its vast scale and extensive historical depth. This includes more than 37 billion vehicle history records, approximately 13 billion transaction records and approximately 824 million unique VINs tracked as of September 30, 2025. Our data includes more than 2,000 data attributes per vehicle and comprises more than 75 million rows of actively updated information as of September 30, 2025. With more than 100 years of data stewardship, including our proprietary Polk, CARFAX and Market Scan datasets, and more than 30 years of ownership data, we believe we offer a comprehensive and hard-to-replicate foundation. Our vast contributing network of more than 175,000 sources, including dealers, service shops, police agencies and governments as of September 30, 2025, ensures our access, often on an exclusive basis, to critical purchase, incident and service data. This extensive and deep data is continuously curated and enhanced by AI, enabling us to provide highly accurate and VIN-level predictive analytics and insights.
Wide Network of Relationships and Large Customer Base
We believe our leading position in the sector is reinforced by decades-long, reciprocal relationships with an extensive and loyal customer base and a uniquely scaled customer footprint. CARFAX had more than 40,000 dealer customers and more than 51 million CARFAX Car Care consumer audience members as of September 30, 2025. Within B2B, our Marketing & Sales business line had 100% penetration for the top 30 OEMs operating in North America, and our Strategy & Planning business line served 100% of the top 40 automotive suppliers, 100% of the top 40 global carmakers and 100% of the top 10 investment banks as of September 30, 2025, based on internal data. These deep, durable relationships create continuous feedback loops that strengthen data quality, embed solutions in customer workflows and sustain industry-leading retention across OEMs, suppliers, dealers and adjacent stakeholders.
Deep Expertise in Market, Vehicle and Consumer Information, Forecasts and Analysis Tools
We maintain profound expertise across the automotive ecosystem, supported by our substantial workforce comprised of over 3,400 FTEs globally as of September 30, 2025. We offer advanced forecasting, planning and analysis tools that cover every brand, model and vehicle lifecycle stage. Our solutions include comprehensive, globally consistent market data across 100 countries, covering more than 990 vehicle production plants, more than 90,000 vehicle variants and more than 400 sales brands as of September 30, 2025, and approximately 99% of global vehicle production as of December 31, 2024. This extensive network and deep analytical capabilities enable us to provide precise insights and support strategic decision-making.
Demonstrated Resilience Through Business Cycles
We have a proven track record of robust margins and consistent growth, showcasing our resilience across economic fluctuations. We operate a resilient business model with limited cyclicality, attributed to our balanced portfolio spanning both new and used car markets. This strategic mix acts as a natural hedge against macroeconomic shifts, as evidenced by our strong performance during periods of higher used car volumes, such as 2023 and 2024. From 2023 to 2024, our total revenue grew 9% and we maintained strong margins, underscoring our capacity for sustained profitability and stability.
Scaled, Recurring, High-Margin Growth with Robust Cash Flow
We have demonstrated durable growth, healthy profitability and strong free cash flows underpinned by a subscription revenue model, sticky customer relationships and strong operating margins. In 2024, we generated approximately $1.6 billion of revenue, converting that into strong free cash flow. We operate

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primarily via a recurring revenue model across all segments. Revenue retention is consistently high, reflecting the mission-critical nature of our data and the breadth of our embedded workflows.
Our Growth Strategies
Our strategy is crafted to drive significant near and long-term growth, harnessing the power of advanced technology and data science to deliver unparalleled insights. We are committed to expanding our influence and capabilities across both the automotive ecosystem and geographies.
Enhancement of Existing Products through Technology
We are continuously enhancing our capabilities in predictive analytics, ML and AI across both our segments, which continue to magnify our competitive advantage to drive revenue and customer retention. This technology allows us to enhance and enrich our existing data to glean more valuable insights. Specifically, we apply ML to decode and standardize complex inputs (e.g., VIN specifications, accident and service narratives), use image-to-text and AI to ingest unstructured content (PDFs, images) and deploy AI agents to automate processing and delivery workflows. Together, these strategies improve our coverage, speed and quality.
CARFAX
Our technology investments over the past several years have increased the share of usable records and make content-rich, structured datasets easier to consume by automatically summarizing and harmonizing them for users. As CARFAX acquires more data, AI compresses long-form vehicle history content into concise, consumer-ready summaries (e.g., turning multi-page vehicle history records into 30- to 40-second highlights) and powers new formats like the “Talking Car Fox” (an AI-generated Car Fox summarizing vehicle history insights), alongside history-based reliability and cost-of-ownership predictions. These technological enhancements boost shopper confidence while increasing owner engagement and dealer return on investment, helping to enhance retention and product adoption.
B2B
Within the B2B reportable segment, as discussed below, we have enhanced our capabilities in our business lines:
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Marketing & Sales:   At automotiveMastermind, we are introducing AI-driven consumer interactions and seller enablement, including on-brand, compliant marketing content generation (e.g., emails and outbound communications) and core talk tracks that guide business development centers and sales reps in dealer workflows, to reduce manual effort and improve personalization at scale. The Data Studio platform delivers AI-ready data services, robust analytics and advanced audience activation capabilities, ultimately optimizing marketing spend for our clients and enabling truly personalized consumer experiences. Using ML and AI and our expanding data set, we are continuously evolving and improving our consumer models, such as the BPS, for identifying which consumers are likely in market, for what product at what price which is a core capability and differentiator that underpins our Marketing & Sales products. Leveraging AI, we are introducing natural language query features in our largest data repositories so users can navigate and extract insights from the data more efficiently. We believe these initiatives help drive retention and product adoption by improving the quality of our products and improving the customer experience.

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Strategy & Planning:   For our Strategy & Planning business line, technology serves as the core driver of innovation. We are making ongoing improvements in predictive analytics, ML and AI to continually advance our offerings. New capabilities such as PIQ, scenario capabilities (FAST) and DA are transforming raw information into intelligent, predictive insights, empowering OEMs and suppliers to make agile, data-driven decisions on product planning, supply chain optimization and critical technology investments. Our long-term strategy is to enable comprehensive decision-making within an interactive data ecosystem, utilizing sophisticated AI-enabled systems for dynamic forecasts and simulations.

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Expanding Our Data Network
We intend to continue leveraging technology and data for unique insights, forecasts and advisory services across the automotive value chain. The foundation of our strategy is built upon our ability to capitalize on our vast data estate, advanced technological infrastructure and deep data science capabilities. This powerful combination enables us to deliver critical insights, precise forecasts and invaluable advisory services across the entire automotive value chain.
CARFAX
We continue to grow our contributory data partnerships across more than 175,000 sources, including 36 OEM CPO programs, more than 6,200 police agencies and more than 91,000 dealers and service shops as of September 30, 2025. As a result of this growing network of data partnerships, we have added an average of approximately 6 million records daily for the twelve month period ended September 30, 2025, to a vehicle history corpus exceeding 37 billion records as of September 30, 2025. We also continue to expand dealer workflow partnerships and international data access to broaden coverage.
B2B
Within the B2B reportable segment, as discussed below, we have expanded our data network in our business lines:
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Marketing & Sales:   We are committed to strengthening our leadership in data by consistently enriching our core consumer and registration database with complementary data sets. This includes incorporating new assets such as consumer credit, OEM, dealer and lending transactions, vehicle inventory, pricing and incentive information and demographic data to unlock deeper insights. Additionally, we are enhancing our direct integrations with major digital platforms to broaden both audience targeting and measurement capabilities.

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Strategy & Planning:   We extend proprietary global coverage, spanning more than 145 sales country markets, more than 990 vehicle production plants, and more than 2,900 supplier locations as of September 30, 2025, and approximately 99% of global vehicle production as of December 31, 2024. We are continuously enriching component/supply chain and powertrain datasets through reciprocal relationships with OEMs, suppliers and financial institutions. We are also adding new technology domains (e.g., batteries, semiconductors, SDV/AV) and expanding geographic penetration.

Introduction of New Products
Our growth has been driven by a consistent cadence of launched products and features that have scaled in-market and expanded wallet share across OEMs, dealers, suppliers and insurers. As these offerings roll out, we typically see higher net retention from deeper multi-product adoption and greater usage and engagement as new capabilities become embedded in customer workflows.
On the CARFAX side, both Car Listings and CARFAX For Life saw rapid adoption and continued retention, now embedded in customer workflow. Car Listings (launched in 2014) has grown dealer adoption by delivering high-ROI leads, and CARFAX For Life (launched in 2019) has translated the industry’s richest service data into service loyalty and reputation-building for dealers, underpinned by a fast-growing Car Care consumer audience. Revenue to the BIG has also accelerated in the past three years with insurers integrating our data in their workflows and adoption of new insights products specific to the BIG industry as rate shopping rebounded.
In B2B, automotiveMastermind has matured into a scaled dealer sales platform with steady price discipline. New OEM modules like EEQ (private offer optimization launched in 2021) deliver measurable sales lift and multi-brand rollouts for customers. Market Scan’s real-time pricing and payments engine is embedded across dealer tech and now powers pricing and payments for online automotive marketplaces, while Market Reporting and Polk Auto Solutions continue to be the gold standard for market analytics, audiences and closed-loop measurement. In Planning Solutions, the expanded Supply Chain & Technology forecast suite (e.g., batteries, semiconductors, connected car) is already driving larger OEM subscriptions and new wins with technology players and the core vehicle forecasting and global reporting franchises remain the

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industry’s point of reference, supporting steady, recurring growth. Together, these launched offerings show a track record of innovation that is already in customers’ workflows and contributing to sustained revenue expansion.
Our core market TAM is valued at $13 – 15 billion in 2025. We intend to continue to pursue incremental opportunities as part of our growth strategy, including planned initiatives to launch new products and expand existing offerings into additional international markets. We believe this portion of the TAM represents an additional $25 – 27 billion in 2025. For instance, our CARFAX brand will continue strengthening our position in the used car market, by building interactive, one-to-one relationships and providing consumers with personalized, predictive insights throughout the entire vehicle lifecycle. This includes the strategic launch of innovative new products such as Sell My Car, specifically designed to cater to the evolving needs of the used car market. Concurrently, we are introducing powerful solutions to B2B like PIQ (a supplier scouting, benchmarking, risk and spend optimization tool) and FAST (a scenario capabilities tool enabling market simulation and modeling), seeking to ensure our offerings remain comprehensive and cutting-edge.
We further believe that we have additional market opportunities that we could potentially pursue beyond our immediate roadmap. Such adjacencies add a significant $37 – 39 billion to the TAM. Examples include P&C claims and repair software, shop management software and F&I marketing for the Used Vehicle Lifecycle, as well as DMS and AI workflow tools for Marketing & Sales.
Brand Investment
We plan to use targeted brand investment as a growth accelerator, with a focus on CARFAX. We are investing in consumer brand advertising at CARFAX to raise unaided awareness, drive more direct traffic and high-quality leads to Car Listings and expand the Car Care consumer audience. This spend is designed to fuel faster dealer acquisition and higher retention via the Lifetime Dealer program (which also taps OEM co-op funds), support sustained price realization on Advantage and other subscriptions and enable successful upsell of new products (e.g., Premium Listings and Sell My Car). In B2B, brand and product marketing will remain more modest and focus on reinforcing platform adoption (e.g., Data Studio, EEQ) alongside a primarily product- and sales-led motion. We believe our brand investment is positioned to amplify proven product-market fit, increase dealer penetration, strengthen net revenue retention and accelerate our growth outlook.
Geographic Expansion
We are committed to significant geographic expansion as a critical component of our growth trajectory. This includes plans to substantially increase dealer adoption of CARFAX For Life and in the future, launch Car Listings internationally. We believe CARFAX Europe is poised to expand its presence by entering new, high-potential markets such as Germany and France, building upon the successful consumer-led strategies already implemented and proven effective in Spain and Italy.
Inorganic Growth Opportunities
Beyond organic growth, we believe we are well-positioned to capitalize on inorganic growth opportunities across what is a highly fragmented industry. We have a track record of effective M&A, including our successful acquisitions and subsequent integrations of automotiveMastermind and Market Scan. This capability allows us to diversify our player base and strategically expand into adjacent markets, including but not limited to automotive software, service lane solutions and the parts and aftermarket segments.
Our Customers
We are proud to serve a highly diversified and global customer base, which includes:
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Dealer groups and dealers:   We serve more than 40,000 dealer customers as of September 30, 2025, with deep penetration in both franchise and independent segments, who leverage our solutions for sales platforms, market analytics and consumer engagement.

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Consumers:   We reach more than 51 million CARFAX Car Care consumer audience members as of September 30, 2025, providing essential vehicle history, valuation and ownership information.

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Virtually all major global automakers (OEMs):   We serve 100% of the top 40 global carmakers and the top 30 OEMs in North America as of September 30, 2025, for whom Mobility powers critical design, build, strategy and sales and marketing decisions.

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Top-tier automotive suppliers:   Our solutions are utilized by 98% of the top 100 suppliers and we have 100% usage among the top 40 suppliers as of September 30, 2025, who rely on us for supply chain planning, technology insights and market intelligence.

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Financial institutions and insurance companies:   A significant portion of the F&I sector relies on our solutions, with 17 of the top 20 banks and insurers using our data for workflow processes as of September 30, 2025.

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Aftermarket participants:   Our reach extends to more than 91,000 dealers and service shops as of September 30, 2025, as well as numerous parts retailers and service centers, supporting the broader automotive ecosystem.

Our solutions are deeply embedded in our customers’ workflows, providing crucial support for their high-stakes decisions in product planning, supply chain management, marketing, sales and service. Our strong retention rates, our robust recurring revenue model and our demonstrated ability to cross-sell new products underscore the immense value and “stickiness” of our offerings. As the industry continues to evolve, we are actively expanding our reach through strategic new product launches, aggressive international growth and deeper integration with our customers’ enterprise systems. We believe this strategic positioning firmly establishes us as a critical partner across the entire automotive value chain.
Marketing & Sales
CARFAX
CARFAX operates a consumer-pull, dealer-monetization model by first building trust and demand with consumers. CARFAX reached more than 23 million monthly average unique visitors to the CARFAX U.S. website and apps and generated more than 31 million monthly average vehicle history report views for the twelve month period ended September 30, 2025. CARFAX then converts that demand into dealer subscription revenue across Advantage (vehicle history), Car Listings and CARFAX For Life (service loyalty), while selling BIG solutions to insurers and lenders that are integrated into their workflows.
CARFAX combines inbound demand driven by its brand and audience with direct field and phone sales to individual dealers and dealer groups. OEM CPO relationships and marketplace/dealer management system integrations deepen adoption and the Lifetime Dealer initiative bundles Advantage, Car Listings and CARFAX For Life, leverages OEM co-op funds (marketing funds reimbursing dealers’ approved advertising expenses) and creates clear upsell paths such as Premium Listings and Sell My Car.
Internationally, CARFAX leads with a consumer-first strategy (e.g., in Spain, Italy, Poland and expansion in Canada). This means leading with products and experiences that directly serve end consumers to build trust, usage and audience first, then layering in B2B and dealer integrations and monetization.
We believe this approach is successful because CARFAX pairs a powerful brand with a data engine spanning more than 175,000 sources and more than 37 billion vehicle history records as of September 30, 2025. This is amplified by deep, embedded workflow partnerships that raise switching costs and support both pricing power and cross-sell.
B2B
Marketing & Sales
The Marketing & Sales business line within our B2B reportable segment is relevant throughout the automotive ecosystem and penetrates the vertical market through multiple touchpoints.

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Top-down:   We drive executive-level relationships in the OEMs, NSCs and large dealer groups by first leveraging our flagship market reporting product suite and then expanding that footprint by positioning and selling products focused on analytics, audience activation and pricing analytics.

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Bottom-up:   We also sell directly to individual dealerships and regional groups using products like automotiveMastermind, Market Reporting, Market Scan APIs and Polk audiences/measurement.

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In Market:   Our sales organization is in market, dedicated and structured by tiers and area of expertise. Specific attention is given to both new business and retention-based metrics. The business relies on enterprise agreements with OEMs and dealer groups and activates both directly and through partners (for example, Market Scan APaaS). These relationships and agreements provide the foundation for strategic upselling.

We believe this approach is successful because our core market reporting datasets covering registration, ownership and loyalty are widely regarded as the ‘gold standard’ in the industry. The “stickiness” of this product set allows us to leverage our established credibility and position additional value by focusing on areas like incentives, transactions, audience activation and inventory. Recall services are critical for North American OEMs and further demonstrate the value we provide when the market faces crisis. We are responsive and our data is highly accurate.
Strategy & Planning
Strategy & Planning business line within our B2B reportable segment has a dedicated global sales organization that sells directly to OEMs, suppliers and financial markets. The sales organization and customer base are supported by a robust, in-market team of analysts dedicated to the interpretation of data.
We believe Planning Solutions is the industry benchmark for analytics and reference data. Suppliers, OEMs and adjacent verticals rely on this data in their strategic planning, product planning and financial/investment planning. The Planning Solutions dataset is supported by deep analyst coverage and bidirectional industry feedback. Our foundational product is global vehicle, powertrain and supply chain forecasts. Leveraging this foundation allows for upselling into scenario capabilities (FAST), procurement intelligence (PIQ) and supplier workflow software (DA). We believe our market penetration is strong, with broad OEM and supplier coverage and upsell opportunity is wide, as well as expansion into both private and public segments within financial markets.
We believe our approach is successful for several reasons:
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The data is category-defining, globally consistent and embedded in critical planning workflows.

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Groundbreaking new SaaS and analytics modules increase penetration, durability and decision-making value for increasingly accelerated planning cycles.

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The data is backed by a global analytics and consulting team that can support individual customers as they attempt to apply this data to their decision-making process.

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The sales team is able to leverage the credibility of the existing foundational strength to position new and enhanced products.

Data Platform
We leverage advanced technology and data science to generate unique and highly proprietary insights. Our core strength lies in our vast and hard-to-replicate data assets. This includes proprietary data created internally, such as forecast data, alongside data acquired through long-standing “give-get” relationships with tens of thousands of service shops, dealers and police agencies. This extensive network of more than 175,000 diversified data sources as of September 30, 2025 provides access to incident and service data, often on an exclusive basis, forming a highly difficult-to-replicate ecosystem. Furthermore, data is sourced from commercial third parties often under exclusive rights, ensuring unique access to critical information. Even data obtained from public sources, such as state DMVs, presents a high barrier to entry for new competitors due to the significant cost relative to potential monetization. Our outputs and insights are also consistently enriched with proprietary data and analytics, distinguishing them from public data.

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We extensively employ ML and AI technologies in our efforts to automate and enrich our datasets. For instance, ML and AI have been instrumental in decoding millions of additional service events from the over 37 billion vehicle history records collected as of September 30, 2025. More recently, AI has been deployed to ingest previously challenging information, such as converting PDF content into data or analyzing vehicle images to assess accident damage. Our current strategy focuses on utilizing a suite of AI agents to fully automate data ingest, processing and delivery workflows, aiming for significant productivity gains and further reinforcing the proprietary nature of the data assets by transforming raw information into strategic, actionable intelligence.
Competition
We operate within a competitive landscape in the automotive data and technology sector that is highly fragmented and global. This environment features a diverse mix of large-scale data and software providers alongside numerous specialized point-solution vendors. Our competitors range from firms offering comprehensive data and analytics platforms to those focused on specific verticals such as auto finance, insurance, fleet management, dealer software and vehicle verification. Many of these competitors operate either regionally or globally and some choose to focus on particular stages of the vehicle lifecycle or specific customer segments (e.g., OEMs, dealers, suppliers, or consumers). We compete on the basis of the quality, breadth, and uniqueness of data; depth and accuracy of analytics; price and value; global coverage and workflow integration; our brand trust and independence; and our proven track record and relationships.
Seasonality and Cyclicality
We believe that we are well-positioned to meet customer demand within the fast-moving and inherently cyclical automotive environment, consistently demonstrating our resilience through various business cycles. Our business model is built upon a highly diversified portfolio, allowing us to serve a broad spectrum of customers across the entire automotive ecosystem, including OEMs, suppliers, dealers, F&I firms and individual consumers. We believe this strategic diversification significantly helps us mitigate the impact of economic downturns, periods of tighter credit conditions and affordability challenges that consumers may face.
We have consistently demonstrated strong performance, even during periods of significant economic uncertainty. Our business benefits from a natural hedge embedded within our product mix: when new vehicle sales experience a slowdown due to recession risks or credit tightening, we often observe a corresponding increase in used vehicle transactions. This shift directly supports the demand for our core products, such as CARFAX Vehicle History Reports and our related dealer solutions. In addition, our robust recurring revenue model, coupled with our high customer retention rates, further reinforces our natural resilience.
Seasonality and cyclicality are inherent characteristics of the automotive industry, with global light vehicle sales naturally subject to fluctuations based on macroeconomic conditions, consumer confidence and credit availability. We provide forecasts and advanced analytics that are designed to help our customers anticipate and effectively navigate these cycles. Our solutions are deeply embedded within our customers’ workflows, providing critical support for their decision-making processes regardless of prevailing market conditions. We provide timely data and insights that empower OEMs, dealers and other key stakeholders to swiftly adjust their strategies in response to changing demand patterns, evolving regulatory shifts and any supply chain disruptions that may arise.
Our substantial scale, our comprehensive suite of data-driven solutions and our highly diversified customer base collectively enable us to remain agile and resilient. This strategic positioning allows us to effectively support our customers through both typical seasonal fluctuations and broader, more significant economic cycles.
Regulation
Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state, local, and foreign laws and regulations. In particular, the advertising and sale of new or used motor vehicles is highly regulated by the states and jurisdictions in which we do business. For example, the Federal Trade Commission’s CARS Rule, announced in

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December 2023 sets a framework to ensure transparency throughout the vehicle buying and leasing process and could therefore impact our products and solutions. Regulatory authorities or third parties could take the position that some of the laws or regulations applicable to dealers or to the manner in which motor vehicles are advertised and sold generally are directly applicable to our business. These advertising laws and regulations, which often originated decades before the emergence of the internet, are frequently subject to multiple interpretations, are not uniform across jurisdictions, sometimes impose inconsistent requirements with respect to new or used motor vehicles, and the manner in which they should be applied to our business model is not always clear. Regulators or other third parties could take the position that our products and solutions violate applicable brokering, bird-dog, consumer protection, or advertising laws or regulations.
In order to operate in this regulated environment, we develop our products and solutions with a view toward appropriately managing the risk that our regulatory compliance, or the regulatory compliance of the dealers to whom we provide our products and solutions, could be challenged.
We consider applicable advertising and consumer protection laws and regulations in designing our products and solutions. We endeavor to design our products and solutions in a manner that would comply with relevant advertising regulations and consumer protection laws if our products or solutions were to be considered vehicle sales advertising.
Our websites and mobile applications enable us, dealers, and users to send and receive text messages and other mobile phone communications, which requires us to comply with the Telephone Consumer Protection Act, or TCPA, in the U.S. The TCPA, as interpreted and implemented by the Federal Communications Commission and federal and state courts, imposes significant restrictions on utilization of telephone calls and text messages to residential and mobile telephone numbers as a means of communication, particularly when the prior express consent of the person being contacted has not been obtained.
Moreover, certain types of information that we collect, compile, store, use, process, transfer, publish and/or sell are subject to laws and regulations in various jurisdictions in which we operate. There is an increasing public concern regarding, and resulting increasing regulations of, privacy, data, and consumer protection issues. Certain laws and regulations to which we are subject pertain to PII relating to individuals. Such laws and regulations constrain the collection, use, processing, storage, and transfer of PII, and impose other obligations with which we must comply. We move data across national borders to conduct our operations, and consequently, are subject to a variety of evolving laws and regulations regarding privacy, data protection, and data security in an increasing number of jurisdictions. Many jurisdictions have passed laws in this area, such as the DPPA, the GLBA, the GDPR, the U.K. GDPR, a version of the GDPR as implemented into the laws of the U.K., Quebec Law 25 and proposed Federal Bill C-27 in Canada, the Cybersecurity Law of the People’s Republic of China adopted in 2017, the CCPA, and the California CARS Act, and numerous other similar comprehensive state-level data privacy and security laws in other U.S. states, including Virginia, Colorado, Utah and Connecticut, and numerous other jurisdictions are considering imposing similar laws and regulations. Moreover, laws in all 50 U.S. states require businesses to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a data breach. The Chinese government has also proposed or promulgated a number of measures and regulations in recent years regarding cybersecurity and data security, including without limitation the Cybersecurity Review Measures, the Data Security Law, the Personal Information Protection Law and the Regulations on Network Data Security Management.
These laws and regulations are wide-ranging in scope and impose numerous requirements on entities that process personal data, including requirements relating to processing sensitive data, obtaining consent of the individuals to whom the personal data relates in certain circumstances, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processes that will have access to personal data. Compliance with applicable U.S. and foreign privacy and data protection laws and regulations is a vigorous and time-intensive process, and the costs and efforts required to adapt our business practices to comply with and implement increasing privacy and data protection requirements have been, and we except will continue to be, significant, particularly because these laws and regulations are increasing in complexity and number, change frequently, and increasingly conflict among the various jurisdictions in which we operate. It is possible that we could be prohibited or constrained from collecting or disseminating certain types of data or from providing certain products or

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
solutions as a result of such laws and regulations. Moreover, if our business fails to comply with these laws or regulations, we could be subject to significant litigation and civil or criminal penalties (including monetary damages, regulatory enforcement actions or fines) in one or more jurisdictions, as well as reputational damage that could result in the loss of data, brand equity and business. For example, a failure to comply with the GDPR or U.K. GDPR could result in fines up to the greater of €20 million (or £17.5 million under the U.K. GDPR) or 4% of annual global revenues. Additionally, in the case of a DPPA violation, U.S. courts may award liquidated damages of $2,500 per individual’s personal information. Furthermore, any inquiries or investigations, or any other governmental actions, regarding our privacy and data protection practices could require significant management time and attention, and may result in negative publicity and subject us to increased costs, as well as demands or orders that we modify our existing business practices.
Additional risks are presented by the evolving landscape related to sanctions and export control laws. The landscape related to these laws is evolving rapidly and presents compliance challenges to all businesses covered by these laws.
Human Capital
As of December 31, 2025, we had approximately       full-time and part-time employees calculated on a full-time equivalent basis located worldwide, including approximately        in Asia,        in the U.S. and Canada,        in Europe and        in Latin America.
Human Capital Strategy
Our human capital strategy is centered on cultivating a highly skilled and deeply engaged workforce to maintain our leadership position in the dynamic automotive data and technology industry. Our Board of Directors and the Compensation Committee anticipate overseeing and regularly engaging with our CEO and other members of senior leadership on a broad range of people topics, including talent attraction, development and leadership succession planning; compensation and benefits; workplace culture, health, safety and well-being; and employee engagement and retention. Our Company has been built on a foundation of respect, integrity and trust, and we are committed to creating and fostering a work environment that promotes those values.
Competitive Compensation Programs
Offering market competitive and performance-driven compensation is key to our recruitment, talent management and retention strategies. As a result, management regularly assesses employee feedback, competitor research, and market data to ensure our programs remain competitive. Our compensation program consists of a mix of:
•
Annual salary where base pay is determined by role, scope, external market rate and internal parity relative to geographic location. Recognizes level of proficiency and skill exhibited as compared to role requirements.

•
Annual bonus as a cash reward acting as our main pay-for-performance vehicle through annual programs. Recognizes achievement against individual, team, and group performance.

•
Equity awards for our strategic leaders acknowledging achievements of individual and organizational goals typically in recognition of contributions that positively influence strategic growth, operational alignment, and product innovation.

We also focus on the well-being of our people by offering competitive health and retirement benefits globally, as well as a variety of well-being programs.
Retention and Engagement
In order to attract and retain the high-quality talent needed to execute our long-term strategy, we foster a performance-driven workplace culture that promotes employee engagement, satisfaction and professional development. We invite employee feedback through a variety of channels for open communication and engagement, including small group employee round-table discussions with our business leaders and employee

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
engagement surveys. We also invest in our employees’ professional development by providing a wide array of global training and learning programs to help employees expand their knowledge, skills and experience, including technology training, career coaching and leadership development programs.
Intellectual Property
Intellectual property is of significant importance to us. We protect our intellectual property through a combination of patents, trademarks, domain names, trade secret laws, confidentiality procedures and contractual restrictions. In many cases, we own the intellectual property relevant to or used by our businesses, but in other cases, we obtain licenses, including from third-party data providers, to access and use other parties’ intellectual property. We consider our data estate, which is comprised of internally developed proprietary data as well as data obtained from third-party data sources, to be one of our key competitive strengths. We also seek patent protection for our innovations, developments and other technology (including software), as well as our products, services and solutions, where such protection is likely to provide strategic value to us. Our intellectual property portfolio includes patents, copyright registrations, and trademarks registered in the United States and foreign countries. We consider the “CarFax” name, logo and tagline, as well as certain of our other trademarks to have significant value to us. We believe our intellectual property creates a competitive advantage and we have and will continue to take reasonable measures to protect our intellectual property and build our portfolio of intellectual property rights. However, we cannot be assured that any of our intellectual property rights may not be challenged, found unenforceable or invalid, or used, copied, otherwise infringed or misappropriated by others. From time to time, we also take actions to protect our business by asserting our intellectual property rights against third-party infringers or those who misappropriate our trade secrets, but cannot be assured that such actions will be successful. See the “Risk Factors” section of this information statement for further discussion of intellectual property matters and associated risks.
Properties
Our corporate headquarters are located in leased premises in       . We lease office facilities at        locations, of which        are in the U.S. as of December 31, 2025. Our properties consist primarily of office space used by each of our segments. We believe that all of our facilities are well maintained and are suitable and adequate for our current needs.
Legal Proceedings
In the normal course of business both in the United States and abroad, the Company and its subsidiaries are defendants in legal proceedings and are subjected to government and regulatory proceedings, investigations and inquiries.
We are not currently a party to, nor is our property currently subject to, any material legal proceedings. We are involved, from time to time, in litigation, other legal claims, regulatory actions and other proceedings or actions by governmental authorities involving matters associated with or incidental to our business and our property in the ordinary course. In view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of such matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity (if any) restrictions may be. As a result, we cannot provide assurance that such outcomes will not have a material adverse effect on our consolidated financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business or competitive position, which may require that we record liabilities in the consolidated financial statements in future periods.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
MANAGEMENT
Executive Officers Following the Separation
The following table sets forth information, as of the date of this information statement, regarding certain individuals who are expected to serve as our executive officers following the Separation. We expect that those individuals noted below who are current employees of S&P Global will transfer from their respective employment with S&P Global to Mobility and, immediately prior to the Separation, resign from any officer roles with S&P Global.
Name	Age	Position
William W. Eager	55	Chief Executive Officer and Director
Set forth below is information about the executive officers identified above.
William W. Eager will be the Chief Executive Officer of Mobility. Mr. Eager was President of S&P Global Mobility since August 2025. Prior to that, he held various leadership roles at CARFAX for more than 20 years, including serving as Chief Executive Officer since 2021. Previously, Mr. Eager served as Vice President of CARFAX’s Dealer Business for 17 years. Prior to joining CARFAX, Mr. Eager was part of the leadership team at The Cobalt Group, an automotive digital retailing company. Mr. Eager holds a BA in economics from Villanova University and an MBA from George Mason University.
Board of Directors Following the Separation
The following individuals are expected to serve as members of our Board of Directors following the Separation. We intend to appoint additional directors prior to the effectiveness of the registration statement.
Name	Age	Position
William W. Eager	55	Chief Executive Officer and Director
Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications such candidates are expected to provide the Board of Directors of Mobility.
William W. Eager will serve on the Board of Directors. For Mr. Eager’s biography, see “— Executive Officers Following the Separation” above. Mr. Eager’s qualifications for election include his service as Chief Executive Officer of Mobility and his previous service in various leadership roles at S&P Global Mobility and CARFAX.
Board Structure
Upon completion of the Separation, our Board of Directors is expected to consist of      members. Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders.
Board Independence
Our Board of Directors has determined that each of the Company’s non-employee directors have met the independence requirements of the NYSE based upon the application of objective categorical standards adopted by our Board of Directors. In addition, our Board of Directors will have an independent chair. In determining independence, our Board of Directors will consider whether each director has a relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director.
Director Compensation
Each of our non-employee directors is expected to receive certain compensation, the terms of which will be described in a future amendment to the registration statement of which this information statement forms a part.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Board Committees
Effective upon the completion of the Separation, the Board will have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which will operate under written charters approved by the full Board. In accordance with current NYSE listing standards, all of the directors who serve on each such committee will be independent from us and our management.
Each committee will operate under a written charter that details the scope of authority, composition and procedures of the committee. Each committee may, when appropriate in its discretion, delegate authority with respect to specific matters to subcommittees or the Chair of such committee. The committees will report to the Board of Directors periodically, will review and reassess the adequacy of their charters and will conduct an annual evaluation of their performance. The charters of each committee will be posted on our website after the Separation.
Audit Committee
The members of our Audit Committee will be       ,        and        .        will be the Chair of our Audit Committee. Each member of our Audit Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors expects to determine that        is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The responsibilities of the Audit Committee will be more fully described in our Audit Committee charter and will include, among other duties:
•
Appointing, compensating, retaining, overseeing and terminating the independent registered public accounting firm for us;

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Reviewing and approving the scope, timing and staffing of the audit to be conducted by the independent registered public accounting firm;

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Evaluating the independent registered public accounting firm’s qualifications, performance and independence;

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Reviewing with management and the independent registered public accounting firm our annual and quarterly statements prior to filing with the SEC;

•
Reviewing our system of internal controls and disclosure controls and procedures; and

•
Preparing a report to stockholders annually for inclusion in the proxy statement.

Compensation Committee
The members of our Compensation Committee will be       ,        and       .        will be the Chair of the Compensation Committee. Each member of the Compensation Committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. The responsibilities of the Compensation Committee will be more fully described in the Compensation Committee Charter and will include, among other duties:
•
Reviewing our executive compensation plans and policies, including reviewing any equity-based compensation plans and incentive compensation;

•
Reviewing and approving, for all of our Section 16 officers, including the Chief Executive Officer, and such other senior executives designated by the committee, his or her (i) annual base salary level, (ii) annual incentive compensation, (iii) long-term incentive compensation, (iv) employment, severance and change-in-control agreements, if any, (v) retirement benefits and (vi) any other compensation, perquisites or special benefit items;

•
Preparing a report on executive compensation and reviewing the Compensation Discussion and Analysis disclosure that, in each case, are required to be included in our proxy statement; and

•
Annually assessing whether any risks in our compensation and practices for our employees are reasonably likely to have a material adverse effect on Mobility.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Nominating and Governance Committee
The members of our Nominating and Governance Committee will be       ,        and         .        will be the Chair of our Nominating and Governance Committee. Each member of the Nominating and Governance Committee meets the requirements for independence under the current NYSE listing standards. The responsibilities of the Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee Charter and will include, among other duties:
•
Establishing criteria for membership for our Board of Directors and its committees and recommending individuals for membership on our Board of Directors and directors for appointment to the committees of our Board of Directors;

•
Periodically reviewing the size and responsibilities of our Board of Directors and its committees;

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Reviewing and recommending for approval by our Board compensation for our directors; and

•
Reviewing and recommending to our Board of Directors the Corporate Governance Guidelines and Code of Conduct and periodically reviewing and reassessing the adequacy of such Corporate Governance Guidelines and Code of Conduct.

Code of Conduct
In connection with the Separation, our Board of Directors will adopt a Code of Conduct that will apply to all of our employees, officers and directors. Upon completion of the Separation, our Code of Conduct will be posted on the investor relations section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing future amendments to our Code of Conduct, or any waivers of such code, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the Board of Directors) of any other entity that has an executive officer serving as a member of our Board of Directors.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
For purposes of this information statement, we have identified the following individuals who we expect will be our “named executive officers” or “NEOs” following the Separation:
Name	Position
William W. Eager	Chief Executive Officer(1)

(1)
Mr. Eager currently serves as President, Mobility of S&P Global. Following the Separation, he will serve as Chief Executive Officer of Mobility.

As discussed above, Mobility is a newly formed Delaware corporation that will hold, directly or indirectly through its subsidiaries, the assets and liabilities comprising the Spin Business. In connection with the Restructuring Transactions, the assets and liabilities comprising the Spin Business will be transferred to Mobility or its subsidiaries in order to complete the Separation.
Following the Separation, our Compensation Committee will make all decisions with respect to our executive compensation programs, policies and practices, and our Nominating and Governance Committee will make all decisions with respect to our director compensation programs, policies and practices. Determinations with respect to the structure of our compensation programs will take into consideration Mobility’s size, operating dynamics, industry peers, business segments, growth opportunities, compliance requirements and business strategy. As described below, we expect to engage a compensation consultant to assist in making these determinations.
While we have engaged in preliminary discussions regarding our anticipated executive and director compensation programs and policies, we have generally not yet made any final determinations with respect to our executive and director compensation programs following the Separation or the compensation of the individuals who will serve as our executive officers following the Separation, except as specifically noted below.
Compensation Program Overview
Approach to Executive Compensation
Our Compensation Committee has not yet been established and therefore has not established a specific set of objectives or principles for our executive compensation program. In designing our executive compensation program, we anticipate that our Compensation Committee will evaluate both our business objectives and the need to attract and retain uniquely talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive and technological environments in which Mobility will operate. We anticipate that we will employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of the executives with those of our shareholders.
Elements of Executive Compensation
We anticipate that the primary elements of our executive compensation program will be base salary, annual performance-based cash bonus opportunities, long-term incentive compensation and participation in other executive compensation and retirement programs.
Salary levels for our NEOs will be determined in such a way so as to be competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified executives. Annual cash bonuses will be designed in such a way so as to incentivize the achievement of short-term priorities or other operational goals. We anticipate that long-term incentive awards will be a material portion of the compensation for our executives in order to align the interests of our executives with those of our shareholders, with the goal of incentivizing our executives to create shareholder value over the long term.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Compensation Governance
Compensation Committee Charter
In anticipation of the Separation, our Board will adopt a written charter for the Compensation Committee that establishes, among other things, the Compensation Committee’s purpose and its responsibilities with respect to executive compensation. The charter will provide that the Compensation Committee, among other things, must review and approve executive officer performance and compensation, management development and succession and executive compensation disclosure. See “Management — Board of Directors Committees.”
Role of Compensation Consultants
We expect that an external compensation consultant will advise on the design of compensation programs for Mobility in connection with the Separation. Thus far, we have engaged Mercer to assist with compensation benchmarking and developing our overall compensation design and philosophy.
After the Separation, we expect that our Compensation Committee will engage an independent compensation consultant to advise on compensation program design in the future.
Agreements with Our Named Executive Officers
William W. Eager. Mr. Eager has entered into an employment letter with S&P Global that provides for his service as President, Mobility to commence as of August 15, 2025 (as noted above, following the Separation, Mr. Eager will become Chief Executive Officer of Mobility). Under Mr. Eager’s employment letter, Mr. Eager’s initial annual base salary is $650,000 and his target annual incentive opportunity is $900,000. The actual annual incentive payment will be based upon the degree of achievement of established company and/or division objectives and Mr. Eager’s individual performance. Under Mr. Eager’s employment letter, in connection with commencing his role, he received an award of restricted stock units with respect to the number of shares of S&P Global having an aggregate value of $2,000,000. Mr. Eager is also eligible to receive a long-term equity-based incentive grant under the S&P Global Long-Term Stock Incentive Program. The 2026 long-term equity-based award will have a target value of $2,950,000. Any awards granted with respect to years following fiscal year 2026 will be determined in the sole discretion of the Compensation Committee.
Equity Compensation
Equity Incentive Plans
We intend to adopt the Mobility Omnibus Equity Incentive Plan (the “Omnibus Plan”), an equity incentive plan under which we expect to grant long-term equity incentive awards (which awards may include grants of restricted stock units, performance stock units, stock options, restricted stock and other equity or equity-based incentive awards) to our senior executives (including our NEOs), non-employee directors and other employees. The Compensation Committee, in consultation with its compensation consultant, will determine the terms of the Omnibus Plan and the awards granted thereunder, considering which terms and conditions are appropriate for us in light of our business goals and objectives and equity grant practices at our peer group companies and the broader market. The Compensation Committee shall have the sole and absolute discretion to determine which employees receive awards, the numbers of shares subject to each award and all other terms of each award. For a summary of the terms of the Omnibus Plan, see “— The Omnibus Plan.”
Treatment of S&P Global Equity Awards Upon Separation
In connection with the Separation, outstanding S&P Global Equity Awards, including S&P Global Equity Awards held by our NEOs, will be equitably adjusted in accordance with the terms of the S&P Global equity incentive plans. Specifically, we intend that, in connection with the Separation, outstanding S&P Global Equity Awards will generally be adjusted as follows:
•
Outstanding S&P Global RSUs held by individuals who will continue to be employed by, or provide services to, S&P Global or its subsidiaries following the Separation, as well as former employees of

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
S&P Global or its subsidiaries (including former employees of S&P Global who last primarily provided services to the Spin Business) (“S&P Global Participants”), will be converted into an award of adjusted S&P Global RSUs (the “Adjusted S&P Global RSUs”), with the number of shares of S&P Global common stock subject to such Adjusted S&P Global RSU being determined by the S&P Global Board prior to the Distribution in accordance with the terms of the S&P Global equity incentive plans. Such Adjusted S&P Global RSUs will otherwise be subject to the same terms and conditions (including vesting and payment schedules and, if applicable, deferral elections) as applied to the corresponding S&P Global RSU as of immediately prior to the Distribution Date;
•
Outstanding S&P Global RSUs held by any individual who is then-currently employed by or otherwise providing services to us or our subsidiaries (after giving effect to the Separation) or whose employment or engagement will otherwise be transferred to us or our subsidiaries prior to the Separation (such individuals, the “Mobility Participants”) will be converted into an award of restricted stock units with respect to Mobility common stock (the “Converted Mobility RSUs”), with the number of shares of Mobility common stock subject to such Converted Mobility RSUs being determined by the S&P Global Board prior to the Distribution in accordance with the terms of the S&P Global equity incentive plans. Such Converted Mobility RSUs will otherwise be subject to the same terms and conditions (including vesting and payment schedules) as applied to the corresponding S&P Global RSUs as of immediately prior to the Distribution Date;

•
All outstanding S&P Global PSUs that are held by S&P Global Participants will have their performance conditions adjusted in a manner determined appropriate and equitable by the S&P Compensation Committee and will be converted into an award of adjusted S&P Global PSUs with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above;

•
All outstanding S&P Global PSUs that are held by Mobility Participants will be converted into an award of Converted Mobility RSUs based on a level of performance determined by the S&P Compensation Committee (except for S&P Global PSUs with performance metrics that are tied to the CARFAX business, which will be converted into an award of Converted Mobility PSUs), with the number of shares of Mobility common stock subject to such Converted Mobility RSUs or PSUs (as applicable) being determined using a methodology similar to that used to convert S&P Global RSUs into Converted Mobility RSUs as described above;

•
All outstanding S&P Global non-employee director deferred stock units will be converted into an award of adjusted S&P Global non-employee director deferred stock units with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above; and

•
All outstanding S&P Global stock options will be converted into an award of adjusted S&P Global stock options with a methodology similar to that used to determine the number of Adjusted S&P Global RSUs described above.

As of      , 2026, Mobility Participants held S&P Global RSUs with respect to approximately      shares of S&P Global common stock that, to the extent outstanding as of the Separation, would be subject to conversion into      Converted Mobility RSUs in accordance with the adjustment methodology described above. In addition, as of      , 2026, Mobility Participants held S&P Global PSUs with respect to approximately      shares of S&P Global common stock (assuming performance at target levels) that, to the extent outstanding as of the Separation, would be subject to conversion into      Converted Mobility RSUs and         Converted Mobility PSUs in accordance with the adjustment methodology described above.
However, the actual number of shares of Mobility common stock that ultimately become issuable upon the vesting of Converted Mobility RSUs and PSUs will depend on a number of factors that are not presently determinable, including, without limitation, the number of outstanding S&P Global RSUs and PSUs held by Mobility Participants as of the Separation, and what adjustments will need to be made to awards as described above.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Other Compensation Policies and Considerations
Clawbacks and Other Remedies for Potential Misconduct
In connection with the Separation, Mobility will adopt a recoupment policy as required under stock exchange listing rules.
Insider Trading Policy and Prohibitions on Hedging and Pledging
To help ensure that our executive officers and directors will not trade in our securities at a time when they may be aware of material, nonpublic information, we intend to adopt a policy requiring that trading by executive officers and directors may occur only outside of specified blackout periods and consistent with specified procedures. We also intend to adopt policies that would prohibit our executive officers and directors from using any strategies or products to hedge against potential changes in the value of our stock and holding our stock in margin accounts or pledging our stock as collateral for a loan.
Benefit Plans
Following the Separation, we anticipate that the Compensation Committee and our management team will determine the appropriate employee benefit plans and arrangements, including qualified retirement plans and health and welfare benefit plans for us to adopt as a newly established, stand-alone public company.
Tax and Accounting Considerations
When reviewing compensation matters, the Compensation Committee will consider the anticipated tax and accounting consequences to us of payments under our executive compensation program. Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee will have the flexibility to award compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.
Summary Compensation Table
The following table sets forth information concerning the compensation paid to our Chief Executive Officer and President, Chief Financial Officer and our three other most highly compensated executive officers during our fiscal year ended December 31, 2025 (collectively referred to as our “named executive officers” or “NEOs”).
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
William W. Eager, Chief Executive Officer and President	2025
	2025
	2025
	2025
	2025
Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted to our named executive officers during our fiscal year ended December 31, 2025.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
		Date Approved by Compensation and Leadership Development Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Eager
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards for our named executive officers as of the end of our fiscal year ended December 31, 2025.
Stock Awards
Name (a)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Eager
Option Exercises and Stock Vested
The following table sets forth information concerning stock options exercised and stock awards vested for our named executive officers during our fiscal year ended December 31, 2025.
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Eager
Nonqualified Deferred Compensation
The following table contains information with respect to the participation of the named executive officers in our unfunded cash deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified, as of the end of our fiscal year ended December 31, 2025. The material terms and conditions of these plans are described below.
Name (a)	Executive Contributions in Last fiscal year ($) (b)	Company Contributions in Last fiscal year ($) (c)	Aggregate Earnings in Last fiscal year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mr. Eager
Potential Payments Upon Termination or Change in Control
Additional information regarding potential payments upon termination or change in control will be provided in a subsequent amendment to this information statement.
The Omnibus Plan
Overview
In connection with the Separation, the Board adopted the Omnibus Plan. In designing the Omnibus Plan, our Board and our Compensation Committee carefully considered our anticipated future equity

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
needs, the historical equity compensation practices of S&P Global in granting awards to employees of Mobility and the advice of our Compensation Committee’s independent compensation consultant. The aggregate number of shares available for awards granted under the Omnibus Plan is      .
As of         , awards granted by S&P Global under the S&P Global equity program to employees of Mobility included the following:
•
restricted stock units covering           shares of our common stock.

•
performance stock units covering           shares of our common stock, assuming performance is achieved at target levels.

Corporate Governance Best Practices
The Omnibus Plan has been designed to incorporate corporate governance best practices to increase alignment of the interests of our executives with the interests of our shareholders. Certain of the corporate governance best practices included in the Omnibus Plan are as follows:
•
Minimum vesting requirements:   The Omnibus Plan requires awards to be subject to a minimum vesting period of one year from the date of grant, with certain limited exceptions, which we believe strengthens our employees’ interest in creating long-term value for our shareholders.

•
Restricted dividends and dividend equivalents on awards:   The Omnibus Plan prohibits the payment of dividends or dividend equivalents in respect of an award prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved).

•
No repricings:   Repricing of stock options and stock appreciation rights (“SARs”) is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

•
Authorized Shares:   Shares underlying any award granted under the Omnibus Plan that are forfeited, expired, cancelled, terminated or settled in cash or property other than shares are added back to the share reserve; however, shares that are withheld to satisfy the exercise price of an award or any applicable tax withholding obligations or repurchased by the Company with option proceeds are not added back to the share reserve.

Summary of the Omnibus Plan
The following is a summary of the principal features of the Omnibus Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Omnibus Plan.
Purpose.   The purpose of the Omnibus Plan is to enable the Company to offer its employees and other individual service providers long-term equity-based incentives in the Company, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and the Company’s shareholders.
Eligibility.   Our employees, individual consultants, advisors and other service providers are eligible to receive awards under the Omnibus Plan based on the Compensation Committee’s determination, in its sole discretion, that an award to such individual will further the Omnibus Plan’s stated purpose (as described above). Mobility has not yet determined the number of employees who will receive awards under the Omnibus Plan.
Authorized Shares.   Subject to adjustment (as described below), the number of common shares that may be subject to awards granted under the Omnibus Plan is        , and the number of common shares that may be subject to incentive stock options granted under the Omnibus Plan is          . If an award expires or is canceled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Omnibus Plan. Shares (i) tendered or withheld in payment of an exercise or purchase price, (ii) surrendered or withheld in payment of taxes related to an award or (iii) repurchased by the Company with option proceeds in respect of the exercise of a stock option awarded under the Omnibus Plan will not again be available for issuance under the Omnibus Plan. Shares

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the Omnibus Plan.
Administration.   The Omnibus Plan is administered by the Compensation Committee, but the Board may, in its sole discretion, administer or grant awards pursuant to the Omnibus Plan from time to time.
The Compensation Committee has authority under the Omnibus Plan to:
•
designate participants;

•
determine the types of awards to grant, the number of shares to be covered by awards, the terms and conditions of awards, whether awards may be settled or exercised in cash, shares, other awards, other property or net settlement, the circumstances under which awards may be canceled, repurchased, forfeited or suspended, and whether awards may be deferred automatically, or at the election of the holder or the Compensation Committee;

•
amend the terms of any outstanding awards;

•
correct any defect, supply any omission or reconcile any inconsistency in the Omnibus Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the Omnibus Plan into effect;

•
interpret and administer the Omnibus Plan and any instrument or agreement relating to, or award made under, the Omnibus Plan; and

•
make any other determination and take any other action that it deems necessary or desirable to administer the Omnibus Plan, in each case, as it deems appropriate for the proper administration of the Omnibus Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

The Compensation Committee may delegate the authority to grant awards under the Omnibus Plan, to the extent permitted by applicable law, to (i) one or more officers of the Company (except that such delegation will not be applicable to any award for a person then covered by Section 16 of the Exchange Act and (ii) one or more members of the Compensation Committee.
Types of Awards.   The Omnibus Plan provides for grants of restricted stock units, performance stock units, stock options (both nonqualified and incentive stock options), SARs, restricted stock, performance awards and other stock-based awards. Any award may be granted alone or in tandem with other awards, and may be granted in addition to, or in substitution for, other types of awards.
Restricted Stock Units.   A restricted stock unit represents a contractual right of the grantee to receive the value of one share upon the satisfaction of service-based vesting conditions. A restricted stock unit may be settled in either cash or shares, as indicated in the award agreement governing such restricted stock unit.
Performance Stock Units.   A performance stock unit represents a contractual right of the grantee to receive the value of one share whose vesting is dependent, in whole or in part, on the achievement of certain performance goals. At the end of the relevant performance period, the Compensation Committee will determine the extent to which the applicable performance goals were achieved and the award will be settled with respect to a corresponding number of shares of common stock. A performance stock unit may be settled in either cash or shares, as indicated in the award agreement governing such performance stock unit.
Stock Options.   A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the Compensation Committee and may not be less than the fair market value of a share of the Company’s common stock on the grant date. The Compensation Committee will determine the date after which each stock option may be exercised, the method and form by which each option is to be exercised, and the expiration date of each option, provided that no option will be exercisable before the first anniversary of and more than ten years after the grant date. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
of the Code. There have not yet been any options granted under the Omnibus Plan, and so there are no options outstanding under the Omnibus Plan.
SARs.   SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. The terms and conditions applicable to stock options also apply to SARs.
Restricted Stock.   Restricted Stock is an award of shares that are subject to restrictions on transfer and may be forfeited in the event that certain occurrences, such as a termination of employment, occur prior to the end of the applicable restriction period.
Performance Awards.   Performance awards, which may be denominated in cash or shares, will be earned on the satisfaction of performance goals specified by the Compensation Committee, provided that the period during which performance goals must be achieved cannot be shorter than one year.
Other Stock-Based Awards.   The Compensation Committee is authorized to grant other stock-based awards that are payable in cash or the Company’s common stock and are valued in whole or in part by reference to such stock, including restricted stock units, phantom stock and similar units.
Dividends and Dividend Equivalents.   Awards granted under the Omnibus Plan may not provide for dividends or dividend equivalents to be payable to the participant in respect of such award prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved).
Minimum Vesting Requirements.   Each award granted pursuant to the Omnibus Plan will vest over a period of not less than one year following the date of grant. However, the Compensation Committee may, in its sole discretion, accelerate the vesting of an award or otherwise lapse or waive this requirement upon the participant’s death, disability or a change-in-control. In addition, the Compensation Committee may grant awards that are not subject to these minimum vesting requirements with respect to 5% of the maximum aggregate number of shares in the Company’s common stock available for issuance under the Omnibus Plan (as may be adjusted in accordance with the terms of the Omnibus Plan).
Adjustments.   In the event the Compensation Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), merger, reorganization, consolidation, separation, rights offering, recapitalization, stock split, split-up, spin-off, combination, repurchase or exchange of shares of the Company’s common stock or other securities of the Company, or other corporate transaction or event or change in corporate structure affecting the Company’s common stock, including any equity restructuring within the meaning of applicable accounting standards, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, the Compensation Committee will adjust equitably any or all of: (i) the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate limit under the Omnibus Plan; (ii) the number and type of shares or other securities subject to outstanding awards; and (iii) the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.
Change-in-Control.   In the event of a change-in-control, awards will be treated as follows, except as otherwise determined by the Compensation Committee or provided in the applicable award documentation:
•
for stock options, SARs, restricted stock or units, performance stock units or awards and other stock-based awards that have been assumed or substituted by the successor company with substantially the same terms and conditions, if the holder’s employment with the Company or the successor company is terminated without cause within 24 months of the change-in-control, the awards will become fully exercisable and vested as of the termination date;

•
for stock options, SARs, restricted stock or units, performance stock units or awards and other stock-based awards that have not been assumed or substituted by the successor company with substantially the same terms and conditions, the awards will become fully exercisable and vested as of the date of the change-in-control; and

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
•
for performance stock units or awards, to the extent the successor company (or a subsidiary or a parent thereof) assumes or provides a substitute for performance stock units or awards outstanding under the Omnibus Plan, such performance stock units or awards will convert into time-vesting restricted stock or unit awards, as applicable, with otherwise substantially the same terms and conditions (x) at target, to the extent less than 50% of the applicable performance period has been completed or (y) based on performance through the date of such change-in-control, to the extent 50% or more of the applicable performance period has been completed.

A change-in-control generally means (i) the acquisition of 20% or more of the Company’s common stock or combined voting power of voting securities; (ii) a change in the composition of the Board such that the incumbent directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation or a disposition of all or substantially all of the Company’s assets; or (iv) a complete liquidation or dissolution of the Company.
Amendment and Termination.   Our Board may amend, alter, suspend, discontinue or terminate the Omnibus Plan, subject to approval of our shareholders if required by the rules of the stock exchange on which our shares are principally traded. The Compensation Committee may amend any outstanding award. However, no such board or committee action that would materially adversely affect the rights of a holder of an outstanding award may be taken without the holder’s consent, except to the extent that such action is taken to cause the Omnibus Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
Prohibition on Repricing.   Subject to the adjustment provision described above, the Compensation Committee may not directly or indirectly, through cancellation or regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.
Cancellation or “Clawback” of Awards.   The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies (including our recoupment policy, that we will adopt in connection with the Separation as required under stock exchange listing rules), cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Omnibus Plan or the sale of shares underlying such awards.
Term.   The Omnibus Plan automatically expires on the tenth anniversary of the date of its adoption by the Board or upon an earlier termination of the Omnibus Plan by the Board. At such time of any such termination, no further grants of awards may be made under the Omnibus Plan; however, awards that have been granted prior to such termination will remain outstanding in accordance with their terms and will not be impacted by any such termination.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•
The amounts involved exceeded or will exceed $120,000; and

•
Any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Management — Board Structure,” “Management — Compensation of Directors” and “Compensation Discussion and Analysis.”
The Separation from S&P Global
The Separation will be accomplished by S&P Global distributing at least 80.1% of its shares of Mobility common stock to holders of S&P Global common stock entitled to such distribution, as described in “The Separation” included elsewhere in this information statement. Completion of the Separation will be subject to satisfaction or waiver by S&P Global of the conditions to the Distribution described under “The Separation — Conditions to the Distribution.”
As part of the Separation, we will enter into a Separation and Distribution Agreement and several other agreements with S&P Global to effect the Separation and provide a framework for our relationships with S&P Global after the Separation. See “The Separation — Agreements with S&P Global” for information regarding these agreements.
Related Party Transactions
As a current business segment of S&P Global, we engage in related party transactions with S&P Global. Those transactions are described in more detail in Note 10 — Related Party Transactions and Parent Company Investment to the accompanying audited combined financial statements.
Review, Approval or Ratification of Transactions with Related Persons
We expect that our Board of Directors will adopt procedures for the review of any transactions in which we and any of our directors, nominees for director or executive officers, or any of their immediate family members, are participants, to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We expect that we will develop and implement processes and controls to obtain information from the directors and executive officers about related person transactions, and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person will be disclosed by us as required. Pursuant to these processes, we expect that all directors and executive officers will annually complete, sign and submit a Director and Executive Officer Questionnaire designed to identify related person transactions and both actual and potential conflicts of interest.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this information statement, all of the outstanding shares of Mobility common stock are owned by S&P Global. After the Separation, S&P Global will own up to 19.9% of the outstanding shares of our common stock. The following tables provide information with respect to the expected beneficial ownership of Mobility common stock by (1) each person who is known by us who we believe will be a beneficial owner of more than 5% of Mobility outstanding common stock immediately after the Distribution (assuming they maintain such ownership positions when the Distribution occurs) based on current publicly available information, (2) each identified director of Mobility, (3) each named executive officer and (4) all identified Mobility executive officers and directors as a group. We based the share amounts on each person’s beneficial ownership of S&P Global common stock as of the close of business on            , 2026 and applying the distribution ratio of           shares of our common stock for every           shares of S&P Global common stock held as of the record date for the Distribution, unless we indicate some other date or basis for the share amounts in the applicable footnotes.
Except as otherwise noted in the footnotes below, each person or entity identified below is expected to have sole voting and investment power with respect to such securities. Following the Separation, Mobility will have outstanding an aggregate of approximately           shares of common stock based upon approximately           shares of S&P Global common stock outstanding on           , 2026 assuming no exercise of S&P Global stock options, and applying the distribution ratio of                 shares of our common stock for every           shares of S&P Global common stock.
To the extent our directors and executive officers own S&P Global common stock at the record date for the Distribution, they will participate in the Distribution on the same terms as other holders of S&P Global common stock.
The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.
Security Ownership of Certain Beneficial Owners
As of the date of this information statement, all of the outstanding shares of Mobility common stock are owned by S&P Global. The following table sets forth information regarding each stockholder who is expected to beneficially own more than 5% of our common stock immediately following the Separation. The table is based upon an assumption that, for every           shares of S&P Global common stock held by such persons, they will receive            shares of Mobility common stock:
Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Common Stock(1)
S&P Global Inc.(2)		%
The Vanguard Group, Inc(3)		%
BlackRock, Inc.(4)		%

(1)
Applicable percentage ownership is based on            shares outstanding as of            , 2026, including             outstanding common shares held by the Markit Group Holdings Limited Employee Benefit Trust.

(2)
The address for S&P Global Inc. is 55 Water Street, New York, New York 10041

(3)
On            , The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Vanguard has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
(4)
On            , BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. BlackRock’s address is 50 Hudson Yards, New York, New York 10001.

Security Ownership of Directors and Executive Officers
As of the date of this information statement, all of the outstanding shares of Mobility common stock are owned by S&P Global. The following table sets forth the number of shares of our common stock beneficially owned, based on the presentation previously described, as of           , 2026 by each of the identified directors of Mobility, our named executive officers and all identified Mobility executive officers and directors as a group. The table is based upon an assumption that, for every           shares of S&P Global stock held by such person, they will receive                 shares of Mobility common stock.
For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of           , 2026. No executive officer or director holds any class of equity securities other than S&P Global common stock or S&P Global equity awards that may give them the right to acquire beneficial ownership of S&P Global common stock, and it is not expected that any of them will own any class of equity securities of Mobility other than common stock following the Distribution.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock
William W. Eager
All executive officers and directors ( persons)

*
Less than 1%

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
DESCRIPTION OF CAPITAL STOCK
Our certificate of incorporation and bylaws will be amended and restated prior to the Separation. The following descriptions are summaries of the material terms of our capital stock based on the applicable provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect at the time of the Separation. The summaries and descriptions below do not purport to be complete statements of the applicable provisions of Delaware law or of our amended and restated certificate of incorporation or our amended and restated bylaws to be in effect at the time of the Separation. The summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which we recommend that you read (along with the applicable provisions of Delaware law) for additional information on our capital stock as of the time of the Separation. The amended and restated certificate of incorporation and the amended and restated bylaws to be in effect at the time of the Separation will be included as exhibits to the registration statement on Form 10, of which this information statement forms a part, in a subsequent amendment.
General
Upon completion of the Separation, we will be authorized to issue           shares of common stock, par value $0.01 per share, and           shares of preferred stock, par value $0.01 per share. Our Board of Directors may authorize the issuance of one or more series of preferred stock and establish, among other things, the rights, preferences and privileges of any such series of preferred stock from time to time without stockholder approval.
Common Stock
Common stock outstanding.   Upon completion of the Separation, we expect there will be approximately            shares of our common stock outstanding, to be held of record by stockholders based upon approximately            shares of S&P Global common stock outstanding as of            , applying the distribution ratio of           share of our common stock for every             shares of S&P Global common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of the Distribution will be fully paid and non-assessable.
Voting rights.   The holders of common stock will be entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of the holders of a majority of the votes cast at the meeting on such matter. Directors will be elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election, except that if the number of nominees in any given election exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast by holders of shares entitled to vote in the election at the meeting.
Dividends.   Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. See “Dividend Policy.”
Rights upon liquidation.   In the event of liquidation or dissolution of our company, each share of common stock is entitled to share ratably in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.
Other rights.   Holders of our common stock have no preferential, preemptive, conversion or redemption rights. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board of Directors may authorize and issue in the future.
Preferred Stock
Our Board of Directors will have the authority to issue, without further vote or action by our stockholders, preferred stock in one or more series. Subject to the limitations prescribed by Delaware law and our amended and restated certificate of incorporation, our Board of Directors may fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications,

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Mobility without further action by our stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, Mobility has no plans to issue any of the preferred stock.
Election and Removal of Directors
We expect that our Board of Directors will initially consist of           directors, and thereafter, the number of directors will be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors. Each director shall be elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote in the election at the meeting. In order for an incumbent director to become a nominee for further service on the Board of Directors, or for any other person to become a nominee for service on the Board of Directors, such director or other person must submit an irrevocable resignation that will be effective upon (a) such director or other person not receiving a majority of the votes cast in an election that is not a contested election, and (b) the acceptance of such director’s or other person’s resignation by the Board of Directors.
Annual Election of Directors
Each director will be elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. See “Management — Board of Directors Following the Separation.”
Limits on Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that holders of our common stock will not be able to act by written consent without a stockholder meeting.
Special Meetings
Our amended and restated bylaws will provide that special meetings of the stockholders may only be called by the chair of the Board of Directors or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.
Amendment of the Certificate of Incorporation
Our certificate of incorporation may be amended by stockholders upon the affirmative vote of a majority of the outstanding stock entitled to vote thereon.
Amendment of Bylaws
Our certificate of incorporation grants our Board of Directors the power to amend our bylaws without a stockholder vote.
Requirements for Advance Notification of Stockholder Nomination and Proposals
Under our amended and restated bylaws, stockholders of record will be able to nominate persons for election to our Board of Directors or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. Proper notice must be generally received not less 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
year. The notice must include, among other information, the name and address of the stockholder giving the notice, information about the stockholder’s ownership of securities in the company, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting and the reason for bringing such proposal.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of any duty as a director or officer, except for the following:
•
Any breach of the director or officer’s duty of loyalty to our company or our stockholders;

•
Any act or omission not in good faith or which involved intentional misconduct of a knowing violation of law;

•
Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware law; and

•
Any transaction from which the director or officer derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, including through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of any duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws will provide that, to the fullest extent permitted by Delaware law, we will indemnify any of our officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer.
We expect to maintain insurance for our directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which will be paid by us. The effect of these will be to indemnify any of our directors or officers against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer arising from claims against such persons for conduct in their capacities as directors or officers of Mobility.
The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the indemnification provisions may adversely affect your investment to the extent that, in a class action or direct suit, we are required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Mobility directors, officers or employees for which indemnification is sought.
Forum Selection
Pursuant to our amended and restated bylaws, as will be in effect upon the completion of the Separation, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our directors or officers or other employees or agents to us or to our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against us or any of our director or officer or other employee or agent arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws; (iv) any action asserting

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
a claim related to or involving us that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law.
Anti-Takeover Effects of Certain Provisions
Some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws (as described above), including the stockholder approval requirements for certain business combinations (as described below), could make the following more difficult:
•
Acquisition of control of us by means of a proxy contest or otherwise, or

•
Removal of our incumbent officers and directors.

These provisions, including our ability to issue preferred stock, may discourage coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection will give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Delaware Business Combinations
We have elected to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had, prior to the person becoming an interested stockholder, approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.
Distributions of Securities
Mobility was formed on September 26, 2025, and since its formation, it has not sold any securities, including sales of reacquired securities, new issues (other than to S&P Global pursuant to Section 4(a)(2) of

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
the Securities Act in connection with its formation), securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.
Authorized But Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Mobility by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock will be Computershare.
Listing
We intend to apply to list our common stock on the NYSE under the ticker symbol “           .”

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed in the Separation as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for the full text of the actual contract or document. You may review a copy of the registration statement, including its exhibits, at the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.
After the Separation, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
S&P GLOBAL MOBILITY BUSINESS OF S&P GLOBAL INC.
INDEX TO COMBINED FINANCIAL STATEMENTS

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of S&P Global Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Mobility Business of S&P Global (the Company), as of December 31, 2024 and 2023, the related combined statements of income, comprehensive income, cash flows and equity for each of the two years in the period ended December 31, 2024, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Corporate Allocations from S&P Global Inc.
Description of the Matter
As discussed in Note 1 and 10 to the combined financial statements, the Company is allocated $90 million of selling and general expenses from S&P Global Inc.’s corporate functions in its combined statement of income for the year ended December 31, 2024. The allocations are on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenue, headcount or other measures of the Company or S&P Global Inc. A portion of these expenses were not direct and historically not allocated to the Company.
Auditing these corporate allocations was complex due to the judgments required in identification of these expenses by the Company’s management, specifically the allocations that were not direct and historically not allocated to the Company.

How We Addressed the Matter in Our Audit	To test certain corporate allocations of selling and general expenses, our audit procedures included, among others, an evaluation of the reasonableness of management’s process for identifying and method for allocating expenses attributable to the Company. Additionally, we tested the completeness and accuracy of the underlying data used to determine the allocations for a selected sample by comparing the data to the source information underlying each allocation.
Ernst & Young LLP
We have served as the Company’s auditor since 2025.
New York, New York
The foregoing report is in the form that will be signed upon issuance of the 2025 combined financial statements which will include the date of the segment change described in Note 8 to the combined financial statements.
/s/ Ernst & Young LLP
New York, New York
October 23, 2025

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Combined Statements of Income
	Year Ended December 31,
(in millions)	2024	2023
Revenue	$1,613	$1,485
Expenses:
Operating-related expenses	475	448
Selling and general expenses	531	491
Depreciation	13	12
Amortization of intangibles	296	295
Total expenses	1,315	1,246
Operating profit	298	239
Other income, net	(1)	(2)
Interest expense, net	15	17
Income before taxes on income	284	224
Provision for taxes on income	76	61
Net income	$208	$163
See accompanying Notes to the Combined Financial Statements

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Combined Statements of Comprehensive Income
	Year Ended December 31,
(in millions)	2024	2023
Net income	$208	$163
Other comprehensive income/(loss):
Foreign currency translation adjustments	18	(6)
Comprehensive income	$226	$157
See accompanying Notes to the Combined Financial Statements

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Combined Balance Sheets
	December 31,
(in millions)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$27	$47
Due from related parties, current	4	14
Accounts receivable, net of allowance for doubtful accounts: 2024 – $3; 2023 – $4	195	189
Prepaid and other current assets	24	18
Total current assets	250	268
Property and equipment:
Buildings and leasehold improvements	23	23
Equipment and furniture	80	75
Total property and equipment	103	98
Less: accumulated depreciation	(83)	(75)
Property and equipment, net	20	23
Right of use assets	20	20
Goodwill	8,845	8,845
Other intangible assets – net	4,085	4,381
Due from related parties – non-current	4	5
Other non-current assets	31	20
Total assets	$13,255	$13,562
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$38	$39
Due to related parties – current	12	28
Accrued compensation and contributions to retirement plans	56	56
Unearned revenue	75	68
Other current liabilities	40	46
Total current liabilities	221	237
Lease liabilities – non-current	16	17
Deferred tax liability – non-current	1,096	1,198
Due to related parties – non-current	236	305
Other non-current liabilities	3	3
Total liabilities	1,572	1,760
Commitments and contingencies (Note 9)
Equity:
Parent company investment	11,680	11,817
Accumulated other comprehensive income/(loss)	3	(15)
Total Equity	11,683	11,802
Total liabilities and equity	$13,255	$13,562
See accompanying Notes to the Combined Financial Statements

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Combined Statements of Cash Flows
	Year Ended December 31,
(in millions)	2024	2023
Operating Activities:
Net income	$208	$163
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	13	12
Amortization of intangibles	296	295
Provision for losses on accounts receivable	4	4
Deferred income taxes	(102)	(95)
Stock-based compensation	28	20
Restructuring and other	5	7
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(12)	(34)
Due from related parties	11	(7)
Prepaid and other current assets	(6)	—
Accounts payable and accrued expenses	—	7
Due to related parties	(16)	24
Unearned revenue	7	5
Other current liabilities	3	(5)
Net change in prepaid/accrued income taxes	(3)	5
Net change in other assets and liabilities	(9)	(8)
Cash provided by operating activities	427	393
Investing Activities:
Capital expenditures	(15)	(18)
Acquisitions, net of cash acquired	(6)	(214)
Proceeds from dispositions	—	2
Cash used for investing activities	(21)	(230)
Financing Activities:
Net transfers to Parent	(373)	(158)
Payments related to loan from related parties	(45)	—
Contingent consideration payments	(5)	(2)
Cash used for financing activities	(423)	(160)
Effect of exchange rate changes on cash	(3)	2
Net change in cash, cash equivalents, and restricted cash	(20)	5
Cash, cash equivalents, and restricted cash at beginning of year	47	42
Cash, cash equivalents, and restricted cash at end of year	$27	$47
Cash paid during the year for:
Interest	$17	$18
Income taxes	$29	$15
See accompanying Notes to the Combined Financial Statements

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Combined Statements of Equity
(in millions)	Parent Company Investment	Accumulated Other Comprehensive Income/(Loss)	Total Equity
Balance as of January 1, 2023	$11,791	$(9)	$11,782
Comprehensive income, net of tax	163	(6)	157
Net decrease in Parent company investment	(137)	—	(137)
Balance as of December 31, 2023	$11,817	$(15)	$11,802
Comprehensive income, net of tax	208	18	226
Net decrease in Parent company investment	(345)	—	(345)
Balance as of December 31, 2024	$11,680	$3	$11,683
See accompanying Notes to the Combined Financial Statements

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Notes to the Combined Financial Statements
1.   Basis of Presentation and Significant Accounting Policies
Proposed separation from S&P Global and nature of operations
On April 29, 2025, S&P Global Inc. (“S&P Global” or the “Parent”) announced a plan to pursue a separation of its Mobility business (“Mobility”, the “Company”, “we”, “us”, or “our”) creating a new publicly traded company (the “Separation”). The transaction is expected to be executed by means of a pro-rata distribution of Mobility stock to S&P Global’s existing shareholders and is intended to qualify as a tax-free transaction for U.S. federal tax purposes to S&P Global shareholders (together, the “Distribution”). The Separation is subject to the satisfaction of certain conditions, including obtaining final approval from S&P Global’s Board of Directors, receipt of tax opinions and receipt of other regulatory approvals.
Mobility is wholly owned by S&P Global, and primarily represents the Mobility segment of S&P Global. Mobility was acquired as part of the IHS Markit Ltd (“IHS Markit”) merger with S&P Global in February 2022. Mobility is a provider of data, insights and solutions for the automotive sector. We provide mission-critical data, insights, and solutions that span the entire vehicle and consumer lifecycles, enabling our customers to anticipate change and make informed decisions in a large, complex, and dynamic industry.
The Company operates through two reportable segments: CARFAX and Business-to-Business (“B2B”).
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CARFAX — provides consumers, dealers, car service providers, and financial & insurance firms with trusted vehicle history, valuations, listings, and service reminders — using a vast proprietary data estate and brand to help consumers buy the right car at the right price, sell confidently, and maintain their vehicles, while helping dealers build shopper confidence, convert more leads and drive service loyalty; and

•
B2B — delivers mission-critical data, forecasts, and sales & marketing solutions to Original Equipment Manufacturers (“OEMs”), suppliers, dealers, and financial & insurance firms — powering product planning, supply-chain and technology decisions, market analytics, pricing and incentives, and targeted customer activation.

Basis of Presentation
Throughout the periods included in these combined financial statements, Mobility operated as part of S&P Global and separate financial statements have not historically been prepared for Mobility. These combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of S&P Global. The combined financial statements reflect our financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are recorded in these financial statements. The combined financial statements include certain assets and liabilities that have historically been held at the S&P Global corporate level but are specifically identifiable or otherwise attributable to us. The financial statements also include allocations of certain expenses from S&P Global’s corporate functions to the Company. The allocations were recorded on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenue, headcount or other measures of the Company or S&P Global. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses, are reasonable; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company historically operated independently of S&P Global. Related party transactions are discussed further in Note 10 — Related Party Transactions and Parent Company Investment.
S&P Global’s net investment in the Company has been presented as a component of equity in the combined financial statements. Distributions made by S&P Global to the Company or to S&P Global from

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
the Company are recorded as transfers to and from S&P Global, and the net amount is presented on the combined statements of cash flows as “Net transfers to Parent”.
Cash balances legally owned by Mobility are reflected in the combined financial statements. The Parent uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from the Parent during the periods presented. Cash related to cash pooling arrangements has not been included in the combined financial statements. These amounts have instead been reported as a component of “Parent company investment”.
All significant intracompany transactions within Mobility have been eliminated. Certain historical intercompany transactions between the Company and S&P Global have been included in these combined financial statements. These transactions are considered to be effectively settled in the combined financial statements at the time the transaction is recorded and were not historically settled in cash. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flow as a financing activity and in the combined balance sheets as “Parent company investment”. Certain other historical intercompany transactions between S&P Global and the Company have been classified as related party, rather than Parent company investment, in the combined financial statements as they were historically settled in cash.
Net earnings per share data has not been presented in the combined financial statements because Mobility did not operate as a separate legal entity with its own capital structure during the periods presented.
The combined financial statements may not be indicative of future performance and do not necessarily reflect what the combined statements of income, balance sheets and statements of cash flows would have been had the Company operated as a separate business during the periods presented. Actual costs that would have been incurred if the Company had operated on a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company is unable to quantify the amounts that it would have recorded during the historical periods on a stand-alone basis as it is not practicable to do so.
Revenue Recognition
Under Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services.
Subscription revenue
Subscription revenue is primarily derived from products that provide data and insight on future vehicles sales and production, including detailed forecasts on technology and vehicle components; supply car makers and dealers with market reporting products, predictive analytics and marketing automation software; and support dealers with vehicle history reports, used car listings and service retention solutions. Subscription revenue also includes a range of services to financial institutions, to support their marketing, insurance underwriting and claims management activities. For subscription products and services, we generally provide continuous access to dynamic data sets and analytics for a defined period, with revenue recognized ratably as our performance obligation to provide access to our data and analytics is progressively fulfilled over the stated term of the contract.
Non-subscription revenue
Non-subscription revenue includes transactional sales of data that are non-cyclical in nature — and that are usually tied to underlying business metrics such as vehicle manufacturers marketing spend or safety recall activity — as well as consulting and advisory services. Non-subscription revenue is recognized at the point in time when our performance obligation is satisfied.
Arrangements with Multiple Performance Obligations
Our contracts with customers may include multiple performance obligations. Revenue relating to agreements that provide for more than one performance obligation is recognized based upon the relative

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
fair value to the customer of each service component as each component is earned. The fair value of the service components are determined using an analysis that considers cash consideration that would be received for instances when the service components are sold separately. If the fair value to the customer for each service is not objectively determinable, we make our best estimate of the services’ stand-alone selling price and record revenue as it is earned over the service period.
Receivables
We record a receivable when a customer is billed or when revenue is recognized prior to billing a customer. For multi-year agreements, we generally invoice customers annually at the beginning of each annual period.
Unearned Revenue
We record unearned revenue when cash payments are received in advance of our performance. The increase in the unearned revenue balance for the year ended December 31, 2024 is primarily driven by cash payments received in advance of satisfying our performance obligations, offset by $64 million of revenues recognized that were included in the unearned revenue balance at the beginning of the period.
Remaining Performance Obligations
Remaining performance obligations represent the transaction price of contracts for work that has not yet been performed. As of December 31, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was $75 million. We expect to recognize the majority of revenue on the remaining performance obligations over the next 12 months.
Costs to Obtain a Contract
We expense sales commissions when incurred if the amortization period would have been one year or less. These costs are recorded within selling and general expenses. We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year.
Other Income, net
Other income, net for the years ended December 31, 2024 and 2023 primarily includes related party dividend income. See Note 10 — Related Party Transactions and Parent Company Investment for additional information on related party dividend income. Additionally, Other income, net for the years ended December 31, 2024 and 2023 includes unrealized losses on the Company’s equity investments. Other income, net for the year ended December 31, 2023 also includes a loss on the disposition of Catalyst for Aftersales, our focused automotive aftersales business. See Note 2 — Acquisitions and Divestitures for additional information.
Principles of Combination
The combined financial statements include our net assets and results of our operations as described above. All significant intracompany transactions and balances between and among the Company have been eliminated in combination.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
liquidity and fixed term time deposits. Such investments and bank deposits are stated at cost, which approximates market value, and were $27 million and $47 million as of December 31, 2024 and 2023, respectively.
Restricted cash
Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash. We had no restricted cash included in our combined balance sheets as of December 31, 2024 and 2023.
Accounts receivable
Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable, which include billings consistent with terms of contractual arrangements, are presented net of allowance for doubtful accounts.
Allowance for doubtful accounts
The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions, and by incorporating data points that provide indicators of future economic conditions including forecasted industry default rates and industry index benchmarks. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators.
Concentration of Credit Risk
As of December 31, 2024 and 2023, no single customer accounted for 10% or more of gross accounts receivable and for the years ended December 31, 2024 and 2023, no single customer accounted for more than 10% of our revenue.
Capitalized technology costs
We capitalize certain software development and website implementation costs. Capitalized costs only include incremental, direct costs of materials and services incurred to develop the software after the preliminary project stage is completed, funding has been committed and it is probable that the project will be completed and used to perform the function intended. Incremental costs are expenditures that are out-of-pocket to us and are not part of an allocation or existing expense base. Software development and website implementation costs are expensed as incurred during the preliminary project stage. Capitalized costs are amortized from the year the software is ready for its intended use over its estimated useful life, three to seven years, using the straight-line method. Periodically, we evaluate the amortization methods, remaining lives and recoverability of such costs. Capitalized software development and website implementation costs are included in other non-current assets in the combined balance sheets and are presented net of accumulated amortization. Gross capitalized technology costs were $24 million and $16 million in our combined balance sheets as of December 31, 2024 and 2023, respectively. Accumulated amortization of capitalized technology costs was $5 million and $1 million as of December 31, 2024 and 2023, respectively.
Fair Value
Certain assets and liabilities are required to be recorded at fair value and classified within a fair value hierarchy based on inputs used when measuring fair value.
Other financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value because of the short-term maturity and highly liquid nature of these instruments.
Accounting for the impairment of long-lived assets (including other intangible assets)
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.
Leases
We determine whether an arrangement meets the criteria for an operating lease or a finance lease at the inception of the arrangement. We have operating leases for office space and equipment. Our leases have remaining lease terms of 1 year to 10 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases early. We consider these options in determining the lease term used to establish our right-of use (“ROU”) assets and associated lease liabilities.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expenses for these leases on a straight line-basis over the lease term in operating-related expenses and selling and general expenses.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. Our future minimum based payments used to determine our lease liabilities include minimum based rent payments and escalations. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
Goodwill
Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but instead is tested for impairment annually during the fourth quarter each year, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We have three reporting units with goodwill that are evaluated for impairment.
We initially perform a qualitative analysis evaluating whether any events and circumstances occurred or exist that provide evidence that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. If, based on our evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units is less than their respective carrying amounts, we perform a quantitative impairment test.
When conducting our impairment test to evaluate the recoverability of goodwill at the reporting unit level, the estimated fair value of the reporting unit is compared to its carrying value including goodwill. Fair value of the reporting units are estimated using the income approach, which incorporates the use of the discounted free cash flow (“DCF”) analyses and are corroborated using the market approach, which incorporates the use of revenue and earnings multiples based on market data. The DCF analyses are based on the current operating budgets and estimated long-term growth projections for each reporting unit. Future cash flows are discounted based on a market comparable weighted average cost of capital rate for each reporting unit, adjusted for market and other risks where appropriate. If the fair value of the reporting unit is less than the carrying value, the difference is recognized as an impairment charge.
Significant judgments inherent in this analysis include estimating the amount and timing of future cash flows and the selection of appropriate discount rates and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and could result in an impairment charge, which could be material to our financial position and results of operations.
We performed our impairment assessment of goodwill and concluded that no impairment existed for the years ended December 31, 2024 and 2023.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Equity Investments
Equity investments for which we exercise significant influence, but do not have control over the investee, are accounted for using the equity method of accounting. Unrealized gains and losses are included in Other income, net. Our equity investments are included in Other non-current assets in our combined balance sheets. Our share of earnings or losses are recognized in Other income, net in our combined statements of income. We periodically evaluate all our equity investments for impairment.
Foreign currency translation
We have operations in many foreign countries. For most international operations, the local currency is the functional currency. For international operations that are determined to be extensions of the parent company, the United States (“U.S.”) dollar is the functional currency. For local currency operations, assets and liabilities are translated into U.S. dollars using end of period exchange rates, and revenue and expenses are translated into U.S. dollars using weighted-average exchange rates. Foreign currency translation adjustments are accumulated in a separate component of equity.
Depreciation
The costs of property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: buildings and improvements from 15 to 40 years and equipment and furniture from 2 to 10 years. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases.
Advertising expense
The cost of advertising is expensed as incurred. We incurred $152 million and $134 million in advertising costs for the years ended December 31, 2024 and 2023, respectively.
Stock-based compensation
Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating-related expense and selling and general expense in the combined statements of income.
Income taxes
The Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740, Income Taxes to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer. The calculation of the Company’s income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Furthermore, the tax treatment of certain items reflected in the accompanying combined financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of the Parent. Such items as net operating losses, credit carry-forwards and valuation allowances may exist in the accompanying combined financial statements that may or may not exist in the Parent’s consolidated financial statements. As a result, the income taxes of the Company as presented in the accompanying combined financial statements may not be indicative of the income taxes that the Company will generate in the future. Furthermore, current obligations for taxes where the Company’s operations were included in tax returns with the activities of the Parent are deemed settled with the Parent as a component of Parent company investment for purposes of the accompanying combined financial statements.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company did not operate historically as a stand-alone business, and accordingly, the deferred taxes reflected in the combined financial statements may be different upon legal separation of the business.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating-related expense, respectively.
Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.
We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.
As of December 31, 2024 and 2023, we had approximately $6 million and $3 million, respectively, of undistributed earnings of our foreign subsidiaries.
Contingencies
We accrue for loss contingencies when both (a) information available prior to issuance of the combined financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on an analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because many of these matters are resolved over long periods of time, our estimate of liabilities may change due to new developments, changes in assumptions or changes in our strategy related to the matter. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record our best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may be incurred.
Recently Issued and Adopted Accounting Standards
In May of 2025, the Financial Accounting Standards Board (“FASB”) issued accounting guidance to improve the requirements for identifying the accounting acquirer in ASC 805, Business Combinations. The amendments in this update revise current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. This guidance is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, and early adoption is permitted as of the beginning of an interim or annual reporting period. This guidance is required to be applied prospectively to any acquisition transaction that occurs after the initial application date. We do not expect this guidance to have a significant impact on our combined financial statements.
In November of 2024, the FASB issued accounting guidance which requires that an entity disclose, in the notes to financial statements, additional information about specific expense categories. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. We are currently evaluating the impact of this guidance on the Company’s disclosures.
In December of 2023, the FASB issued accounting guidance that expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted, and should be applied either prospectively or retrospectively. We are currently evaluating the impact of this guidance on the Company’s disclosures.
In November of 2023, the FASB issued accounting guidance that expands reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We adopted this guidance and the

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
amendments have been applied retrospectively to all prior periods presented in the combined financial statements. As a result of the adoption of this guidance, we enhanced our disclosures about significant expenses regularly provided to the chief operating decision maker and included in the segment’s measure of profit or loss to assess segment performance and allocate resources. See Note 8 — Segment and Geographic Information for additional information.
2.   Acquisitions and Divestitures
Acquisitions
2024
In 2024, we did not make any material acquisitions.
2023
On February 16, 2023, we completed the acquisition of Market Scan Information Systems, Inc. (“Market Scan”), a leading provider of automotive pricing and incentive intelligence, including Automotive Payments as a ServiceTM and its powerful payment calculation engine. The addition of Market Scan enabled the integration of detailed transaction intelligence in areas that are complementary to existing services for dealers, OEMs, lenders, and other market participants.
The total purchase consideration for the acquisition of $223 million consisted of $214 million of cash consideration and a contingent consideration liability (which is recorded at fair value) of $9 million, presented within Other non-current liabilities in our combined balance sheet and the table below.
Allocation of Purchase Price
Our acquisition of Market Scan was accounted for using the purchase method. Under the purchase method, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill and other intangibles. The goodwill recognized on our acquisition is largely attributable to anticipated operational synergies and growth opportunities as a result of the acquisition.
The following table presents the final allocation of the purchase price to the assets and liabilities of Market Scan as result of the acquisition.
(In millions)
Assets acquired
Current assets	$4
Property and equipment	1
Right of use assets	1
Goodwill	150
Other intangible assets	97
Total assets acquired	$253
Liabilities assumed
Accounts payable	2
Unearned revenue	2
Lease liabilities – non-current	1
Deferred tax liability – non-current	25
Other non-current liabilities	9
Total liabilities assumed	$39
Net assets acquired	$214

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Acquired Identifiable Intangible Assets
The following table sets forth the fair values of the components of the identifiable intangible assets acquired and their useful lives:
(In millions)	Fair Value	Weighted Average Useful Lives
Databases and software	$10	8 years
Customer relationships	81	20 years
Trade names	6	7 years
Total Identifiable Intangible Assets	$97	18 years
Acquisition-Related Expenses
During the years ended December 31, 2024 and 2023, the Company incurred approximately $2 million and $3 million of acquisition-related costs related to the acquisition of Market Scan which are classified as selling and general expenses within the combined statements of income.
The revenue and pre-tax income attributable to Market Scan since the acquisition was $25 million and $2 million, respectively, for the year ended December 31, 2023. Pro forma results of operations for this acquisition have not been presented as it is not material to the combined results of operations given the acquisition closed on February 16, 2023.
Divestitures
2024
In 2024, we did not make any dispositions.
2023
In 2023, we completed the disposition of Catalyst for Aftersales, our focused automotive aftersales business, and recorded a loss on the disposition of less than $1 million which is included in Other income, net in our combined statement of income. This disposition was not material to our combined financial statements.
3.   Goodwill and Other Intangible Assets
Goodwill
Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired.
The change in the carrying amount of goodwill by segment is shown below:
(in millions)	CARFAX	B2B	Total
Balance as of January 1, 2023	$5,791	$2,904	$8,695
Acquisition	—	150	150
Balance as of December 31, 2023	$5,791	$3,054	$8,845
Balance as of December 31, 2024	$5,791	$3,054	$8,845
Goodwill additions in the table above relate to transactions discussed in Note 2 — Acquisitions and Divestitures.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Other Intangible Assets
Other intangible assets include only definite-lived assets, primarily databases and software, customer relationships and trade names, and are summarized on the following table:
(in millions)	Databases and software	Customer relationships	Trade names	Total
Cost
Balance as of January 1, 2023	$1,067	$2,672	$1,081	$4,820
Acquisition	10	81	6	97
Balance as of December 31, 2023	1,077	2,753	1,087	4,917
Balance as of December 31, 2024	$1,077	$2,753	$1,087	$4,917
Accumulated amortization
Balance as of January 1, 2023	$82	$89	$70	$241
Current year amortization	99	110	86	295
Balance as of December 31, 2023	181	199	156	536
Current year amortization	99	111	86	296
Balance as of December 31, 2024	$280	$310	$242	$832
Net definite-lived intangibles:
December 31, 2023	$896	$2,554	$931	$4,381
December 31, 2024	$797	$2,443	$845	$4,085
Definite-lived intangible assets are being amortized on a straight-line basis over periods of up to 25 years. The weighted-average life of the intangible assets as of December 31, 2024 is approximately 16 years.
Amortization expense was $296 million and $295 million for years ended December 31, 2024 and December 31, 2023, respectively. Expected amortization expense for intangible assets over the next five years for the years ended December 31, assuming no further acquisitions or dispositions, is as follows:
(in millions)	2025	2026	2027	2028	2029
Amortization expense	$296	$296	$296	$296	$296
4.   Taxes on Income
Income before taxes on income resulting from domestic and foreign operations is as follows:
	Year Ended December 31,
(in millions)	2024	2023
Domestic operations	$225	$184
Foreign operations	59	40
Total income before taxes	$284	$224

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
The provision for taxes on income consists of the following:
	Year Ended December 31,
(in millions)	2024	2023
Federal:
Current	$114	$100
Deferred	(70)	(64)
Total federal	44	36
Foreign:
Current	24	21
Deferred	(9)	(10)
Total foreign	15	11
State and local:
Current	40	36
Deferred	(23)	(22)
Total state and local	17	14
Total provision for taxes	$76	$61
A reconciliation of the U.S. federal statutory tax rate to our effective tax rate on income before provision for income taxes is as follows:
	Year Ended December 31,
	2024	2023
U.S. federal statutory income tax rate	21.0%	21.0%
State and local income taxes	6.0	6.3
Foreign operations	2.4	2.7
Stock-based compensation	(0.6)	(0.2)
Tax credits and incentives	(2.7)	(3.4)
Other, net	0.7	0.9
Effective income tax rate	26.8%	27.3%
We have elected to recognize the tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred. GILTI expense is included in Other, net above.
The principal temporary differences between the accounting for income and expenses for financial reporting and income tax purposes are as follows:
	December 31,
(in millions)	2024	2023
Deferred tax assets:
Accrued expenses	$14	$13
Research & Development expenditures	34	17
Other assets	12	9
Total deferred tax assets	60	39
Deferred tax liabilities:
Goodwill and intangible assets	(1,141)	(1,223)
Other liabilities	(15)	(14)
Total deferred tax liabilities	(1,156)	(1,237)

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
	December 31,
(in millions)	2024	2023
Net deferred income tax liability	$(1,096)	$(1,198)
Reported as:
Non-current deferred tax assets	$—	$—
Non-current deferred tax liabilities	(1,096)	(1,198)
Net deferred income tax liability	$(1,096)	$(1,198)

We record valuation allowances against deferred income tax assets when we determine that it is more likely than not that such deferred income tax assets will not be realized based upon all the available evidence. Valuation allowances are immaterial for all periods presented.
As of December 31, 2024 and 2023, we have approximately $6 million and $3 million, respectively, of undistributed earnings of our foreign subsidiaries, of which none is reinvested indefinitely in our foreign operations. It was determined that there is no deferred taxes related to these undistributed earnings as of December 31, 2024 and December 31, 2023.
We made net income tax payments totaling $29 million in 2024, and $15 million in 2023. As of December 31, 2024, we had net operating loss carryforwards of $6 million, of which a significant portion has an unlimited carryover period under current law.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:
	Year Ended December 31,
	2024	2023
Balance at beginning of year	$4	$3
Additions based on tax positions related to the current year	1	1
Balance at end of year	$5	$4
The total amount of federal, state and local, and foreign unrecognized tax benefits as of December 31, 2024 and 2023 was $5 million and $4 million, respectively, exclusive of interest and penalties. During the year ended December 31, 2024, the change in unrecognized tax benefits resulted in a net increase of tax expense of $1 million.
We recognize accrued interest and penalties related to unrecognized tax benefits in interest expense and operating-related expense, respectively. Based on the current status of income tax audits, we do not believe that the total amount of unrecognized tax benefits on the balance sheet will be reduced in the next twelve months as a result of the resolution of local tax examinations and expiration of applicable statutes of limitations. In addition to the unrecognized tax benefits, we had accrued interest and penalties associated with unrecognized tax benefits which was insignificant as of December 31, 2024 and 2023, respectively.
The U.S. federal income tax audits for 2018 through 2024 are in process. During 2024, we completed state and foreign tax audits and, with few exceptions, we are no longer subject to federal, state, or foreign income tax examinations by tax authorities for the years before 2016. The impact to tax expense in 2024 and 2023 was not material.
We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
5.   Employee Benefits
Defined Contribution Plan
The majority of employees of Mobility were participants in voluntary 401(k) plan sponsored by S&P Global under which S&P Global may match employee contributions up to certain levels of compensation. For the years ended December 31, 2024 and 2023, expenses related to this plan for Mobility employees included in the combined statements of income were $20 million and $18 million, respectively. Expense associated with the allocation of defined contribution expense for S&P Global corporate employees is included in the combined statements of income through corporate allocations. Refer to Note 10 — Related Party Transactions and Parent Company Investment for further details regarding the corporate allocations recorded in the combined financial statements.
6.   Stock-Based Compensation
S&P Global sponsors the following stock plans in which certain employees of Mobility participate. The expense associated with these Mobility employees are included in the combined statements of income. Expense associated with the allocation of stock-based compensation expense for S&P Global corporate employees is included in the combined statements of income through corporate allocations. Refer to Note 10 — Related Party Transactions and Parent Company Investment for further details regarding the corporate allocations recorded in the combined financial statements.
•
2019 Employee Stock Incentive Plan (the “2019 Plan”) — The 2019 Plan permits the granting of stock options, stock appreciation rights, restricted stock awards, performance awards, and other stock-based awards.

•
Director Deferred Stock Ownership Plan (the “Director Plan”) — Under the Director Plan, common stock reserved may be credited to deferred stock accounts for eligible non-employee members of the Board of Directors. In general, the plan requires that 50% of eligible Directors’ annual compensation and dividend equivalents be credited to deferred stock accounts. Each Director may also elect to defer all or a portion of the remaining compensation and have an equivalent number of shares credited to their deferred stock account. Recipients under this plan are not required to provide consideration to us other than rendering service. Shares will be delivered as of the date a recipient ceases to be a member of the Board of Directors or within five years thereafter, if so elected. The plan will remain in effect until terminated by the Board of Directors or until no shares of stock remain available under the plan.

•
2014 Equity Incentive Award Plan and the Amended and Restated IHS Inc.   2004 Long-Term Incentive Plan (the “IHS Markit’s equity plans”) — In connection with S&P Global’s merger with IHS Markit on February 28, 2022, S&P Global assumed the outstanding restricted stock units, performance-based restricted stock units, deferred stock units, and stock options granted under IHS Markit’s equity plans, converted using the 0.2838 merger exchange ratio. From the merger date, no additional awards under these plans may be granted; however, the outstanding awards that were converted at the merger date continue to vest in accordance with the terms of the merger agreement.

Stock-based compensation expense and the corresponding tax benefit for the dedicated Mobility employees included in the combined statements of income are as follows:
	Year ended December 31,
(in millions)	2024	2023
Restricted stock and other stock-based awards expense	$28	$20
Tax benefit	$8	$6
Restricted Stock and Other Stock-Based Awards
Restricted stock and other stock-based awards (performance and non-performance) have been granted under the 2019 Plan. Performance unit awards only vest if we achieve certain financial goals over the performance period. Restricted stock non-performance awards have various vesting periods (generally

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
three years). Recipients of restricted stock and unit awards are not required to provide consideration to us other than rendering service.
The stock-based compensation expense for restricted stock and other stock-based awards is determined based on the market price of S&P Global’s stock at the grant date of the award applied to the total number of awards that are anticipated to fully vest. For performance awards, adjustments are made to expense consistent with the expected percent achievement of the performance goals.
Restricted stock and other stock-based award activity for the dedicated Mobility employees is as follows:
(in thousands, except per award amounts)	Shares	Weighted- average grant- date fair value
Balance as of December 31, 2023	116	$361.39
Granted	52	$419.95
Vested	(63)	$372.14
Forfeited	(6)	$363.49
Employee transfers, net	8	$389.48
Balance as of December 31, 2024	107	$385.68
(in millions, except years)
Total unrecognized compensation expense related to restricted awards	$21
Weighted-average years to be recognized over	1.11
	Year ended December 31,
(in millions, except per award amounts)	2024	2023
Weighted-average grant-date fair value per award	$419.95	$337.63
Total fair value of restricted stock and other stock-based awards vested	$31	$27
Tax benefit relating to restricted award activity	$8	$7
7.   Restructuring
We continuously evaluate our cost structure to identify cost savings associated with streamlining our management structure. Our 2024 and 2023 restructuring plans consisted of Mobility workforce reductions of approximately 40 and 60 positions, respectively. The charges for each restructuring plan are classified as selling and general expenses within the combined statements of income and the reserves are included in other current liabilities in the combined balance sheets. Charges associated with the allocation of expense for S&P Global corporate employees is included as part of corporate allocations within the combined statements of income and as a component of Parent company investment in the combined balance sheets.
In certain circumstances, reserves are no longer needed because employees previously identified for separation resigned from the Company and did not receive severance or were reassigned due to circumstances not foreseen when the original plans were initiated. In these cases, we reverse reserves through the combined statements of income during the period when it is determined they are no longer needed.
For the year ended December 31, 2024, we recorded a pre-tax restructuring charge primarily related to Mobility employee severance charges for the 2024 restructuring plan of $6 million and reduced the reserve by less than $1 million. We also reduced the reserve for the 2023 restructuring plan by $7 million primarily related to cash payments or Mobility employee severance charges during the year ended December 31, 2024. For the year ended December 31, 2023, we recorded a pre-tax restructuring charge primarily related to Mobility employee severance charges for the 2023 restructuring plan of $9 million and reduced the reserve by $2 million. As of December 31, 2024, the 2024 restructuring plan had reserve balance of $6 million for Mobility employees.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
8.   Segment and Geographic Information
As discussed in Note 1 — Basis of Presentation and Significant Accounting Policies, we have two reportable segments: CARFAX and B2B.
The Company has historically operated as part of S&P Global and historically the Chief Operating Decision Maker (“CODM”) was the President of S&P Global Mobility, who is also the Chief Executive Officer designate following the Separation. As the Company is transitioning into an independent, publicly traded company, the Company evaluated how to view and measure performance. This evaluation necessitated a realignment of the Company’s historical segment structure and the Company determined it is organized into two operating segments, which are also its reportable segments. This realignment is consistent with how the Company: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of the CODM’s direct reports. Pursuant to these changes, effective in 2025, the Company operates in two reportable segments. Prior period presentations conform to the current segment reporting structure.
Our CODM evaluates performance of our segments and allocates resources (including employees, property, and financial or capital resources) based primarily on operating profit for each segment. Segment operating profit does not include Corporate Unallocated expense, Other income, net, or Interest expense, net as these are amounts that do not affect the operating results of our reportable segments. We use the same accounting policies for our segments as those described in Note 1 — Basis of Presentation and Significant Accounting Policies.
Operating results for the years ended December 31, 2024 and 2023 is as follows:
	CARFAX	B2B	Total
(in millions)	2024
Revenue	$1,039	$574	$1,613
Less: segment expenses(1)	567	408	975
Less: other segment items(2)	190	120	310
Segment operating profit	$282	$46	$328
Corporate Unallocated expense(3)			30
Operating profit			298
Other income, net			(1)
Interest expense, net			15
Income before taxes on income			$284
	CARFAX	B2B	Total
(in millions)	2023
Revenue	$928	$557	$1,485
Less: segment expenses(1)	506	397	903
Less: other segment items(2)	190	121	311
Segment operating profit	$232	$39	$271
Corporate Unallocated expense(3)			32
Operating profit			239
Other income, net			(2)
Interest expense, net			17
Income before taxes on income			$224

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83

(1)
The segment expense category for CARFAX and B2B for the years ended December 31, 2024 and 2023 primarily include an aggregation of compensation costs, technology costs and strategic investments. The CODM considers actual-to-actual and budget-to-actual variances when making decisions about allocating personnel and capital to the segments, however, the CODM does not receive the individual expense items underlying the overall segment expenses. Variance explanations include segment expenses including compensation costs, technology costs and strategic investments, but the CODM is otherwise not provided, and cannot easily calculate, lower-level expense information.

(2)
Other segment items for each reportable segment primarily include amortization of intangibles from acquisitions and certain items primarily including acquisition integration costs, employee severance charges and acquisition and disposition related costs.

(3)
Corporate Unallocated expense includes costs for corporate functions, select initiatives and unoccupied office space, included in selling and general expenses.

The following table presents our revenue disaggregated by revenue type for the years ended December 31:
	CARFAX	B2B	Total
(in millions)	2024
Subscription	$843	$460	$1,303
Non-subscription	196	114	310
Total revenue	$1,039	$574	$1,613
Timing of revenue recognition
Services transferred at a point in time	$196	$114	$310
Services transferred over time	843	460	1,303
Total revenue	$1,039	$574	$1,613
	CARFAX	B2B	Total
(in millions)	2023
Subscription	$748	$422	$1,170
Non-subscription	180	135	315
Total revenue	$928	$557	$1,485
Timing of revenue recognition
Services transferred at a point in time	$180	$135	$315
Services transferred over time	748	422	1,170
Total revenue	$928	$557	$1,485
Segment information for the years ended December 31 is as follows:
	Depreciation & Amortization		Capital Expenditures
(in millions)	2024	2023	2024	2023
CARFAX	$198	$197	$10	$9
B2B	111	$110	5	9
Total	$309	$307	$15	$18

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Segment information as of December 31 is as follows:
	Total Assets
(in millions)	2024	2023
CARFAX	$8,633	$8,831
B2B	4,622	4,730
Total reportable segments	13,255	13,561
Corporate	—	1
Total	$13,255	$13,562
We do not have operations in any foreign country that represent more than 10% of our consolidated revenue.
The following provides revenue and long-lived assets by geographic region. Long-lived assets include property and equipment, net and right of use assets:
	Revenue		Long-lived Assets
(in millions)	2024	2023	2024	2023
U.S.	$1,329	$1,224	$39	$42
International	284	261	1	1
Total	$1,613	$1,485	$40	$43
See Note 2 — Acquisitions and Divestitures and Note 7 — Restructuring, for actions that impacted the segment operating results.
9.   Commitments and Contingencies
Leases
We determine whether an arrangement meets the criteria for an operating lease or a finance lease at the inception of the arrangement. We have operating leases for office space and equipment. Our leases have remaining lease terms of 1 year to 10 years, some of which include options to extend the leases for up to 10 years, and some of which include options to terminate the leases early.
Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expenses for these leases on a straight line-basis over the lease term in operating-related expenses and selling and general expenses.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. Our future minimum based payments used to determine our lease liabilities include minimum based rent payments and escalations. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
The following table provides information on the location and amounts of our leases on our combined balance sheets as of December 31, 2024 and 2023:
(in millions)		2024	2023
Balance Sheet Location
Assets
Right of use assets	Lease right-of-use assets	$20	$20
Liabilities
Other current liabilities	Current lease liabilities	7	7
Lease liabilities – non-current	Non-current lease liabilities	16	17

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Lease expense for our operating leases was $6 million for the years ended December 31, 2024 and 2023.
Supplemental information related to leases for the years ended December 31 are as follows:
(in millions)	2024	2023
Cash paid for amounts included in the measurement for operating lease liabilities
Operating cash flows for operating leases	7	7
Right of use assets obtained in exchange for lease obligations
Operating leases	2	—
Weighted-average remaining lease term and discount rate for our operating leases as of December 31 are as follows:
	2024	2023
Weighted-average remaining lease term (years)	4.1	2.9
Weighted-average discount rate	2.78%	2.43%
Maturities of lease liabilities for our operating leases are as follows:
(in millions)
2025	7
2026	7
2027	2
2028	2
2029	2
2030 and beyond	4
Total undiscounted lease payments	24
Less: Imputed interest	1
Present value of lease liabilities	23
Legal & Regulatory Matters
In the normal course of business both in the United States and abroad, the Company and its subsidiaries are defendants in legal proceedings and are subjected to government and regulatory proceedings, investigations and inquiries.
In view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of such matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity (if any) restrictions may be. As a result, we cannot provide assurance that such outcomes will not have a material adverse effect on our combined financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our combined financial condition, cash flows, business or competitive position, which may require that we record liabilities in the combined financial statements in future periods.
10.   Related Party Transactions and Parent Company Investment
Historically, the Company engaged in several transactions with S&P Global. The following table summarizes the composition and amounts of the Company’s transactions with S&P Global. The significant components of these amounts are discussed below. These amounts are reflected in Revenue, Operating-related expenses, Selling and general expenses, Other income, net and Interest expense, net in the combined statements of income for the years ended December 31, 2024 and 2023:

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
	Years Ended December 31,
(in millions)	2024	2023
Data sharing revenues	$3	$3
Expenses
Data sharing expenses(1)	1	1
Corporate allocations from the Parent(2)	90	89
Total expenses	91	90
Related party dividend income(3)	(1)	(3)
Related party loan interest expense, net	17	18

(1)
Data sharing expenses are included in Operating-related expenses within the combined statements of income.

(2)
Corporate allocations are included in Selling and general expenses within the combined statements of income.

(3)
Related party dividend income is included in Other income, net, within the combined statements of income.

Data Sharing Revenue and Expenses
The Company participates in data sharing arrangements with S&P Global, in which customer data is collected, synthesized and distributed throughout the S&P Global organization. Historically, the Company has recorded revenue and expenses related to these arrangements that were eliminated in consolidation by S&P Global, as such transactions were intercompany in nature. Such amounts have been reinstated for purposes of the combined financial statements and treated as related-party in nature.
Corporate Allocations
The Company has historically operated as part of S&P Global and not as a stand-alone company. Certain shared costs have been allocated to the Company by S&P Global and are reflected as expenses in these financial statements. The combined statements of income of the Company reflect allocations of general corporate expenses from S&P Global, certain of which were not historically allocated to the Company, including, but not limited to, executive management, finance, legal, information technology, human resources, corporate initiatives, and other shared services. Allocations made based on direct usage when identifiable, and otherwise on a pro rata basis of combined revenue or headcount and other measures, were $90 million and $89 million for such shared services for the years ended December 31, 2024 and 2023, respectively, within Selling and general expenses in the combined statements of income. Management considers these allocations to be a reasonable representation of the utilization of services by or the benefits provided to the Company.
Historically, a portion of these allocated corporate expenses between S&P Global and the Company was settled in cash through transfer pricing arrangements. For any balances that were historically cash-settled, the balances are reflected as Due from related parties, current and Due to related parties, current in the combined balance sheets, while any balances that were historically not settled in cash are reflected as a component of Parent company investment in the combined balance sheets.
Related Party Dividend Income
Historically the Company held a 1.4% equity interest in IHS Markit Global, LLC (“IHS Markit US”), a subsidiary of S&P Global. The Company historically received intercompany cash dividends from IHS Markit US of $1 million and $3 million for the years ended December 31, 2024, and 2023, respectively, which is reflected in Other income, net in the combined statements of income. The Company expects that the equity interest in IHS Markit US will not transfer to the Company upon Separation.
Canada Carfax Loan
On October 1, 2018, Carfax Canada ULC (“Carfax Canada”), a subsidiary of the Company, entered into a loan agreement with IHS Canada Market ULC (“IHS Canada”), a subsidiary of S&P Global, under

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
which IHS Canada granted Carfax Canada a loan bearing interest at a rate of 6.0% per annum with a principal amount of CAD$403 million (“Canada Carfax Loan”). Canada Carfax Loan matures on October 5, 2027, and is payable in full with accrued interest at maturity. As of December 31, 2024, and 2023, the Company had an outstanding loan balance payable to S&P Global of $236 million and $305 million, respectively, inclusive of accrued interest, which is reflected in Due to related parties — non-current in the combined balance sheets. The Company recorded related party interest expense of $17 million and $18 million related to the Canada Carfax Loan for the year ended December 31, 2024 and 2023, respectively. During the year ended December 31, 2024, the Company made voluntary prepayments on the principal balance of the Canada Carfax Loan of $45 million, and during the year ended December 31, 2024 and 2023, made payments of interest of $17 million and $18 million, respectively. The cash flows related to the principal balance of this loan are reflected as financing activities on the combined statement of cash flows.
Europe Carfax Loan
On February 21, 2021, Carfax Europe GmbH (“Carfax Germany”), a subsidiary of the Company, entered into a loan agreement with IHS Group Holdings Ltd. (“IHS Holdings”), a subsidiary of S&P Global, under which Carfax Germany granted the IHS Holdings a credit facility of up to a maximum aggregate principal amount of EUR 10 million (“Europe Carfax Loan”). Europe Carfax Loan matures on February 14, 2026, and any drawings made under the Europe Carfax Loan is payable in full at maturity. Drawings under the Europe Carfax Loan accrues interests at a rate of six-month LIBOR plus 0.5% per annum and is payable semi-annually on May 31 and November 30 of each year. As of December 31, 2024, and 2023, the Company had an outstanding loan receivable from S&P Global of $4 million and $5 million, respectively, inclusive of accrued interest, which is reflected in Due from related parties — non-current in the combined balance sheets. The related party interest income was not material to our combined financial statements. During the year ended December 31, 2024 and 2023, there was no cash paid related to the principal or interest associated with this loan agreement.
Cash Management
The Parent has a centralized approach to cash management and financing of operations. Historically, the Company’s cash was regularly ‘swept.’ Cash and cash equivalents were attributed to the Company for each of the periods presented for cash that was held in accounts legally owned by the Company. Amounts contributed to/from the cash sweeps are not expected to be remitted to the Company upon Separation and were included as components of Parent company investment.
Parent Company Investment
Certain significant balances and transactions between the Company and S&P Global and its subsidiaries, which include allocations of corporate general and administrative expenses, share-based compensation and other historical intercompany activities, are recorded as components of Parent company investment, except for the transactions noted above related to historically cash-settled arrangements between the Company and S&P Global. The changes in Parent company investment also includes, financing activities for capital transfers, cash sweeps, and other treasury services as described above. The components of Parent company investment for the years ended December 31, 2024, and 2023 are as follow:
	Years Ended December 31,
(in millions)	2024	2023
Cash pooling and general financing activities	$(637)	$(599)
Cash contributions from S&P Global used to fund acquisitions	6	214
Unbilled corporate allocations	77	77
Stock-based compensation	28	20
Assumed income tax payments	181	151
Net decrease in Parent company investment	$(345)	$(137)

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
11.   Subsequent Events
The Company evaluated subsequent events for the period from December 31, 2024 through October 23, 2025, the date the combined financial statements were available for issuance, for potential recognition or disclosure in the combined financial statements. No significant subsequent events were noted.

Confidential Treatment Requested by S&P Global Mobility Holding Company
Pursuant to 17 C.F.R. Section 200.83
Mobility Business of S&P Global
Schedule II — Valuation and Qualifying Accounts
(in millions)
Additions/(deductions)	Balance at beginning of year	Net charges to income	Deductions and other(1)	Balance at end of year
Year ended December 31, 2024
Allowance for doubtful accounts	$4	$4	$(5)	$3
Year ended December 31, 2023
Allowance for doubtful accounts	$2	$4	$(2)	$4

(1)
Primarily includes uncollectible accounts written off, net of recoveries and adjustments for foreign currency translation. Valuation allowances related to deferred tax assets are immaterial for all periods.

S-1